Exhibit 99.1

EXPLANATORY NOTE

Johnson Controls International plc (the "Company") is filing this exhibit (the "Exhibit") to revise certain financial information and related disclosures included in the Annual Report on Form 10-K of the Company for the year ended September 30, 2016 ("Annual Report"), which was filed with the Securities and Exchange Commission ("SEC") on November 23, 2016. During the first quarter of fiscal 2017, the Company determined that its Automotive Experience business ("Adient") met the criteria to be classified as a discontinued operation, which required retrospective application to financial information for all periods presented. Also in the first quarter of fiscal 2017, the Company began evaluating the performance of its business segments primarily on segment earnings before interest, taxes and amortization ("EBITA"), which represents income from continuing operations before income taxes and noncontrolling interests, excluding general corporate expenses, intangible asset amortization, net financing charges, significant restructuring and impairment costs, and the net mark-to-market adjustments related to pension and postretirement plans. Historical information has been revised to present the comparable periods on a consistent basis. During the first quarter of fiscal 2017, the Company adopted Accounting Standards Update ("ASU") No. 2015-03, "Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs," and ASU No. 2015-07, "Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)," and applied the changes retrospectively to all periods.

This Exhibit is being filed solely to recast financial information and revise certain related disclosures contained in the Annual Report to reflect Adient as a discontinued operation, the change in segment performance measure implemented during the Company's first quarter of 2017, and the retrospective changes for all periods presented for the adoption of ASU No. 2015-03 and 2015-07.

Unaffected items and unaffected portions of the Annual Report have not been repeated in, and are not amended or modified by, this Exhibit. The information in this Exhibit with respect to the Company should be read in conjunction with the Annual Report and the subsequent Quarterly Report on Form 10-Q of the Company for the quarterly period ended December 31, 2016, which was filed with the SEC on February 8, 2017. Other than as required to reflect Adient as a discontinued operation, the change in segment performance measure, and the retrospective changes of the adoption of ASU No. 2015-03 and 2015-07, each as described above, this Exhibit does not reflect events that have occurred subsequent to the original filing date of the Annual Report, and does not modify or update in any way the disclosures made in the Annual Report. For information on events occurring since the filing of the Annual Report, please refer to the Company's subsequent filings with the SEC. The information contained within this Exhibit is not an amendment to, or a restatement of, the Annual Report.

JOHNSON CONTROLS INTERNATIONAL PLC
Index to Annual Report on Form 10-K
Year Ended September 30, 2016

PART I

ITEM 1	BUSINESS

General

Johnson Controls International plc, headquartered in Cork, Ireland, is a global diversified technology and multi industrial leader serving a wide range of customers in more than 150 countries. The Company creates intelligent buildings, efficient energy solutions, integrated infrastructure and next generation transportation systems that work seamlessly together to deliver on the promise of smart cities and communities. The Company is committed to helping our customers win and creating greater value for all of its stakeholders through strategic focus on our buildings and energy growth platforms.

Johnson Controls was originally incorporated in the state of Wisconsin in 1885 as Johnson Electric Service Company to manufacture, install and service automatic temperature regulation systems for buildings. The Company was renamed to Johnson Controls, Inc. in 1974. In 1978, the Company acquired Globe-Union, Inc., a Wisconsin-based manufacturer of automotive batteries for both the replacement and original equipment markets. The Company entered the automotive seating industry in 1985 with the acquisition of Michigan-based Hoover Universal, Inc. In 2005, the Company acquired York International, a global supplier of heating, ventilating, air-conditioning and refrigeration equipment and services. In 2014, the Company acquired Air Distribution Technologies, Inc. ("ADTi"), one of the largest independent providers of air distribution and ventilation products in North America.

The Company is going through a multi-year portfolio transformation. Included in this transformation are several strategic transactions including the divestiture of its Global Workplace Solutions ("GWS") business and the contribution of its Automotive Experience Interiors business to the newly created joint venture with Yanfeng Automotive Trim Systems, both of which occurred during fiscal 2015. On October 1, 2015, the Company formed a joint venture with Hitachi to expand its Buildings product offerings.

On September 2, 2016, Johnson Controls, Inc. ("JCI Inc.") and Tyco International plc ("Tyco") completed their combination pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 24, 2016, as amended by Amendment No. 1, dated as of July 1, 2016, by and among JCI Inc., Tyco and certain other parties named therein, including Jagara Merger Sub LLC, an indirect wholly owned subsidiary of Tyco ("Merger Sub").  Pursuant to the terms of the Merger Agreement, on September 2, 2016, Merger Sub merged with and into JCI Inc., with JCI Inc. being the surviving corporation in the merger and a wholly owned, indirect subsidiary of Tyco (the "Merger"). Following the Merger, Tyco changed its name to “Johnson Controls International plc.” The merger was accounted for as a reverse acquisition using the acquisition method of accounting in accordance with Accounting Standards Codification ("ASC") 805, "Business Combinations." JCI Inc. was the accounting acquirer for financial reporting purposes. Accordingly, the historical consolidated financial statements of JCI Inc. for periods prior to this transaction are considered to be the historic financial statements of the Company. Refer to Note 2, "Merger Transaction," of the notes to consolidated financial statements for additional information.

The acquisition of Tyco brings together best-in-class product, technology and service capabilities across controls, fire, security, HVAC, power solutions and energy storage, to serve various end-markets including large institutions, commercial buildings, retail, industrial, small business and residential.  The combination of the Tyco and Johnson Controls buildings platforms is expected to create immediate opportunities for near-term growth through cross-selling, complementary branch and channel networks, and expanded global reach for established businesses. The new Company is also expected to benefit by combining innovation capabilities and pipelines involving new products, advanced solutions for smart buildings and cities, value-added services driven by advanced data and analytics and connectivity between buildings and energy storage through infrastructure integration.

On October 31, 2016, the Company completed the spin-off of its Automotive Experience business ("Adient") by way of the transfer of the Automotive Experience business from Johnson Controls to Adient plc and the issuance of ordinary shares of Adient directly to holders of Johnson Controls ordinary shares on a pro rata basis. Prior to the open of business on October 31, 2016, each of the Company's shareholders received one ordinary share of Adient plc for every 10 ordinary shares of Johnson Controls held as of the close of business on October 19, 2016, the record date for the distribution. Company shareholders received cash in lieu of fractional shares of Adient, if any. Following the separation and distribution, Adient plc is now an independent public company trading on the New York Stock Exchange ("NYSE") under the symbol "ADNT." The Company did not retain any equity interest in Adient plc. During the first quarter of fiscal 2017, the Company determined that its Automotive Experience business met the criteria to be classified as a discontinued operation, which required retrospective application to financial information for all periods presented.

The Building Efficiency business is a global market leader in designing, producing, marketing and installing integrated heating, ventilating and air conditioning ("HVAC") systems, building management systems, controls, security and mechanical equipment. In addition, the Buildings business provides technical services and energy management consulting. The Company also provides residential air conditioning and heating systems and industrial refrigeration products.

The Tyco business is a global market leader in providing security products and services, fire detection and suppression products and services, and life and safety products. Tyco designs, sells, installs, services and monitors electronic security systems and fire detection and suppression systems. In addition, Tyco manufactures and sells fire protection, security and life safety products, including intrusion security, anti-theft devices, breathing apparatus and access control and video management systems. The products and services are for commercial, industrial, retail, residential, small business, institutional and governmental customers worldwide.

The Power Solutions business is a leading global supplier of lead-acid automotive batteries for virtually every type of passenger car, light truck and utility vehicle. The Company serves both automotive original equipment manufacturers ("OEMs") and the general vehicle battery aftermarket. The Company also supplies advanced battery technologies to power start-stop, hybrid and electric vehicles.

Financial Information About Business Segments

ASC 280, "Segment Reporting," establishes the standards for reporting information about segments in financial statements. In applying the criteria set forth in ASC 280, the Company has determined that it has six reportable segments for financial reporting purposes. The Company’s six reportable segments are presented in the context of its two primary businesses - Buildings and Power Solutions. Refer to Note 19, "Segment Information," of the notes to consolidated financial statements for financial information about business segments. For the purpose of the following discussion of the Company’s businesses, the five Buildings reportable segments are presented together due to their similar customers and the similar nature of their products, production processes and distribution channels.

Products/Systems and Services

Buildings

Building Efficiency

Building Efficiency is a global leader in delivering integrated control systems, mechanical equipment, products and services designed to improve the comfort, safety and energy efficiency of non-residential buildings and residential properties with operations in 53 countries. Revenues come from technical services, and the replacement and upgrade of HVAC controls and mechanical equipment in the existing buildings market, where the Company’s large base of current customers leads to repeat business, as well as with installing controls and equipment during the construction of new buildings. Customer relationships often span entire building lifecycles.

Building Efficiency sells its control systems, mechanical equipment and services primarily through the Company’s extensive global network of sales and service offices. Some building controls, products and mechanical systems are sold to distributors of air-conditioning, refrigeration and commercial heating systems throughout the world. In fiscal 2016, approximately 72% of Building Efficiency’s sales were derived from HVAC products and installed control systems for construction and retrofit markets, including 11% of total sales related to new commercial construction. Approximately 28% of its sales in fiscal 2016 originated from its service offerings. In fiscal 2016, Building Efficiency accounted for 64% of the Company’s consolidated net sales from continuing operations.

The Company’s systems include York® chillers, industrial refrigeration products, air handlers and other HVAC mechanical equipment that provide heating and cooling in non-residential buildings. The Metasys® control system monitors and integrates HVAC equipment with other critical building systems to maximize comfort while reducing energy and operating costs. The Company also produces air conditioning and heating equipment and products, including Titus® and Ruskin® brands, for the residential market. As the largest global supplier of HVAC technical services, Building Efficiency staffs, optimizes and repairs building systems made by the Company and its competitors. The Company offers a wide range of solutions such as performance contracting under which guaranteed energy savings are used by the customer to fund project costs over a number of years.

Tyco

Tyco is a leading global provider of security products and services, fire detection and suppression products and services and life safety products. The business offers a broad portfolio of products and services, sold under well-known brands such as Tyco, SimplexGrinnell, Sensormatic, Wormald, Ansul, Simplex, Scott and ADT (other than in the U.S., Canada and Korea), and serves security, fire detection and suppression and life safety needs across commercial, industrial, retail, small business, institutional and governmental markets, as well as non-U.S. residential markets. Tyco holds market-leading positions in large, fragmented industries and believes it is well positioned to leverage its global footprint, deep industry experience, strong customer relationships and innovative technologies to expand its business in both developed and emerging markets. Tyco shares the ADT® trademark with The ADT Corporation and operates under a brand governance agreement between the two companies.

As the merger with Tyco was completed on September 2, 2016, the business accounted for only 4% of the Company’s consolidated net sales from continuing operations in fiscal 2016.

Power Solutions

Power Solutions services both automotive OEMs and the battery aftermarket by providing energy storage technology, coupled with systems engineering, marketing and service expertise. The Company is the largest producer of lead-acid automotive batteries in the world, producing and distributing approximately 152 million lead-acid batteries annually in approximately 69 wholly- and majority-owned manufacturing or assembly plants, distribution centers and sales offices in 19 countries worldwide. Investments in new product and process technology have expanded product offerings to absorbent glass mat ("AGM") and enhanced flooded battery ("EFB") technologies that power start-stop vehicles, as well as lithium-ion battery technology for certain hybrid and electric vehicles. The business has also invested to develop sustainable lead and poly recycling operations in the North American and European markets. Approximately 75% of unit sales worldwide in fiscal 2016 were to the automotive replacement market, with the remaining sales to the OEM market.

Power Solutions accounted for 32% of the Company’s fiscal 2016 consolidated net sales from continuing operations. Batteries and key components are manufactured at wholly- and majority-owned plants in North America, South America, Asia and Europe.

Competition

Buildings

Building Efficiency

The Building Efficiency business conducts its operations through thousands of individual contracts that are either negotiated or awarded on a competitive basis. Key factors in the award of contracts include system and service performance, quality, price, design, reputation, technology, application engineering capability and construction or project management expertise. Competitors for HVAC equipment and controls in the residential and non-residential marketplace include many regional, national and international providers; larger competitors include Honeywell International, Inc.; Siemens Building Technologies, an operating group of Siemens AG; Schneider Electric SA; Carrier Corporation, a subsidiary of United Technologies Corporation; Trane Incorporated, a subsidiary of Ingersoll-Rand Company Limited; Daikin Industries, Ltd.; Lennox International, Inc.; GC Midea Holding Co, Ltd.; Gree Electric Appliances, Inc. and Greenheck Fan Corporation. In addition to HVAC equipment, Building Efficiency competes in a highly fragmented HVAC services market, which is dominated by local providers. The loss of any individual contract would not have a material adverse effect on the Company.

Tyco

The Tyco business operates in markets that are generally highly competitive and fragmented with a small number of large, global firms and thousands of smaller regional and local companies; larger competitors include: Siemens Building Technologies, an operating group of Siemens AG; Honeywell International, Inc., Stanley Black & Decker, Inc., 3M Company and United Technologies Corporation. Competition is based on price, quality, specialized product capacity, breadth of product line, training, support and delivery, with the relative importance of these factors varying depending on the project complexity, product line, the local market and other factors. Tyco's systems integration capabilities, which allows it to offer global solutions to customers that fully integrate the business's security and/or fire offerings into existing information technology networks, business operations and management tools, and process automation and control systems, sets it apart from all but a small number of other large, global competitors.

Power Solutions

Power Solutions is the principal supplier of batteries to many of the largest merchants in the battery aftermarket, including Advance Auto Parts, AutoZone, Robert Bosch GmbH, DAISA S.A., Costco, NAPA, O’Reilly/CSK, Interstate Battery System of America, Sears, Roebuck & Co. and Wal-Mart stores. Automotive batteries are sold throughout the world under private labels and under the Company’s brand names (Optima®, Varta®, LTH® and Heliar®) to automotive replacement battery retailers and distributors and to automobile manufacturers as original equipment. The Power Solutions business competes with a number of major U.S. and non-U.S. manufacturers and distributors of lead-acid batteries, as well as a large number of smaller, regional competitors. The Power Solutions business primarily competes in the battery market with Exide Technologies, GS Yuasa Corporation, Camel Group

Company Limited, East Penn Manufacturing Company and Banner Batteries GB Limited. The North American, European and Asian lead-acid battery markets are highly competitive. The manufacturers in these markets compete on price, quality, technical innovation, service and warranty.

Backlog

The Company’s backlog relating to the Buildings business is applicable to its sales of systems and services. At September 30, 2016, the backlog was $8.1 billion and reflects harmonization of the Company's method for determining backlog subsequent to the Tyco Merger. The majority of the backlog relates to fiscal 2017. The backlog amount outstanding at any given time is not necessarily indicative of the amount of revenue to be earned in the upcoming fiscal year.

Raw Materials

Raw materials used by the businesses in connection with their operations, including lead, steel, tin, aluminum, brass, copper, sulfuric acid, polypropylene and certain flurochemicals used in our fire suppression agents, were readily available during fiscal 2016, and the Company expects such availability to continue. In fiscal 2017, commodity prices could fluctuate throughout the year and could significantly affect the results of operations.

Intellectual Property

Generally, the Company seeks statutory protection for strategic or financially important intellectual property developed in connection with its business. Certain intellectual property, where appropriate, is protected by contracts, licenses, confidentiality or other agreements.

The Company owns numerous U.S. and non-U.S. patents (and their respective counterparts), the more important of which cover those technologies and inventions embodied in current products or which are used in the manufacture of those products. While the Company believes patents are important to its business operations and in the aggregate constitute a valuable asset, no single patent, or group of patents, is critical to the success of the business. The Company, from time to time, grants licenses under its patents and technology and receives licenses under patents and technology of others.

The Company’s trademarks, certain of which are material to its business, are registered or otherwise legally protected in the U.S. and many non-U.S. countries where products and services of the Company are sold. The Company, from time to time, becomes involved in trademark licensing transactions.

Most works of authorship produced for the Company, such as computer programs, catalogs and sales literature, carry appropriate notices indicating the Company’s claim to copyright protection under U.S. law and appropriate international treaties.

Environmental, Health and Safety Matters

Laws addressing the protection of the environment (environmental laws) and workers’ safety and health (worker safety laws) govern the Company’s ongoing global operations. They generally provide for civil and criminal penalties, as well as injunctive and remedial relief, for noncompliance or require remediation of sites where Company-related materials have been released into the environment.

The Company has expended substantial resources globally, both financial and managerial, to comply with environmental laws and worker safety laws and maintains procedures designed to foster and ensure compliance. Certain of the Company’s businesses are, or have been, engaged in the handling or use of substances that may impact workplace health and safety or the environment. The Company is committed to protecting its workers and the environment against the risks associated with these substances.

The Company’s operations and facilities have been, and in the future may become, the subject of formal or informal enforcement actions or proceedings for noncompliance with environmental laws and worker safety laws or for the remediation of Company-related substances released into the environment. Such matters typically are resolved with regulatory authorities through commitments to compliance, abatement or remediation programs and, in some cases, payment of penalties. See Item 3, "Legal Proceedings," of this report for a discussion of the Company’s potential environmental liabilities.

Environmental Capital Expenditures

The Company’s ongoing environmental compliance program often results in capital expenditures. Environmental considerations are a part of all significant capital expenditure decisions; however, expenditures in fiscal 2016 related solely to environmental compliance were not material. It is management’s opinion that the amount of any future capital expenditures related solely to environmental compliance will not have a material adverse effect on the Company’s financial results or competitive position in any one year.

Government Regulation and Supervision

The Company's operations are subject to numerous federal, state and local laws and regulations, both within and outside the United States, in areas such as: consumer protection, government contracts, international trade, environmental protection, labor and employment, tax, licensing and others. For example, most U.S. states and non-U.S. jurisdictions in which the Company operates have licensing laws directed specifically toward the alarm and fire suppression industries. The Company's security businesses currently rely extensively upon the use of wireline and wireless telephone service to communicate signals. Wireline and wireless telephone companies in the United States are regulated by the federal and state governments. In addition, government regulation of fire safety codes can impact the Company's fire businesses. These and other laws and regulations impact the manner in which the Company conducts its business, and changes in legislation or government policies can affect the Company's worldwide operations, both favorably and unfavorably. For a more detailed description of the various laws and regulations that affect the Company's business, see Item 1A. Risk Factors included in the Annual Report on Form 10-K of the Company for the year ended September 30, 2016 ("Annual Report"), which was filed with the Securities and Exchange Commission ("SEC") on November 23, 2016.

Employees

As of September 30, 2016, the Company employed approximately 209,000 people worldwide, of which approximately 63,000 were employed in the United States and approximately 146,000 were outside the United States. Approximately 28,000 employees are covered by collective bargaining agreements or works councils and we believe that our relations with the labor unions are generally good.

Seasonal Factors

Certain of Building Efficiency's sales are seasonal as the demand for residential air conditioning equipment generally increases in the summer months. This seasonality is mitigated by the other products and services provided by the Buildings business that have no material seasonal effect.

Financial Information About Geographic Areas

Refer to Note 19, "Segment Information," of the notes to consolidated financial statements for financial information about geographic areas.

Research and Development Expenditures

Refer to Note 1, "Summary of Significant Accounting Policies," of the notes to consolidated financial statements for research and development expenditures.

Available Information

The Company’s filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, definitive proxy statements on Schedule 14A, current reports on Form 8-K, and any amendments to those reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, are made available free of charge through the Investor Relations section of the Company’s Internet website at http://www.johnsoncontrols.com as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC. Copies of any materials the Company files with the SEC can also be obtained free of charge through the SEC’s website at http://www.sec.gov, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, or by calling the SEC’s Office of Investor Education and Advocacy at 1-800-732-0330. The Company also makes available, free of charge, its Ethics Policy, Corporate Governance Guidelines, Board of Directors committee charters and other information related to the Company on the Company’s Internet website or in printed form upon request. The Company is not including the information contained on the Company’s website as a part of, or incorporating it by reference into, the Annual Report on Form 10-K.

ITEM 3	LEGAL PROCEEDINGS

Environmental Matters

As noted in Item 1, liabilities potentially arise globally under various environmental laws and worker safety laws for activities that are not in compliance with such laws and for the cleanup of sites where Company-related substances have been released into the environment.

Currently, the Company is responding to allegations that it is responsible for performing environmental remediation, or for the repayment of costs spent by governmental entities or others performing remediation, at approximately 45 sites in the United States for continuing operations. Many of these sites are landfills used by the Company in the past for the disposal of waste materials; others are secondary lead smelters and lead recycling sites where the Company returned lead-containing materials for recycling; a few involve the cleanup of Company manufacturing facilities; and the remaining fall into miscellaneous categories. The Company may face similar claims of liability at additional sites in the future. Where potential liabilities are alleged, the Company pursues a course of action intended to mitigate them.

The Company accrues for potential environmental liabilities when it is probable a liability has been incurred and the amount of the liability is reasonably estimable. As of September 30, 2016, reserves for environmental liabilities for continuing operations totaled $51 million, of which $11 million was recorded within other current liabilities and $40 million was recorded within other noncurrent liabilities in the consolidated statements of financial position. The Company reviews the status of its environmental sites on a quarterly basis and adjusts its reserves accordingly. Such potential liabilities accrued by the Company do not take into consideration possible recoveries of future insurance proceeds. They do, however, take into account the likely share other parties will bear at remediation sites. It is difficult to estimate the Company’s ultimate level of liability at many remediation sites due to the large number of other parties that may be involved, the complexity of determining the relative liability among those parties, the uncertainty as to the nature and scope of the investigations and remediation to be conducted, the uncertainty in the application of law and risk assessment, the various choices and costs associated with diverse technologies that may be used in corrective actions at the sites, and the often quite lengthy periods over which eventual remediation may occur. Nevertheless, the Company does not currently believe that any claims, penalties or costs in connection with known environmental matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. In addition, the Company has identified asset retirement obligations for environmental matters that are expected to be addressed at the retirement, disposal, removal or abandonment of existing owned facilities. At September 30, 2016, the Company recorded conditional asset retirement obligations of $74 million.

In the first quarter of fiscal 2016, our Power Solutions business entered into a Consent Order with the South Carolina Department of Health and Environmental Control related to alleged violations of U.S. Environmental Protection Agency and South Carolina air regulations and permit conditions and failure to comply with standard operating procedures at the Company’s Florence, South Carolina Battery Recycling Center. The Consent Order obligates the Company to implement a number of corrective actions and required the payment of a civil penalty of $250,000, which the Company has paid.

Asbestos Matters

The Company and certain of its subsidiaries, along with numerous other third parties, are named as defendants in personal injury lawsuits based on alleged exposure to asbestos containing materials. These cases have typically involved product liability claims based primarily on allegations of manufacture, sale or distribution of industrial products that either contained asbestos or were used with asbestos containing components.

As of September 30, 2016, the Company's estimated asbestos related net liability for continuing operations recorded on a discounted basis within the Company's consolidated statements of financial position is $148 million. The net liability within the consolidated statements of financial position is comprised of a liability for pending and future claims and related defense costs of $548 million, of which $35 million is recorded in other current liabilities and $513 million is recorded in other noncurrent liabilities. The Company also maintains separate cash, investments and receivables related to insurance recoveries within the consolidated statements of financial position of $400 million, of which $41 million is recorded in other current assets, and $359 million is recorded in other noncurrent assets. Assets include $16 million of cash and $264 million of investments, which have all been designated as restricted. In connection with the recognition of liabilities for asbestos-related matters, the Company records asbestos-related insurance recoveries that are probable; the amount of such recoveries recorded at September 30, 2016 is $120 million. The Company believes that the asbestos related liabilities and insurance related receivables recorded as of September 30, 2016 are appropriate.

The Company's estimate of the liability and corresponding insurance recovery for pending and future claims and defense costs is based on the Company's historical claim experience, and estimates of the number and resolution cost of potential future claims that may be filed and is discounted to present value from 2069 (which is the Company's reasonable best estimate of the actuarially determined time period through which asbestos-related claims will be filed against Company affiliates). Asbestos related defense costs are included in the asbestos liability. The Company's legal strategy for resolving claims also impacts these estimates. The Company considers various trends and developments in evaluating the period of time (the look-back period) over which historical claim and settlement experience is used to estimate and value claims reasonably projected to be made through 2069. Annually, the Company assesses the sufficiency of its estimated liability for pending and future claims and defense costs by evaluating actual experience regarding claims filed, settled and dismissed, and amounts paid in settlements. In addition to claims and settlement experience, the Company considers additional quantitative and qualitative factors such as changes in legislation, the legal environment, and the Company's defense strategy. The Company also evaluates the recoverability of its insurance receivable on an annual basis. The Company evaluates all of these factors and determines whether a change in the estimate of its liability for pending and future claims and defense costs or insurance receivable is warranted.

The amounts recorded by the Company for asbestos-related liabilities and insurance-related assets are based on the Company's strategies for resolving its asbestos claims, currently available information, and a number of estimates and assumptions. Key variables and assumptions include the number and type of new claims that are filed each year, the average cost of resolution of claims, the identity of defendants, the resolution of coverage issues with insurance carriers, amount of insurance, and the solvency risk with respect to the Company's insurance carriers. Many of these factors are closely linked, such that a change in one variable or assumption will impact one or more of the others, and no single variable or assumption predominately influences the determination of the Company's asbestos-related liabilities and insurance-related assets. Furthermore, predictions with respect to these variables are subject to greater uncertainty in the later portion of the projection period. Other factors that may affect the Company's liability and cash payments for asbestos-related matters include uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, reforms of state or federal tort legislation and the applicability of insurance policies among subsidiaries. As a result, actual liabilities or insurance recoveries could be significantly higher or lower than those recorded if assumptions used in the Company's calculations vary significantly from actual results.

Insurable Liabilities

The Company records liabilities for its workers' compensation, product, general and auto liabilities. The determination of these liabilities and related expenses is dependent on claims experience. For most of these liabilities, claims incurred but not yet reported are estimated by utilizing actuarial valuations based upon historical claims experience. At September 30, 2016, the insurable liabilities for continuing operations totaled $422 million, of which $60 million was recorded within other current liabilities, $28 million was recorded within accrued compensation and benefits, and $334 million was recorded within other noncurrent liabilities in the consolidated statements of financial position. The Company records receivables from third party insurers when recovery has been determined to be probable. The Company maintains captive insurance companies to manage certain of its insurable liabilities.

Other Matters

On July 11, 2016, the Company and the Securities and Exchange Commission ("SEC") resolved alleged Foreign Corrupt Practices Act ("FCPA") violations related to the Company’s Building Efficiency marine business in China dating back to 2007, which the Company had self-reported to the SEC and the Department of Justice ("DOJ") in June 2013. These allegations were isolated to the Company’s marine business in China, which had annual sales ranging from $20 million to $50 million during this period. The Company, under Audit Committee and Board of Directors oversight, proactively initiated an investigation of the matter. Pursuant to the SEC’s Order resolving this matter, the Company agreed to pay $14 million to the SEC in July 2016 (characterized as disgorgement of profits, civil penalties and interest) and also agreed to make certain reports to the SEC over a one-year period with regard to its FCPA compliance program. The Company neither admitted nor denied the findings in the SEC’s Order. On July 11, 2016, the DOJ made public a letter stating that the DOJ had closed its investigation of the matter. The Company does not anticipate any material adverse effect on its business or financial condition as a result of this matter, including the SEC’s Order.

An investigation by the European Commission ("EC") related to European lead recyclers’ procurement practices is currently underway, with the Company one of several named companies subject to review. On June 24, 2015, the EC initiated proceedings and adopted a statement of objections alleging infringements of competition rules in Europe against the Company and certain other companies. The Company will continue to cooperate with the EC in their proceedings and does not anticipate any material adverse effect on its business or financial condition as a result of this matter. The Company’s policy is to comply with antitrust and competition laws and, if a violation of any such laws is found, to take appropriate remedial action and to cooperate fully with any related governmental inquiry. Competition and antitrust law investigations may continue for several years and can result in substantial fines depending on the gravity and duration of the violations.

On March 1, 2016, a putative class action lawsuit, Wandel v. Tyco International plc, et al., Docket No. C-000010-16, was filed in the Superior Court of New Jersey naming the Company (previously Tyco International plc), the individual members of its board of directors, Johnson Controls, Inc. and a merger subsidiary of the Company as defendants. The complaint alleged that, prior to the merger, the Company's directors breached their fiduciary duties and exercised their powers as directors in a manner oppressive to the public shareholders of Tyco in violation of Irish law by, among other things, failing to take steps to maximize shareholder value and failing to protect against purported conflicts of interest. The complaint further alleged that the Company, Johnson Controls, Inc. and the Company's merger subsidiary aided and abetted Tyco’s directors in the breach of their fiduciary duties. The complaint sought, among other things, to enjoin the merger between Johnson Controls, Inc. and Tyco's subsidiary. On September 9, 2016, plaintiff voluntarily dismissed the complaint as to all defendants.

On May 20, 2016, a putative class action lawsuit, Laufer v. Johnson Controls, Inc., et al., Docket No. 2016CV003859, was filed in the Circuit Court of Wisconsin, Milwaukee County, naming Johnson Controls, Inc., the individual members of its board of directors, the Company and the Company's merger subsidiary as defendants. The complaint alleged that Johnson Controls Inc.'s directors breached their fiduciary duties in connection with the merger between Johnson Controls Inc. and the Company's merger subsidiary by, among other things, failing to take steps to maximize shareholder value, seeking to benefit themselves improperly and failing to disclose material information in the joint proxy statement/prospectus relating to the merger. The complaint further alleged that the Company aided and abetted Johnson Controls Inc.'s directors in the breach of their fiduciary duties. The complaint sought, among other things, to enjoin the merger. On August 8, 2016, the plaintiffs agreed to settle the action and release all claims that were or could have been brought by plaintiffs or any member of the putative class of Johnson Controls Inc.'s shareholders. The settlement is conditioned upon, among other things, the execution of an appropriate stipulation of settlement. If the parties enter into a stipulation of settlement, a hearing will be scheduled at which the court will consider the fairness of the proposed settlement. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve the settlement. In either event, or certain other circumstances, the settlement could be terminated.

On August 16, 2016, a putative class action lawsuit, Gumm v. Molinaroli, et al., Case No. 16-cv-1093, was filed in the United States District Court for the Eastern District of Wisconsin, naming Johnson Controls, Inc., the individual members of its board of directors at the time of the merger with the Company’s merger subsidiary and certain of its officers, the Company and the Company’s merger subsidiary as defendants. The complaint asserted various causes of action under the federal securities laws, state law and the Taxpayer Bill of Rights II, including that the individual defendants allegedly breached their fiduciary duties and unjustly enriched themselves by structuring the merger among the Company, Tyco and the merger subsidiary in a manner that would result in a United States federal income tax realization event for the putative class of certain Johnson Controls, Inc. shareholders and allegedly result in certain benefits to the defendants, as well as related claims regarding alleged misstatements in the proxy statement/prospectus distributed to the Johnson Controls, Inc. shareholders, conversion and breach of contract. The complaint also asserted that Johnson Controls, Inc., the Company and the Company’s merger subsidiary aided and abetted the individual defendants in their breach of fiduciary duties and unjust enrichment. The complaint seeks, among other things, disgorgement of profits, damages and to enjoin the closing of the merger. On September 30, 2016, approximately one month after the closing of the merger, plaintiffs filed a preliminary injunction motion seeking, among other items, to compel Johnson Controls, Inc. to make certain intercompany payments that plaintiffs contend will impact the United States federal income tax consequences of the merger to the putative class of certain Johnson Controls, Inc. shareholders and to enjoin Johnson Controls, Inc. from reporting to the Internal Revenue Service the capital gains taxes payable by this putative class as a result of the closing of the merger. A hearing on the preliminary injunction motion is currently scheduled for January 2017.

The Company is involved in various lawsuits, claims and proceedings incident to the operation of its businesses, including those pertaining to product liability, environmental, safety and health, intellectual property, employment, commercial and contractual matters, and various other casualty matters. Although the outcome of litigation cannot be predicted with certainty and some lawsuits, claims or proceedings may be disposed of unfavorably to us, it is management’s opinion that none of these will have a material adverse effect on the Company’s financial position, results of operations or cash flows. Costs related to such matters were not material to the periods presented.

PART II

ITEM 6	SELECTED FINANCIAL DATA

The following selected financial data reflects the results of operations, financial position data and ordinary share information for the fiscal years ended September 30, 2012 through September 30, 2016 (dollars in millions, except per share data). Certain amounts have been revised to reflect the retrospective application of the classification of the Automotive Experience business as a discontinued operation, Financial Accounting Standards Board Accounting Standards Update No. 2015-03 and the Company's accounting policy change for accruing for defense costs for asbestos claims for all periods presented. The financial data for the fiscal year ended September 30, 2016 includes Tyco's results of operations from the acquisition date of September 2, 2016 through September 30, 2016 and financial position and employee information as of September 30, 2016.

	Year ended September 30,
	2016	2015	2014	2013	2012
OPERATING RESULTS
Net sales	$20,837	$17,100	$16,717	$16,684	$16,327
Segment EBITA (1)	2,754	2,327	2,084	1,989	1,661
Income from continuing operations attributable to Johnson Controls (6)	732	814	906	1,146	553
Net income (loss) attributable to Johnson Controls	(868)	1,563	1,215	1,178	1,184
Earnings per share from continuing operations (6)
Basic	$1.10	$1.24	$1.36	$1.68	$0.71
Diluted	1.09	1.23	1.34	1.66	0.70
Return on average shareholders’ equity attributable to Johnson Controls (2) (6)	4%	8%	8%	10%	4%
Capital expenditures	$1,249	$1,135	$1,199	$1,377	$1,831
Depreciation and amortization	953	860	955	952	824
Number of employees	209,000	139,000	168,000	170,000	170,000

FINANCIAL POSITION
Working capital (3)	$369	$550	$989	$875	$1,645
Total assets	63,179	29,590	32,777	31,646	31,013
Long-term debt	11,053	5,367	5,887	4,361	5,089
Total debt	12,759	6,208	6,100	5,218	5,782
Shareholders' equity attributable to Johnson Controls	24,118	10,335	11,270	12,273	11,584
Total debt to capitalization (4)	35%	38%	35%	30%	33%
Net book value per share (5)	$25.77	$15.96	$16.93	$17.93	$16.98

ORDINARY SHARE INFORMATION
Dividends per share	$1.16	$1.04	$0.88	$0.76	$0.72
Market prices
High	$48.97	$54.52	$52.50	$43.49	$35.95
Low	30.30	38.48	39.42	24.75	23.37
Weighted average shares (in millions)
Basic	667.4	655.2	666.9	683.7	681.5
Diluted	672.6	661.5	674.8	689.2	688.6
Number of shareholders	41,299	35,425	36,687	38,067	40,019

(1)
In the first quarter of fiscal 2017, the Company began evaluating the performance of its business segments primarily on segment earnings before interest, taxes and amortization ("EBITA"), which represents income from continuing operations before income taxes and noncontrolling interests, excluding general corporate expenses, intangible asset amortization, net financing charges, significant restructuring and impairment costs, and the net mark-to-market adjustments related to pension and postretirement plans. Historical information has been revised to present the comparable periods on a consistent basis.

(2)
Return on average shareholders’ equity attributable to Johnson Controls ("ROE") represents income from continuing operations attributable to Johnson Controls divided by average shareholders’ equity attributable to Johnson Controls.

(3)
Working capital is defined as current assets less current liabilities, excluding cash, short-term debt, the current portion of long-term debt, and the current portion of assets and liabilities held for sale.

(4)	Total debt to total capitalization represents total debt divided by the sum of total debt and shareholders’ equity attributable to Johnson Controls.

(5)	Net book value per share represents shareholders’ equity attributable to Johnson Controls divided by the number of common shares outstanding at the end of the period.

(6)
Income from continuing operations attributable to Johnson Controls includes $288 million, $215 million, $165 million, $191 million and $128 million of significant restructuring and impairment costs in fiscal year 2016, 2015, 2014, 2013 and 2012, respectively. It also includes $393 million, $416 million, $187 million, $(420) million and $457 million of net mark-to-market charges (gains) on pension and postretirement plans in fiscal year 2016, 2015, 2014, 2013 and 2012, respectively. The preceding amounts are stated on a pre-tax basis.

ITEM 7	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The Company operates in two primary businesses: Buildings and Power Solutions. Buildings provides facility systems and services including comfort and energy management for the residential and non-residential buildings markets, security products and services, fire detection and suppression products and services, and life safety products. Power Solutions designs and manufactures automotive batteries for the replacement and original equipment markets.

This discussion summarizes the significant factors affecting the consolidated operating results, financial condition and liquidity of the Company for the three-year period ended September 30, 2016. This discussion should be read in conjunction with Item 8, the consolidated financial statements and the notes to consolidated financial statements.

In the fourth quarter of fiscal 2016, the Company changed its accounting policy for accruing for defense costs related to asbestos claims on a discounted basis. The Company’s historical accounting treatment for asbestos claim defense costs was to accrue as incurred. The new policy is to record an accrual for all future asbestos related defense costs which are determined to be probable and estimable of being incurred. The Company believes this new policy is preferable as it better reflects the economics of settlement of the Company's asbestos claims, improves comparability among the Company’s peer group and provides greater transparency to on-going operating results. These changes have been reported through retrospective application of the new policy to all periods presented. These changes did not have an impact to any period presented on the consolidated statements of income. Refer to Note 1, "Summary of Significant Accounting Policies," of the notes to consolidated financial statements for further information regarding this accounting policy change.

During the first quarter of fiscal 2017, the Company determined that its Automotive Experience business ("Adient") met the criteria to be classified as a discontinued operation, which required retrospective application to financial information for all periods presented. Refer to Note 4, "Discontinued Operations," of the notes to consolidated financial statements for further information regarding the Company's discontinued operations.

In the first quarter of fiscal 2017, the Company began evaluating the performance of its business segments primarily on segment earnings before interest, taxes and amortization ("EBITA"), which represents income from continuing operations before income taxes and noncontrolling interests, excluding general corporate expenses, intangible asset amortization, net financing charges, significant restructuring and impairment costs, and the net mark-to-market adjustments related to pension and postretirement plans. Historical information has been revised to present the comparable periods on a consistent basis. Refer to Note 19, "Segment Information," of the notes to consolidated financial statements for further information.

During the first quarter of fiscal 2017, the Company adopted Accounting Standards Update ("ASU") No. 2015-03, "Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs." ASU No. 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability. The change has been reported through retrospective application of ASU No. 2015-03 to all periods presented. Refer to Note 1, "Summary of Significant Accounting Policies," of the notes to consolidated financial statements for further information.

Subsequent Event

On July 24, 2015, the Company announced its intent to pursue a separation of the Automotive Experience business through a spin-off to shareholders. The spin-off was completed on October 31, 2016. The new publicly traded company is named Adient plc.

FISCAL YEAR 2016 COMPARED TO FISCAL YEAR 2015

Net Sales

	Year Ended September 30,
(in millions)	2016	2015	Change
Net sales	$20,837	$17,100	22%

The increase in consolidated net sales was due to higher sales in the Buildings business ($3,837 million) and Power Solutions business ($243 million), partially offset by the unfavorable impact of foreign currency translation ($343 million). Excluding the unfavorable impact of foreign currency translation, consolidated net sales increased 24% as compared to the prior year. Increased sales resulted from the Johnson Controls - Hitachi ("JCH") joint venture and the Tyco Merger, as well as higher volumes in the Buildings Systems and Service North America segment in the Buildings business, higher global battery shipments and favorable product mix in the Power Solutions business. Refer to the segment analysis below within Item 7 for a discussion of net sales by segment.

Cost of Sales / Gross Profit

	Year Ended September 30,
(in millions)	2016	2015	Change
Cost of sales	$15,183	$12,569	21%
Gross profit	5,654	4,531	25%
% of sales	27.1%	26.5%

Cost of sales increased in fiscal 2016 as compared to fiscal 2015, with gross profit as a percentage of sales increasing by 60 basis points. Foreign currency translation had a favorable impact on cost of sales of approximately $253 million. Gross profit in the Buildings business included the incremental gross profit related to the JCH joint venture and Tyco Merger, and higher volumes in the Buildings Systems and Service North America segment. Gross profit in the Power Solutions business was favorably impacted by higher volumes, and favorable pricing and product mix, partially offset by higher operating costs. Net mark-to-market adjustments on pension and postretirement plans had a net favorable year over year impact on cost of sales of $56 million ($97 million charge in fiscal 2016 compared to a $153 million charge in fiscal 2015) primarily due to the unfavorable U.S. investment returns versus expectations and the adoption of new mortality rate changes in the U.S. in the prior year, partially offset by a decrease in year-over-year discount rates. Refer to the segment analysis below within Item 7 for a discussion of segment EBITA by segment.

Selling, General and Administrative Expenses

	Year Ended September 30,
(in millions)	2016	2015	Change
Selling, general and administrative expenses	$4,190	$3,191	31%
% of sales	20.1%	18.7%

Selling, general and administrative expenses ("SG&A") increased by $999 million year over year, and SG&A as a percentage of sales increased by 140 basis points. The net mark-to-market adjustments on pension and postretirement plans had a net unfavorable year over year impact on SG&A of $33 million ($296 million charge in fiscal 2016 compared to a $263 million charge in fiscal 2015) primarily due to a decrease in year-over-year discount rates, partially offset by the unfavorable U.S. investment returns versus expectations and the adoption of new mortality rate changes in the U.S. in the prior year. Additionally, the net unfavorable impact on SG&A resulting from transaction and integration costs was $130 million. Excluding the impact of transaction and integrations costs, the Buildings business SG&A increased primarily due to incremental SG&A related to the JCH joint venture and Tyco Merger, and product and sales force investments in North America. The Power Solutions business SG&A decreased primarily due to lower employee related expenses and cost reduction initiatives. Foreign currency translation had a favorable impact on SG&A of $44 million. Refer to the segment analysis below within Item 7 for a discussion of segment EBITA by segment.

Restructuring and Impairment Costs

	Year Ended September 30,
(in millions)	2016	2015	Change
Restructuring and impairment costs	$288	$215	34%

Refer to Note 16, "Significant Restructuring and Impairment Costs," of the notes to consolidated financial statements for further disclosure related to the Company's restructuring plans.

Net Financing Charges

	Year Ended September 30,
(in millions)	2016	2015	Change
Net financing charges	$289	$274	5%

Net financing charges increased in fiscal 2016 as compared to fiscal 2015 primarily due to higher average borrowing levels; in part due to the acquisition of debt as a result of the Tyco Merger.

Equity Income

	Year Ended September 30,
(in millions)	2016	2015	Change
Equity income	$174	$80	*

* Measure not meaningful

The increase in equity income was primarily due to current year income related to partially-owned affiliates of the JCH joint venture in the Buildings business. Refer to the segment analysis below within Item 7 for a discussion of segment EBITA by segment.

Income Tax Provision

	Year Ended September 30,
(in millions)	2016	2015	Change
Income tax provision	$197	$71	*
Effective tax rate	19%	8%

* Measure not meaningful

The U.S. federal statutory tax rate is being used as a comparison since the Company was a U.S. domiciled company in fiscal 2015 and for 11 months of 2016. The effective rate is below the U.S. statutory rate for fiscal 2016 primarily due to the benefits of continuing global tax planning initiatives and foreign tax rate differentials, partially offset by the jurisdictional mix of restructuring and impairment costs, and the tax impacts of the merger and integration related costs. The effective rate is below the U.S. statutory rate for fiscal 2015 primarily due to the benefits of continuing global tax planning initiatives, income in certain non-U.S. jurisdictions with a tax rate lower than the U.S. statutory tax rate and adjustments due to tax audit resolutions. The fiscal 2016 effective tax rate increased as compared to the fiscal 2015 effective tax rate primarily due to the tax effects of transactions ($163 million), reserve and valuation allowance adjustments ($99 million), and the tax effects of restructuring and impairment costs ($28 million), partially offset by tax planning initiatives ($164 million). The fiscal year 2016 and 2015 global tax planning initiatives related primarily to foreign tax credit planning, global financing structures and alignment of the Company's global business functions in a tax efficient manner. Refer to Note 18, "Income Taxes," of the notes to consolidated financial statements for further details.

Valuation Allowances

The Company reviews the realizability of its deferred tax asset valuation allowances on a quarterly basis, or whenever events or changes in circumstances indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or consolidated group recording the net deferred tax asset are considered, along with any other positive or negative evidence. Since future financial results may differ from previous estimates, periodic adjustments to the Company’s valuation allowances may be necessary.

In the fourth quarter of fiscal 2016, the Company performed an analysis related to the realizability of its worldwide deferred tax assets. As a result, and after considering tax planning initiatives and other positive and negative evidence, the Company determined that no other material changes were needed to its valuation allowances.  Therefore, there was no impact to income tax expense due to valuation allowance changes in the three month period or year ended September 30, 2016.

In the fourth quarter of fiscal 2015, the Company performed an analysis related to the realizability of its worldwide deferred tax assets. As a result, and after considering tax planning initiatives and other positive and negative evidence, the Company determined that it was more likely than not that certain deferred tax assets primarily within Spain, Germany, and the United Kingdom would not be realized, and was more likely than not that certain deferred tax assets of Poland and Germany would be realized. The impact of the net valuation allowance provision offset the benefit of valuation allowance releases and, as such, there was no net impact to income tax expense in the three month period or year ended September 30, 2015.

Uncertain Tax Positions

The Company is subject to income taxes in the U.S. and numerous foreign jurisdictions. Judgment is required in determining its worldwide provision for income taxes and recording the related assets and liabilities. In the ordinary course of the Company’s business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities.

During fiscal 2015, the Company settled a significant number of tax examinations in Germany, Mexico and the U.S., impacting fiscal years 1998 to fiscal 2012. The settlement of unrecognized tax benefits included cash payments for approximately $440 million and the loss of various tax attributes. The reduction for tax positions of prior years is substantially related to foreign exchange rates. In the fourth quarter of fiscal 2015, income tax audit resolutions resulted in a net $99 million benefit to income tax expense.

The Company’s federal income tax returns and certain non-U.S. income tax returns for various fiscal years remain under various stages of audit by the Internal Revenue Service ("IRS") and respective non-U.S. tax authorities. Although the outcome of tax audits is always uncertain, management believes that it has appropriate support for the positions taken on its tax returns and that its annual tax provisions included amounts sufficient to pay assessments, if any, which may be proposed by the taxing authorities. At September 30, 2016, the Company had recorded a liability for its best estimate of the probable loss on certain of its tax positions, the majority of which is included in other noncurrent liabilities in the consolidated statements of financial position. Nonetheless, the amounts ultimately paid, if any, upon resolution of the issues raised by the taxing authorities may differ materially from the amounts accrued for each year.

Other Tax Matters

During fiscal 2016 and 2015, the Company incurred significant charges for restructuring and impairment costs. Refer to Note 16, "Significant Restructuring and Impairment Costs," of the notes to consolidated financial statements for additional information. A substantial portion of these charges cannot be benefited for tax purposes due to the Company's current tax position in these jurisdictions and the underlying tax basis in the impaired assets, resulting in $28 million incremental tax expense in fiscal 2016.

During the fourth quarter of fiscal 2016, the Company completed its merger with Tyco. As a result of that transaction, the Company incurred incremental tax expense of $137 million. In preparation for the spin-off of the Automotive Experience business in the first quarter of fiscal 2017, the Company incurred incremental tax expense for continuing operations of $26 million in fiscal 2016.

Impacts of Tax Legislation and Change in Statutory Tax Rates

After the fourth quarter of fiscal 2016, on October 13, 2016, the U.S. Treasury and the IRS released final and temporary Section 385 regulations. These regulations address whether certain instruments between related parties are treated as debt or equity. The Company does not expect that the regulations will have a material impact on its consolidated financial statements.

The "look-through rule," under subpart F of the U.S. Internal Revenue Code, expired for the Company on September 30, 2015. The "look-through rule" had provided an exception to the U.S. taxation of certain income generated by foreign subsidiaries. The rule was extended in December 2015 retroactive to the beginning of the Company’s 2016 fiscal year. The retroactive extension was signed into legislation and was made permanent through the Company's 2020 fiscal year.

In the second quarter of fiscal 2015, tax legislation was adopted in Japan which reduced its statutory income tax rate. As a result of the law change, the Company recorded income tax expense of $17 million in the second quarter of fiscal 2015.

During the fiscal years ended 2016 and 2015, other tax legislation was adopted in various jurisdictions. These law changes did not have a material impact on the Company's consolidated financial statements.

Income (Loss) From Discontinued Operations, Net of Tax

	Year Ended September 30,
(in millions)	2016	2015	Change
Income (loss) from discontinued operations, net of tax	$(1,516)	$819	*

* Measure not meaningful

Refer to Note 4, "Discontinued Operations," of the notes to consolidated financial statements for further information.

Income Attributable to Noncontrolling Interests

	Year Ended September 30,
(in millions)	2016	2015	Change
Income from continuing operations attributable to noncontrolling interests	$132	$46	*
Income from discontinued operations attributable to noncontrolling interests	84	70	20%

* Measure not meaningful

The increase in income from continuing operations attributable to noncontrolling interests for fiscal 2016 was primarily due to current year income related to the JCH joint venture in the Buildings business.

Refer to Note 4, "Discontinued Operations," of the notes to consolidated financial statements for further information regarding the Company's discontinued operations.

Net Income (Loss) Attributable to Johnson Controls

	Year Ended September 30,
(in millions)	2016	2015	Change
Net income (loss) attributable to Johnson Controls	$(868)	$1,563	*

* Measure not meaningful

The decrease in net income (loss) attributable to Johnson Controls was primarily due to a loss from discontinued operations, higher SG&A primarily due to higher transaction costs in the current year, an increase in the income tax provision, and current year restructuring and impairment costs, partially offset by higher gross profit. Fiscal 2016 diluted earnings (loss) per share attributable to Johnson Controls was ($1.29) compared to $2.36 in fiscal 2015.

Comprehensive Income (Loss) Attributable to Johnson Controls

	Year Ended September 30,
(in millions)	2016	2015	Change
Comprehensive income (loss) attributable to Johnson Controls	$(964)	$743	*

* Measure not meaningful

The decrease in comprehensive income (loss) attributable to Johnson Controls was due to lower net income (loss) attributable to Johnson Controls ($2,431 million), partially offset by a decrease in other comprehensive loss attributable to Johnson Controls ($724 million) primarily related to favorable foreign currency translation adjustments. These year-over-year favorable foreign currency translation adjustments were primarily driven by the weakening of the Brazilian real, Canadian dollar, Colombian peso, euro and Japanese currencies against the U.S. dollar in the prior year.

SEGMENT ANALYSIS

Management evaluates the performance of its business units based primarily on segment EBITA, which is defined as income from continuing operations before income taxes and noncontrolling interests, excluding general corporate expenses, intangible asset amortization, net financing charges, significant restructuring and impairment costs, and the net mark-to-market adjustments on pension and postretirement plans.

Buildings

	Net Sales for the Year Ended September 30,			Segment EBITA for the Year Ended September 30,
(in millions)	2016	2015	Change	2016	2015	Change
Building Efficiency
Systems and Service North America	$4,292	$4,184	3%	$500	$419	19%
Products North America	2,488	2,450	2%	271	380	-29%
Asia	4,830	1,985	*	541	215	*
Rest of World	1,766	1,891	-7%	55	72	-24%
	13,376	10,510	27%	1,367	1,086	26%
Tyco	808	—	*	60	—	*
	$14,184	$10,510	35%	$1,427	$1,086	31%
 * Measure not meaningful

Net Sales:

•
The increase in Systems and Service North America was due to higher volumes of controls systems and service ($183 million), partially offset by lower volumes related to business divestitures ($52 million) and the unfavorable impact of foreign currency translation ($23 million). The increase in volumes was primarily attributable to market share gains.

•
The increase in Products North America was due to higher volumes ($49 million), partially offset by the unfavorable impact of foreign currency translation ($11 million). The increase in volumes was primarily driven by new product offerings.

•
The increase in Asia was due to incremental sales related to the JCH joint venture ($2,808 million), higher service volumes ($56 million), and higher volumes of equipment and control systems ($30 million), partially offset by the unfavorable impact of foreign currency translation ($49 million). The increase in volume was driven by favorable local economic conditions.

•
The decrease in Rest of World was due to the unfavorable impact of foreign currency translation ($80 million) and lower volumes in Latin America ($22 million), Europe ($16 million) and the Middle East ($14 million), partially offset by incremental sales related to a business acquisition ($7 million). The net decrease in volumes was primarily attributable to unfavorable local market conditions and the discontinuance of certain products.

•	The increase in Tyco was due to incremental sales related to the Tyco Merger ($808 million).

Segment EBITA:

•
The increase in Systems and Service North America was due to lower selling, general and administrative expenses ($54 million) as a result of restructuring actions and other cost reduction initiatives and a current year gain on business divestiture net of a prior year gain on business divestitures, higher volumes ($42 million), and prior year transaction and integration costs ($4 million), partially offset by unfavorable margin rates ($8 million), lower income due to a prior year business divestiture ($5 million), the unfavorable impact of foreign currency translation ($4 million) and a pension settlement loss ($2 million).

•
The decrease in Products North America was due to higher selling, general and administrative expenses ($124 million)due to global product and related sales force investments and a prior year gain on business divestitures, unfavorable margin rates ($6 million), a pension settlement loss ($3 million) and the unfavorable impact of foreign currency translation ($1 million), partially offset by higher volumes ($16 million), prior year transaction and integration costs ($8 million), and higher equity income ($1 million).

•
The increase in Asia was due primarily to incremental income related to the JCH joint venture exclusive of global investments in related products and technologies ($307 million), higher volumes ($29 million), prior year transaction and integration costs ($24 million), and lower selling, general and administrative expenses ($18 million), partially offset by current year transaction and integration costs ($31 million), unfavorable margin rates ($12 million) and the unfavorable impact of foreign currency translation ($9 million).

•
The decrease in Rest of World was due to lower volumes ($13 million), higher selling, general and administrative expenses ($12 million), unfavorable margin rates ($3 million), lower equity income ($3 million) and the unfavorable impact of foreign currency translation ($3 million), partially offset by a gain on business divestiture ($12 million), a gain on acquisition of a partially-owned affiliate ($4 million) and prior year transaction costs ($1 million).

•
The Tyco income was due to incremental income for the period subsequent to the Merger ($135 million), partially offset by the impact of nonrecurring purchasing accounting adjustments ($69 million) and current year transaction costs ($6 million).

Power Solutions

	Year Ended September 30,
(in millions)	2016	2015	Change
Net sales	$6,653	$6,590	1%
Segment EBITA	1,327	1,241	7%

•
Net sales increased due to higher sales volumes ($246 million), and favorable pricing and product mix ($105 million), partially offset by the unfavorable impact of foreign currency translation ($180 million) and the impact of lower lead costs on pricing ($108 million). The increase in volumes was primarily driven by start-stop battery volumes and growth in China. Additionally, higher start-stop volumes contributed to favorable product mix.

•
Segment EBITA increased due to higher volumes ($77 million), favorable pricing and product mix ($55 million), and lower selling, general and administrative expenses due to lower employee related expenses and cost reduction initiatives ($41 million), partially offset by higher operating costs primarily driven by efforts to increase supply to satisfy growing customer demand and launch new capacity in China ($48 million), the unfavorable impact of foreign currency translation ($29 million), restructuring and impairment costs included in equity income ($7 million), a pension settlement loss ($1 million), transaction costs ($1 million) and lower equity income ($1 million).

FISCAL YEAR 2015 COMPARED TO FISCAL YEAR 2014

Net Sales

	Year Ended September 30,
(in millions)	2015	2014	Change
Net sales	$17,100	$16,717	2%

The increase in consolidated net sales was due to higher sales in the Building Efficiency business ($839 million) and Power Solutions business ($408 million), partially offset by the unfavorable impact of foreign currency translation ($864 million). Excluding the unfavorable impact of foreign currency translation, consolidated net sales increased 7% as compared to the prior year. The favorable impacts of incremental sales related to the prior year acquisition of Air Distribution Technologies, Inc. ("ADTi") in the Building Efficiency business, higher Building Efficiency volumes in North America and the Middle East markets, and higher global battery shipments and favorable product mix in the Power Solutions business. The incremental sales related to business acquisitions were $667 million across the Building Efficiency segment. Refer to the segment analysis below within Item 7 for a discussion of net sales by segment.

Cost of Sales / Gross Profit

	Year Ended September 30,
(in millions)	2015	2014	Change
Cost of sales	$12,569	$12,405	1%
Gross profit	4,531	4,312	5%
% of sales	26.5%	25.8%

The increase in cost of sales year over year corresponds to the sales increase described above. Foreign currency translation had a favorable impact on cost of sales of approximately $655 million. Gross profit in the Building Efficiency business was favorably impacted by incremental gross profit related to the ADTi acquisition, favorable margin rates, prior year contract related charges in the Middle East and higher market demand in North America. Gross profit in the Power Solutions business was favorably impacted by higher volumes and lower operating costs. Net mark-to-market adjustments on pension and postretirement plans had a net unfavorable year over year impact on cost of sales of $120 million ($153 million charge in fiscal 2015 compared to a $33 million charge in fiscal 2014) primarily due to unfavorable U.S. investment returns versus expectations and the adoption of new mortality rate changes in the U.S. in the current year. Refer to the segment analysis below within Item 7 for a discussion of segment EBITA by segment.

Selling, General and Administrative Expenses

	Year Ended September 30,
(in millions)	2015	2014	Change
Selling, general and administrative expenses	$3,191	$2,994	7%
% of sales	18.7%	17.9%

SG&A increased by $197 million year over year, and SG&A as a percentage of sales increased 80 basis points. Net mark-to-market adjustments on pension and postretirement plans had a net unfavorable year over year impact on SG&A of $109 million ($263 million charge in fiscal 2015 compared to a $154 million charge in fiscal 2014) primarily due to unfavorable U.S. investment returns versus expectations and the adoption of new mortality rate changes in the U.S. in the current year. The Building Efficiency business SG&A increased primarily due to incremental SG&A related to the prior year acquisition of ADTi, current year transaction and integration costs, and higher investments. The Power Solutions business SG&A increased primarily due to higher employee related expenses. Foreign currency translation had a favorable impact on SG&A of $122 million. Refer to the segment analysis below within Item 7 for a discussion of segment EBITA by segment.

Restructuring and Impairment Costs

	Year Ended September 30,
(in millions)	2015	2014	Change
Restructuring and impairment costs	$215	$165	30%

Refer to Note 16, "Significant Restructuring and Impairment Costs," of the notes to consolidated financial statements for further disclosure related to the Company's restructuring plans.

Net Financing Charges

	Year Ended September 30,
(in millions)	2015	2014	Change
Net financing charges	$274	$226	21%

Net financing charges increased in fiscal 2015 as compared to fiscal 2014 primarily due to higher average borrowing levels related to the acquisition of ADTi and the share repurchase program.

Equity Income

	Year Ended September 30,
(in millions)	2015	2014	Change
Equity income	$80	$110	-27%

The decrease in equity income was primarily due to prior year gains on acquisitions of partially-owned affiliates in the Power Solutions business ($19 million) and Building Efficiency business ($19 million). Refer to the segment analysis below within Item 7 for a discussion of segment EBITA by segment.

Income Tax Provision

	Year Ended September 30,
(in millions)	2015	2014	Change
Income tax provision	$71	$93	-24%
Effective tax rate	8%	9%

The effective rate is below the U.S. statutory rate for fiscal 2015 primarily due to the benefits of continuing global tax planning initiatives, income in certain non-U.S. jurisdictions with a tax rate lower than the U.S. statutory tax rate and adjustments due to tax audit resolutions. The effective rate is below the U.S. statutory rate for fiscal 2014 primarily due to the benefits of continuing global tax planning initiatives and income in certain non-U.S. jurisdictions with a tax rate lower than the U.S. statutory tax rate partially offset by significant restructuring and impairment costs, and valuation allowance adjustments. The fiscal 2015 effective tax rate decreased as compared to the fiscal 2014 effective tax rate primarily due to global tax planning initiatives. The fiscal year 2015 and 2014 global tax planning initiatives related primarily to foreign tax credit planning, global financing structures and alignment of our global business functions in a tax efficient manner. Refer to Note 18, "Income Taxes," of the notes to consolidated financial statements for further details.

Valuation Allowances

The Company reviews the realizability of its deferred tax asset valuation allowances on a quarterly basis, or whenever events or changes in circumstances indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or consolidated group recording the net deferred tax asset are considered, along with any other positive or negative evidence. Since future financial results may differ from previous estimates, periodic adjustments to the Company’s valuation allowances may be necessary.

In the fourth quarter of fiscal 2015, the Company performed an analysis related to the realizability of its worldwide deferred tax assets. As a result, and after considering tax planning initiatives and other positive and negative evidence, the Company determined that it was more likely than not that certain deferred tax assets primarily within Spain, Germany and the United Kingdom would not be realized and it is more likely than not that certain deferred tax assets of Poland and Germany will be realized. The impact of the net valuation allowance provision offset the benefit of valuation allowance releases and, as such, there was no net impact to income tax expense in the three month period ended September 30, 2015.

In the fourth quarter of fiscal 2014, the Company performed an analysis related to the realizability of its worldwide deferred tax assets. As a result, and after considering tax planning initiatives and other positive and negative evidence, the Company determined that it was more likely than not that deferred tax assets within Italy would not be realized. Therefore, the Company recorded $34 million of net valuation allowances as income tax expense in the three month period ended September 30, 2014.

In the first quarter of fiscal 2014, the Company determined that it was more likely than not that the deferred tax asset associated with a capital loss in Mexico would not be utilized. Therefore, the Company recorded a $21 million valuation allowance as income tax expense.

Uncertain Tax Positions

The Company is subject to income taxes in the U.S. and numerous foreign jurisdictions. Judgment is required in determining its worldwide provision for income taxes and recording the related assets and liabilities. In the ordinary course of the Company’s business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities.

During fiscal 2015, the Company settled a significant number of tax examinations in Germany, Mexico and the U.S., impacting fiscal years 1998 to fiscal 2012. The settlement of unrecognized tax benefits included cash payments for approximately $440 million and the loss of various tax attributes. The reduction for tax positions of prior years is substantially related to foreign exchange rates. In the fourth quarter of fiscal 2015, income tax audit resolutions resulted in a net $99 million benefit to income tax expense.

The Company’s federal income tax returns and certain non-U.S. income tax returns for various fiscal years remain under various stages of audit by the IRS and respective non-U.S. tax authorities. Although the outcome of tax audits is always uncertain, management believes that it has appropriate support for the positions taken on its tax returns and that its annual tax provisions included amounts sufficient to pay assessments, if any, which may be proposed by the taxing authorities. At September 30, 2015, the Company had recorded a liability for its best estimate of the probable loss on certain of its tax positions, the majority of which is included in other noncurrent liabilities in the consolidated statements of financial position. Nonetheless, the amounts ultimately paid, if any, upon resolution of the issues raised by the taxing authorities may differ materially from the amounts accrued for each year.

Other Tax Matters

During fiscal 2015 and 2014, the Company incurred significant charges for restructuring and impairment costs. Refer to Note 16, "Significant Restructuring and Impairment Costs," of the notes to consolidated financial statements for additional information. A substantial portion of these charges cannot be benefited for tax purposes due to our current tax position in these jurisdictions and the underlying tax basis in the impaired assets, resulting in $30 million incremental tax expense in fiscal 2014.

During the fourth quarter of fiscal 2014, the Company recorded a discrete tax benefit of $51 million due to change in entity status.

Impacts of Tax Legislation and Change in Statutory Tax Rates

The "look-through rule," under subpart F of the U.S. Internal Revenue Code, expired for the Company on September 30, 2015. The "look-through rule" had provided an exception to the U.S. taxation of certain income generated by foreign subsidiaries. The “look-through rule” previously expired for the Company on September 30, 2014 but was extended retroactively to the beginning of the Company’s 2015 fiscal year.

In the second quarter of fiscal 2015, tax legislation was adopted in Japan which reduced its statutory income tax rate. As a result of the law change, the Company recorded income tax expense of $17 million in the second quarter of fiscal 2015. Tax legislation was also adopted in various other jurisdictions during the fiscal year ended September 30, 2015. These law changes did not have a material impact on the Company's consolidated financial statements.

As a result of changes to Mexican tax law in the first quarter of fiscal 2014, the Company recorded a benefit to income tax expense of $25 million. Tax legislation was also adopted in various other jurisdictions during the fiscal year ended September 30, 2014. These law changes did not have a material impact on the Company's consolidated financial statements.

Income From Discontinued Operations, Net of Tax

	Year Ended September 30,
(in millions)	2015	2014	Change
Income from discontinued operations, net of tax	$819	$399	*

* Measure not meaningful

Refer to Note 4, "Discontinued Operations," of the notes to consolidated financial statements for further information.

Income Attributable to Noncontrolling Interests

	Year Ended September 30,
(in millions)	2015	2014	Change
Income from continuing operations attributable to noncontrolling interests	$46	$38	21%
Income from discontinued operations attributable to noncontrolling interests	70	90	-22%

The increase in income from continuing operations attributable to noncontrolling interests for fiscal 2015 was primarily due to higher income at a Power Solutions partially-owned affiliate.

Refer to Note 4, "Discontinued Operations," of the notes to consolidated financial statements for further information regarding the Company's discontinued operations.

Net Income Attributable to Johnson Controls

	Year Ended September 30,
(in millions)	2015	2014	Change
Net income attributable to Johnson Controls	$1,563	$1,215	29%

The increase in net income attributable to Johnson Controls was primarily due to higher income from discontinued operations, partially offset by a decrease in income from continuing operations. Fiscal 2015 diluted earnings per share attributable to Johnson Controls was $2.36 compared to $1.80 in fiscal 2014.

Comprehensive Income Attributable to Johnson Controls

	Year Ended September 30,
(in millions)	2015	2014	Change
Comprehensive income attributable to Johnson Controls	$743	$560	33%

The increase in comprehensive income attributable to Johnson Controls was due to higher net income attributable to Johnson Controls ($348 million), partially offset by an increase in other comprehensive loss attributable to Johnson Controls ($165 million) primarily related to unfavorable foreign currency translation adjustments. These year-over-year unfavorable foreign currency translation adjustments were primarily driven by the weakening of the Brazilian real, British pound, Canadian dollar, Colombian peso and euro currencies against the U.S. dollar.

Segment Analysis

Management evaluates the performance of its business units based primarily on segment EBITA, which is defined as income from continuing operations before income taxes and noncontrolling interests, excluding general corporate expenses, intangible asset amortization, net financing charges, significant restructuring and impairment costs, and the net mark-to-market adjustments on pension and postretirement plans.

Building Efficiency

	Net Sales for the Year Ended September 30,			Segment EBITA for the Year Ended September 30,
(in millions)	2015	2014	Change	2015	2014	Change
Systems and Service North America	$4,184	$4,098	2%	$419	$396	6%
Products North America	2,450	1,807	36%	380	279	36%
Asia	1,985	2,077	-4%	215	294	-27%
Rest of World	1,891	2,103	-10%	72	(24)	*
	$10,510	$10,085	4%	$1,086	$945	15%
 * Measure not meaningful

Net Sales:

•
The increase in Systems and Service North America was due to higher volumes of controls systems and service ($129 million), partially offset by the unfavorable impact of foreign currency translation ($43 million).

•
The increase in Products North America was due to incremental sales related to the ADTi acquisition ($587 million), and higher volumes of residential and commercial products ($65 million), partially offset by the unfavorable impact of foreign currency translation ($9 million).

•
The decrease in Asia was due to the unfavorable impact of foreign currency translation ($107 million), and lower volumes of equipment and controls systems ($80 million), partially offset by incremental sales due to business acquisitions ($58 million) and higher service volumes ($37 million).

•
The decrease in Rest of World was due to the unfavorable impact of foreign currency translation ($255 million) and lower volumes in Latin America ($72 million), partially offset by higher volumes in the Middle East ($71 million) and Europe ($22 million), and incremental sales related to the ADTi acquisition ($22 million).

Segment EBITA:

•
The increase in Systems and Service North America was due to higher volumes ($30 million), net unfavorable prior year contract related charges ($9 million) and a prior year pension settlement loss ($3 million), partially offset by higher selling, general and administrative expenses net of a current year gain on business divestiture ($11 million), current year transaction and integration costs ($4 million), and the unfavorable impact of foreign currency translation ($4 million).

•
The increase in Products North America was due to incremental income related to the ADTi acquisition ($76 million), prior year acquisition related costs ($27 million), higher volumes ($22 million), higher equity income ($2 million), a prior year pension settlement loss ($1 million) and the favorable impact of foreign currency translation ($1 million), partially offset by higher selling, general and administrative expenses net of current year gains on business divestitures ($18 million), current year transaction and integration costs ($8 million), and unfavorable mix and margin rates ($2 million).

•
The decrease in Asia was due to higher selling, general and administrative expenses ($26 million), current year transaction and integration costs ($24 million), a prior year gain on acquisition of partially-owned affiliates ($19 million), lower volumes ($17 million) and the unfavorable impact of foreign currency translation ($17 million), partially offset by favorable mix and margin rates ($17 million), and incremental operating income due to business acquisitions ($7 million).

•
The increase in Rest of World was due to net unfavorable prior year contract related charges in the Middle East ($50 million), favorable mix and margin rates ($49 million), higher equity income ($7 million), higher volumes ($4 million), lower selling, general and administrative expenses ($1 million), and incremental operating income due to business acquisitions ($1 million), partially offset by the unfavorable impact of foreign currency translation ($15 million) and current year transaction costs ($1 million).

Power Solutions

	Year Ended September 30,
(in millions)	2015	2014	Change
Net sales	$6,590	$6,632	-1%
Segment EBITA	1,241	1,139	9%

•
Net sales decreased due to the unfavorable impact of foreign currency translation ($450 million), partially offset by higher sales volumes ($291 million), and favorable pricing and product mix ($117 million).

•
Segment EBITA increased due to higher volumes ($90 million), lower operating costs ($79 million), favorable pricing and product mix ($16 million), a prior year pension settlement loss ($5 million) and higher equity income ($2 million), partially offset by the unfavorable impact of foreign currency translation ($52 million), higher selling, general and administrative expenses ($19 million), and a prior year gain on acquisition of a partially-owned affiliate ($19 million).

GOODWILL, LONG-LIVED ASSETS AND OTHER INVESTMENTS

Goodwill at September 30, 2016 was $21.0 billion, $16.6 billion higher than the prior year. The increase was primarily due to goodwill generated as a result of the Tyco Merger and JCH joint venture in the Buildings business.

Goodwill reflects the cost of an acquisition in excess of the fair values assigned to identifiable net assets acquired. The Company reviews goodwill for impairment during the fourth fiscal quarter or more frequently if events or changes in circumstances indicate the asset might be impaired. The Company performs impairment reviews for its reporting units, which have been determined to be the Company’s reportable segments or one level below the reportable segments in certain instances, using a fair value method based on management’s judgments and assumptions or third party valuations. The fair value of a reporting unit refers to the price that would be received to sell the unit as a whole in an orderly transaction between market participants at the measurement date. In estimating the fair value, the Company uses multiples of earnings based on the average of historical, published multiples of earnings of comparable entities with similar operations and economic characteristics. In certain instances, the Company uses discounted cash flow analyses or estimated sales price to further support the fair value estimates. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, "Fair Value Measurement." The estimated fair value is then compared with the carrying amount of the reporting unit, including recorded goodwill. The Company is subject to financial statement risk to the extent that the carrying amount exceeds the estimated fair value.

During fiscal 2014, as a result of operating results, restructuring actions and expected future profitability, the Company's forecasted cash flow estimates used in the goodwill assessment were negatively impacted as of September 30, 2014 for the Building Efficiency Rest of World - Latin America reporting unit. As a result, the Company concluded that the carrying value of the Building Efficiency Rest of World - Latin America reporting unit exceeded its fair value as of September 30, 2014. The Company recorded a goodwill impairment charge of $47 million in the fourth quarter of fiscal 2014, which was determined by comparing the carrying value of the reporting unit's goodwill with the implied fair value of goodwill for the reporting unit. The Building Efficiency Rest of World - Latin America reporting unit has no remaining goodwill at September 30, 2016 and 2015.

The assumptions included in the impairment tests require judgment, and changes to these inputs could impact the results of the calculations. Other than management's projections of future cash flows, the primary assumptions used in the impairment tests were the weighted-average cost of capital and long-term growth rates. Although the Company's cash flow forecasts are based on assumptions that are considered reasonable by management and consistent with the plans and estimates management is using to operate the underlying businesses, there are significant judgments in determining the expected future cash flows attributable to a reporting unit. The impairment charges are non-cash expenses recorded within restructuring and impairment costs on the consolidated statements of income and did not adversely affect the Company's debt position, cash flow, liquidity or compliance with financial covenants.

Indefinite lived other intangible assets are also subject to at least annual impairment testing. A considerable amount of management judgment and assumptions are required in performing the impairment tests. While the Company believes the judgments and assumptions used in the impairment tests are reasonable and no impairment existed during fiscal years 2016, 2015 and 2014, different assumptions could change the estimated fair values and, therefore, impairment charges could be required, which could be material to the consolidated financial statements.

The Company reviews long-lived assets, including property, plant and equipment and other intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analyses in accordance with ASC 360-10-15, "Impairment or Disposal of Long-Lived Assets." ASC 360-10-15 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on discounted cash flow analysis or appraisals.

In the second, third and fourth quarters of fiscal 2016, the Company concluded it had triggering events requiring assessment of impairment for certain of its long-lived assets in conjunction with its restructuring actions announced in fiscal 2016. As a result, the Company reviewed the long-lived assets for impairment and recorded $103 million of asset impairment charges within restructuring and impairment costs on the consolidated statements of income. Of the total impairment charges, $64 million related to the Power Solutions segment, $24 million related to Corporate assets, $8 million related to the Building Efficiency Products North America segment, $4 million related to the Building Efficiency Asia segment and $3 million related to the Building Efficiency Rest of World segment. In addition, the Company recorded $87 million of asset impairments within discontinued operations related to Adient in fiscal 2016. Refer to Note 16, "Significant Restructuring and Impairment Costs," of the notes to consolidated financial statements for additional information. The impairments were measured, depending on the asset, under either an income approach utilizing forecasted discounted cash flows or a market approach utilizing an appraisal to determine fair values of the impaired assets. These methods are consistent with the methods the Company employed in prior periods to value other long-lived assets. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, "Fair Value Measurement."

In the fourth quarter of fiscal 2015, the Company concluded it had triggering events requiring assessment of impairment for certain of its long-lived assets in conjunction with its announced restructuring actions and the intention to spin-off the Automotive Experience business. As a result, the Company reviewed the long-lived assets for impairment and recorded a $156 million impairment charge within restructuring and impairment costs on the consolidated statements of income. Of the total impairment charge, $139 million related to Corporate assets, $16 million related to the Building Efficiency Rest of World segment, and $1 million related to the Building Efficiency Systems and Service North America segment. In addition, the Company recorded $27 million of asset impairments within discontinued operations related to Adient in fiscal 2015. Refer to Note 16, "Significant Restructuring and Impairment Costs," of the notes to consolidated financial statements for additional information. The impairment was measured, depending on the asset, either under an income approach utilizing forecasted discounted cash flows or a market approach utilizing an appraisal to determine fair values of the impaired assets. These methods are consistent with the methods the Company employed in prior periods to value other long-lived assets. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, "Fair Value Measurement."

In the third and fourth quarters of fiscal 2014, the Company concluded it had triggering events requiring assessment of impairment for certain of its long-lived assets in conjunction with its restructuring actions announced in fiscal 2014. In addition, in the fourth quarter of fiscal 2014, the Company concluded that it had a triggering event requiring assessment of impairment of long-lived assets held by the Building Efficiency Rest of World - Latin America reporting unit due to the impairment of goodwill in the quarter. As a result, the Company reviewed the long-lived assets for impairment and recorded a $39 million impairment charge within restructuring and impairment costs on the consolidated statements of income. Of the total impairment charge, $34 million related to the Building Efficiency Rest of World segment and $5 million related to Corporate assets. In addition, the Company recorded $52 million of asset impairments within discontinued operations related to Adient in fiscal 2014 and $43 million of asset and investment impairments within discontinued operations in the third quarter of fiscal 2014 related to the divestiture of the Automotive Experience Electronics business. Refer to Note 4, "Discontinued Operations," and Note 16, "Significant Restructuring and Impairment Costs," of the notes to consolidated financial statements for additional information. The impairment was measured, depending on the asset, either under an income approach utilizing forecasted discounted cash flows or a market approach utilizing an appraisal to determine fair values of the impaired assets. These methods are consistent with the methods the Company employed in prior periods to value other long-lived assets. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, "Fair Value Measurement."

Investments in partially-owned affiliates ("affiliates") at September 30, 2016 were $990 million, $493 million higher than the prior year. The increase was primarily due to the investment in the JCH joint venture.

LIQUIDITY AND CAPITAL RESOURCES

Working Capital

	September 30, 2016	September 30, 2015
(in millions)			Change
Current assets	$17,109	$10,469
Current liabilities	(16,331)	(10,446)
	778	23	*

Less: Cash	(579)	(553)
Add: Short-term debt	1,078	35
Add: Current portion of long-term debt	628	806
Less: Assets held for sale	(5,812)	(3,759)
Add: Liabilities held for sale	4,276	3,998
Working capital (as defined)	$369	$550	-33%

Accounts receivable	$6,394	$3,617	77%
Inventories	2,888	1,665	73%
Accounts payable	4,000	2,580	55%

* Measure not meaningful

•
The Company defines working capital as current assets less current liabilities, excluding cash, short-term debt, the current portion of long-term debt, and the current portion of assets and liabilities held for sale. Management believes that this measure of working capital, which excludes financing-related items, provides a more useful measurement of the Company’s operating performance.

•
The decrease in working capital at September 30, 2016 as compared to September 30, 2015, was primarily related to an increase in accounts payable due to timing of supplier payments, timing of income tax payments and an increase in restructuring reserves, partially offset by the impact of the Tyco Merger, the impact of the JCH joint venture and an increase in accounts receivable due to timing of customer receipts.

•
The Company’s days sales in accounts receivable at September 30, 2016 and 2015 were 61. There has been no significant adverse change in the level of overdue receivables or changes in revenue recognition methods.

•	The Company’s inventory turns for the year ended September 30, 2016 were slightly lower than the comparable period ended September 30, 2015 primarily due to changes in inventory production levels.

•	Days in accounts payable at September 30, 2016 were 68 days, lower than 72 days at the comparable period ended September 30, 2015.

Cash Flows

	Year Ended September 30,
(in millions)	2016	2015
Cash provided by operating activities	$1,895	$1,600
Cash provided (used) by investing activities	(887)	470
Cash used by financing activities	(933)	(1,821)
Capital expenditures	(1,249)	(1,135)

•
The increase in cash provided by operating activities was primarily due to favorable changes in other assets and lower pension contributions, partially offset by higher income tax payments and current year separation costs.

•
The increase in cash used by investing activities was primarily due to cash received from business divestitures in the prior year, cash paid for the JCH joint venture in the current year and an increase in capital expenditures, partially offset by cash acquired in the Tyco Merger in the current year.

•
The decrease in cash used by financing activities was primarily due to an increase in long-term debt, lower stock repurchases in the current year and an increase in short-term debt, partially offset by higher repayments of long-term debt, an increase in dividends paid due to timing and an increase in dividends paid to noncontrolling interests related to the JCH joint venture.

•
The increase in capital expenditures in the current year is primarily related to higher capital investments in the Buildings and Power Solutions businesses, partially offset by lower capital investments in the Automotive Experience business.

Capitalization

	September 30, 2016	September 30, 2015
(in millions)			Change
Short-term debt	$1,078	$35
Current portion of long-term debt	628	806
Long-term debt	11,053	5,367
Total debt	$12,759	$6,208	*

Shareholders’ equity attributable to Johnson Controls ordinary shareholders	24,118	10,335	*
Total capitalization	$36,877	$16,543	*

Total debt as a % of total capitalization	35%	38%
* Measure not meaningful

•
The Company believes the percentage of total debt to total capitalization is useful to understanding the Company’s financial condition as it provides a review of the extent to which the Company relies on external debt financing for its funding and is a measure of risk to its shareholders.

•
In connection with the Tyco Merger on September 2, 2016, JCI Inc., a wholly owned subsidiary of the Company, replaced its $2.5 billion committed five-year credit facility scheduled to mature in August 2018 with a $2.0 billion committed four-year credit facility scheduled to mature in August 2020. Also, in connection with the Tyco Merger on September 2, 2016, Tyco International Holding S.à.r.l ("TSarl"), a wholly owned subsidiary of the Company, entered into a four-year, $1.0 billion revolving credit agreement scheduled to mature in August 2020.

•
At September 30, 2016, the Company had committed bilateral U.S. dollar denominated revolving credit facilities totaling $135 million, which are scheduled to expire in fiscal 2017. There were no draws on any of these revolving facilities as of September 30, 2016.

•
Simultaneously with the closing of the Tyco Merger on September 2, 2016, TSarl borrowed $4.0 billion under the Term Loan Credit Agreement dated as of March 10, 2016 with a syndicate of lenders, providing for a three and a half year senior unsecured term loan facility to finance the cash consideration for, and fees, expenses and costs incurred in connection with the Merger.

•
In February 2016, the Company entered into a nine-month, $100 million floating rate term loan scheduled to mature in November 2016. Proceeds from the term loan were used for general corporate purposes.

•
In February 2016, the Company terminated a 37 million euro committed revolving credit facility scheduled to mature in September 2016, and subsequently entered into a nine-month, 100 million euro, floating rate term loan scheduled to mature in October 2016. Proceeds from the term loan were used for general corporate purposes.

•	In January 2016, the Company entered into a ten-month, $200 million, floating rate term loan scheduled to mature in October 2016. Proceeds from the term loan were used for general corporate purposes.

•	In January 2016, the Company entered into a ten-month, $125 million, floating rate term loan scheduled to mature in October 2016. Proceeds from the term loan were used for general corporate purposes.

•	In January 2016, the Company retired $800 million in principal amount, plus accrued interest, of its 5.5% fixed rate notes that matured in January 2016.

•	In September 2015, the Company retired, at maturity, $500 million, $150 million and $100 million floating rate term loans plus accrued interest that were entered into during fiscal 2015.

•
In June 2015, the Company entered into a five-year, 37 billion yen floating rate syndicated term loan scheduled to mature in June 2020. Proceeds from the syndicated term loan were used for general corporate purposes.

•
In May 2015, the Company made a partial repayment of 32 million euro in principal amount, plus accrued interest, of its 70 million euro floating rate credit facility scheduled to mature in November 2017. The remaining outstanding portion as of September 30, 2015 was repaid during fiscal 2016.

•	In March 2015, the Company retired $125 million in principal amount, plus accrued interest, of its 7.7% fixed rate notes that matured in March 2015.

•
In January 2015, the Company entered into a one-year, $90 million, committed revolving credit facility scheduled to mature in January 2016. The Company drew on the full credit facility during the quarter ended March 31, 2015. Proceeds from the revolving credit facility were used for general corporate purposes. The $90 million was repaid in September 2015.

•
The Company also selectively makes use of short-term credit lines. The Company estimates that, as of September 30, 2016, it could borrow up to $1.7 billion based on average borrowing levels during the quarter on committed credit lines.

•
The Company believes its capital resources and liquidity position at September 30, 2016 are adequate to meet projected needs. The Company believes requirements for working capital, capital expenditures, dividends, stock repurchases, minimum pension contributions, debt maturities and any potential acquisitions in fiscal 2017 will continue to be funded from operations, supplemented by short- and long-term borrowings, if required. The Company currently manages its short-term debt position in the U.S. and euro commercial paper markets and bank loan markets. In the event Johnson Controls, Inc., and TSarl are unable to issue commercial paper, they would have the ability to draw on their $2.0 billion and $1.0 billion revolving credit facilities, respectively. Both facilities mature in August 2020. There were no draws on the revolving credit facilities as of September 30, 2016. As such, the Company believes it has sufficient financial resources to fund operations and meet its obligations for the foreseeable future.

•
The Company earns a significant amount of its operating income outside of the parent company. Outside basis differences in these subsidiaries are deemed to be permanently reinvested. The Company currently does not intend nor foresee a need to repatriate undistributed earnings included in the outside basis differences other than in tax efficient manners. However, in fiscal 2016, the Company did provide income tax expense related to a change in the Company's assertion over a portion of the permanently reinvested earnings as a result of the planned spin-off of the Automotive Experience business. Except as noted, the Company’s intent is to reduce basis differences only when it would be tax efficient. The Company expects existing U.S. cash and liquidity to continue to be sufficient to fund the Company’s U.S. operating activities and cash commitments for investing and financing activities for at least the next twelve months and thereafter for the foreseeable future. In addition, the Company expects existing non-U.S. cash, cash equivalents, short-term investments and cash flows from operations to continue to be sufficient to fund the Company’s non-U.S. operating activities and cash commitments for investing activities, such as material capital expenditures, for at least the next twelve months and thereafter for the foreseeable future. Should the Company require more capital in the U.S. than is generated by operations in the U.S., the

Company could elect to raise capital in the U.S. through debt or equity issuances. In addition, should the Company require more capital at the Luxembourg and Ireland holding and financing entities, other than amounts that can be provided in tax efficient methods, the Company could also elect to raise capital through debt or equity issuances. This alternative could result in increased interest expense or other dilution of the Company’s earnings. The Company has borrowed funds in the U.S. and continues to have the ability to borrow funds in the U.S. at reasonable interest rates.

•
The Company's debt financial covenants require it to maintain a minimum consolidated shareholders’ equity attributable to Johnson Controls of at least $3.5 billion at all times and allow a maximum aggregated amount of 10% of its consolidated shareholders’ equity for liens and pledges. For purposes of calculating the covenants, consolidated shareholders’ equity attributable to Johnson Controls is calculated without giving effect to (i) the application of ASC 715-60, "Defined Benefit Plans - Other Postretirement," or (ii) the cumulative foreign currency translation adjustment. TSarl's, a wholly-owned subsidiary of Johnson Controls, revolving credit facility contains customary terms and conditions, and financial covenants that limit the ratio of TSarl's debt to earnings before interest, taxes, depreciation, and amortization and excluding special items to 3.5x and that limit its ability to incur subsidiary debt or grant liens on its property. As of September 30, 2016, the Company was in compliance with all covenants and other requirements set forth in its credit agreements and indentures and expects to remain in compliance for the foreseeable future. None of the Company’s debt agreements limit access to stated borrowing levels or require accelerated repayment in the event of a decrease in the Company’s credit rating.

•
To better align its resources with its growth strategies and reduce the cost structure of its global operations to address the softness in certain underlying markets, the Company committed to a significant restructuring plan in fiscal 2016 and recorded $288 million of restructuring and impairment costs in the consolidated statements of income within continuing operations. The restructuring action related to cost reduction initiatives in the Company’s Buildings and Power Solutions businesses and at Corporate. The costs consist primarily of workforce reductions, plant closures, asset impairments and change-in-control payments. The Company currently estimates that upon completion of the restructuring action, the fiscal 2016 restructuring plan will reduce annual operating costs from continuing operations by approximately $135 million, which is primarily the result of lower cost of sales and selling, general and administrative expenses due to reduced employee-related costs, depreciation and amortization expense. The Company expects the annual benefit of these actions will be substantially realized by the end of fiscal 2018. For fiscal 2016, there were no significant savings, net of execution costs, realized for this plan. The restructuring action is expected to be substantially complete in fiscal 2018. The restructuring plan reserve balance for continuing operations of $229 million at September 30, 2016 is expected to be paid in cash. Included in the reserve is $78 million of committed restructuring actions taken by Tyco for liabilities assumed as part of the Tyco acquisition.

•
To better align its resources with its growth strategies and reduce the cost structure of its global operations to address the softness in certain underlying markets, the Company committed to a significant restructuring plan in fiscal 2015 and recorded $215 million of restructuring and impairment costs in the consolidated statements of income within continuing operations. The restructuring action related to cost reduction initiatives in the Company’s Building Efficiency and Power Solutions businesses and at Corporate. The costs consist primarily of workforce reductions and asset impairments. The Company currently estimates that upon completion of the restructuring action, the fiscal 2015 restructuring plan will reduce annual operating costs from continuing operations by approximately $120 million, which is primarily the result of lower cost of sales and selling, general and administrative expenses due to reduced employee-related costs and depreciation expense. The Company expects that a portion of these savings, net of execution costs, will be achieved in fiscal 2016 and the full annual benefit of these actions is expected in fiscal 2017. For fiscal 2016, the savings from continuing operations, net of execution costs, were approximately 50% of the expected annual operating cost reduction. The restructuring action is expected to be substantially complete in 2016. The restructuring plan reserve balance for continuing operations of $5 million at September 30, 2016 is expected to be paid in cash.

•
To better align its resources with its growth strategies and reduce the cost structure of its global operations to address the softness in certain underlying markets, the Company committed to significant restructuring plans in fiscal 2014 and 2013 and recorded $165 million and $191 million, respectively, of restructuring and impairment costs in the consolidated statements of income within continuing operations. The restructuring actions related to cost reduction initiatives in the Company’s Building Efficiency and Power Solutions businesses and included workforce reductions, plant closures, and asset and goodwill impairments. The Company currently estimates that upon completion of the restructuring actions, the fiscal 2014 and 2013 restructuring plans will reduce annual operating costs from continuing operations by approximately $75 million and $140 million, respectively, which is primarily the result of lower cost of sales due to reduced employee-related costs and lower depreciation and amortization expense. The full annual benefit of these actions, net of execution costs, were achieved in fiscal 2016. The restructuring actions were substantially complete in 2016. The respective year’s restructuring plan reserve balances for continuing operations of $12 million and $11 million, respectively, at September 30, 2016 are expected to be paid in cash.

A summary of the Company’s significant contractual obligations for both continuing and discontinued operations as of September 30, 2016 is as follows (in millions):

	Total	2017	2018-2019	2020-2021	2022 and Beyond
Contractual Obligations
Long-term debt (including capital lease obligations)*	$15,234	$666	$548	$6,698	$7,322
Interest on long-term debt (including capital lease obligations)*	6,447	414	795	723	4,515
Operating leases	1,352	406	537	254	155
Purchase obligations	2,624	2,218	308	92	6
Pension and postretirement contributions	745	330	78	84	253
Tax indemnification liabilities**	290	—	—	—	—
Total contractual cash obligations	$26,692	$4,034	$2,266	$7,851	$12,251

* See "Capitalization" for additional information related to the Company's long-term debt. The Company's outstanding interest rate swaps in an asset position are not included in the table at September 30, 2016, which indicates the Company was in a net position of receiving cash under such swaps.

** As a result of the Tyco Merger in the fourth quarter of fiscal 2016, the Company recorded as part of the acquired liabilities of Tyco $290 million of post sale contingent tax indemnification liabilities within other noncurrent liabilities in the consolidated statements of financial position. The liabilities are recorded at fair value and relate to certain tax related matters borne by the buyer of previously divested subsidiaries of Tyco which Tyco has indemnified certain parties and the amounts are probable of being paid. Of the $290 million recorded as of September 30, 2016, $255 million is related to prior divested businesses and the remainder relates to Tyco’s tax sharing agreements from its 2007 and 2012 spin-off transactions. The payments due by period are not presented due to uncertainty as to when these liabilities will be settled or paid.

CRITICAL ACCOUNTING ESTIMATES AND POLICIES

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). This requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates. The following policies are considered by management to be the most critical in understanding the judgments that are involved in the preparation of the Company’s consolidated financial statements and the uncertainties that could impact the Company’s results of operations, financial position and cash flows.

Revenue Recognition

The Buildings business recognizes revenue from certain long-term contracts over the contractual period under the POC method of accounting. This method of accounting recognizes sales and gross profit as work is performed based on the relationship between actual costs incurred and total estimated costs at completion. Recognized revenues that will not be billed under the terms of the contract until a later date are recorded primarily in accounts receivable. Likewise, contracts where billings to date have exceeded recognized revenues are recorded primarily in other current liabilities. Changes to the original estimates may be required during the life of the contract and such estimates are reviewed monthly. Sales and gross profit are adjusted using the cumulative catch-up method for revisions in estimated total contract costs and contract values. Estimated losses are recorded when identified. Claims against customers are recognized as revenue upon settlement. The use of the POC method of accounting involves considerable use of estimates in determining revenues, costs and profits and in assigning the amounts to accounting periods. The periodic reviews have not resulted in adjustments that were significant to the Company’s results of operations. The Company continually evaluates all of the assumptions, risks and uncertainties inherent with the application of the POC method of accounting.

The Buildings business enters into extended warranties and long-term service and maintenance agreements with certain customers. For these arrangements, revenue is recognized on a straight-line basis over the respective contract term.

The Buildings business also sells certain heating, ventilating and air conditioning ("HVAC") and refrigeration products and services in bundled arrangements, where multiple products and/or services are involved. Significant deliverables within these arrangements include equipment, commissioning, service labor and extended warranties. Approximately four to twelve months separate the timing of the first deliverable until the last piece of equipment is delivered, and there may be extended warranty arrangements with duration of one to five years commencing upon the end of the standard warranty period. In addition, the Buildings business sells security monitoring systems that may have multiple elements, including equipment, installation, monitoring services and maintenance agreements. Revenues associated with sale of equipment and related installations are recognized once delivery, installation and customer acceptance is completed, while the revenue for monitoring and maintenance services are recognized as services are rendered. In accordance with ASU No. 2009-13, "Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force," the Company divides bundled arrangements into separate deliverables and revenue is allocated to each deliverable based on the relative selling price method. In order to estimate relative selling price, market data and transfer price studies are utilized. Revenue recognized for security monitoring equipment and installation is limited to the lesser of their allocated amounts under the estimated selling price hierarchy or the non-contingent up-front consideration received at the time of installation, since collection of future amounts under the arrangement with the customer is contingent upon the delivery of monitoring and maintenance services. For transactions in which the Company retains ownership of the subscriber system asset, fees for monitoring and maintenance services are recognized on a straight-line basis over the contract term. Non-refundable fees received in connection with the initiation of a monitoring contract, along with associated direct and incremental selling costs, are deferred and amortized over the estimated life of the customer relationship.

In all other cases, the Company recognizes revenue at the time title passes to the customer or as services are performed.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill reflects the cost of an acquisition in excess of the fair values assigned to identifiable net assets acquired. The Company reviews goodwill for impairment during the fourth fiscal quarter or more frequently if events or changes in circumstances indicate the asset might be impaired. The Company performs impairment reviews for its reporting units, which have been determined to be the Company’s reportable segments or one level below the reportable segments in certain instances, using a fair value method based on management’s judgments and assumptions or third party valuations. The fair value of a reporting unit refers to the price that would be received to sell the unit as a whole in an orderly transaction between market participants at the measurement date. In estimating the fair value, the Company uses multiples of earnings based on the average of historical, published multiples of earnings of comparable entities with similar operations and economic characteristics. In certain instances, the Company uses discounted cash flow analyses or estimated sales price to further support the fair value estimates. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, "Fair Value Measurement." The estimated fair value is then compared with the carrying amount of the reporting unit, including recorded goodwill. The Company is subject to financial statement risk to the extent that the carrying amount exceeds the estimated fair value. Refer to Note 7, "Goodwill and Other Intangible Assets," of the notes to consolidated financial statements for information regarding the goodwill impairment testing performed in the fourth quarters of fiscal years 2016, 2015 and 2014.

Indefinite-lived intangible assets are also subject to at least annual impairment testing. Indefinite-lived intangible assets consist of trademarks and tradenames and are tested for impairment using a relief-from-royalty method. A considerable amount of management judgment and assumptions are required in performing the impairment tests.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including tangible assets and other intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analyses in accordance with ASC 360-10-15, "Impairment or Disposal of Long-Lived Assets." ASC 360-10-15 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on discounted cash flow analysis or appraisals. Refer to Note 17, "Impairment of Long-Lived Assets," of the notes to consolidated financial statements for information regarding the impairment testing performed in fiscal years 2016, 2015 and 2014.

Employee Benefit Plans

The Company provides a range of benefits to its employees and retired employees, including pensions and postretirement benefits. Plan assets and obligations are measured annually, or more frequently if there is a remeasurement event, based on the Company’s measurement date utilizing various actuarial assumptions such as discount rates, assumed rates of return, compensation increases, turnover rates and health care cost trend rates as of that date. The Company reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when appropriate.

The Company utilizes a mark-to-market approach for recognizing pension and postretirement benefit expenses, including measuring the market related value of plan assets at fair value and recognizing actuarial gains and losses in the fourth quarter of each fiscal year or at the date of a remeasurement event. Refer to Note 15, "Retirement Plans," of the notes to consolidated financial statements for disclosure of the Company's pension and postretirement benefit plans.

U.S. GAAP requires that companies recognize in the statement of financial position a liability for defined benefit pension and postretirement plans that are underfunded or unfunded, or an asset for defined benefit pension and postretirement plans that are overfunded. U.S. GAAP also requires that companies measure the benefit obligations and fair value of plan assets that determine a benefit plan’s funded status as of the date of the employer’s fiscal year end.

The Company considers the expected benefit payments on a plan-by-plan basis when setting assumed discount rates. As a result, the Company uses different discount rates for each plan depending on the plan jurisdiction, the demographics of participants and the expected timing of benefit payments. For the U.S. pension and postretirement plans, the Company uses a discount rate provided by an independent third party calculated based on an appropriate mix of high quality bonds. For the non-U.S. pension and postretirement plans, the Company consistently uses the relevant country specific benchmark indices for determining the various discount rates. The Company’s discount rate on U.S. pension plans was 3.70% and 4.40% at September 30, 2016 and 2015, respectively. The Company’s discount rate on postretirement plans was 3.30% and 3.75% at September 30, 2016 and 2015, respectively. The Company’s weighted average discount rate on non-U.S. pension plans was 1.90% and 3.15% at September 30, 2016 and 2015, respectively.

At September 30, 2015, the Company changed the method used to estimate the service and interest components of net periodic benefit cost for pension and other postretirement benefits for plans that utilize a yield curve approach. This change compared to the previous method will result in different service and interest components of net periodic benefit cost (credit) in future periods. Historically, the Company estimated these service and interest cost components utilizing a single weighted-average discount rate derived from the yield curve used to measure the benefit obligation at the beginning of the period. The Company elected to utilize a full yield curve approach in the estimation of these components by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. The Company made this change to provide a more precise measurement of service and interest costs by improving the correlation between projected benefit cash flows to the corresponding spot yield curve rates. This change does not affect the measurement of the total benefit obligations or annual net periodic benefit cost (credit) as the change in the service and interest costs is completely offset in the net actuarial (gain) loss reported. The change in the service and interest costs was not significant. The Company has accounted for this change as a change in accounting estimate.

In estimating the expected return on plan assets, the Company considers the historical returns on plan assets, adjusted for forward-looking considerations, inflation assumptions and the impact of the active management of the plans’ invested assets. Reflecting the relatively long-term nature of the plans’ obligations, approximately 47% of the plans’ assets are invested in fixed income securities and 41% in equity securities, with the remainder primarily invested in alternative investments. For the years ending September 30, 2016 and 2015, the Company’s expected long-term return on U.S. pension plan assets used to determine net periodic benefit cost was 7.50%. The actual rate of return on U.S. pension plans was above 7.50% in fiscal 2016 and was below 7.50% in fiscal 2015. For the years ending September 30, 2016 and 2015, the Company’s weighted average expected long-term return on non-U.S. pension plan assets was 4.50%. The actual rate of return on non-U.S. pension plans was above 4.50% in fiscal 2016 and approximated 4.50% in 2015. For the years ending September 30, 2016 and 2015, the Company’s weighted average expected long-term return on postretirement plan assets was 5.45% and 5.75%, respectively. The actual rate of return on postretirement plan assets was above 5.45% in fiscal 2016 and was below 5.75% in fiscal 2015.

Beginning in fiscal 2017, the Company believes the long-term rate of return will approximate 7.50%, 3.20% and 5.60% for U.S. pension, non-U.S. pension and postretirement plans, respectively. Any differences between actual investment results and the expected long-term asset returns will be reflected in net periodic benefit costs in the fourth quarter of each fiscal year. If the Company’s actual returns on plan assets are less than the Company’s expectations, additional contributions may be required.

In fiscal 2016, total employer contributions to the defined benefit pension plans were $136 million, of which $34 million were voluntary contributions made by the Company. The Company expects to contribute approximately $326 million in cash to its defined benefit pension plans in fiscal 2017 including $247 million due to change-in-control provisions triggered by the Tyco Merger. In fiscal 2016, total employer and employee contributions to the postretirement plans were $7 million. The Company expects to contribute approximately $4 million in cash to its postretirement plans in fiscal 2017.

Based on information provided by its independent actuaries and other relevant sources, the Company believes that the assumptions used are reasonable; however, changes in these assumptions could impact the Company’s financial position, results of operations or cash flows.

Loss Contingencies

Accruals are recorded for various contingencies including legal proceedings, environmental matters, self-insurance and other claims that arise in the normal course of business. The accruals are based on judgment, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel and actuarially determined estimates. Additionally, the Company records receivables from third party insurers when recovery has been determined to be probable.

The Company is subject to laws and regulations relating to protecting the environment. The Company provides for expenses associated with environmental remediation obligations when such amounts are probable and can be reasonably estimated. Refer to Note 23, "Commitments and Contingencies," of the notes to consolidated financial statements.

The Company records liabilities for its workers' compensation, product, general and auto liabilities. The determination of these liabilities and related expenses is dependent on claims experience. For most of these liabilities, claims incurred but not yet reported are estimated by utilizing actuarial valuations based upon historical claims experience. The Company records receivables from third party insurers when recovery has been determined to be probable.

Asbestos-Related Contingencies and Insurance Receivables

The Company and certain of its subsidiaries along with numerous other companies are named as defendants in personal injury lawsuits based on alleged exposure to asbestos-containing materials. The Company's estimate of the liability and corresponding insurance recovery for pending and future claims and defense costs is based on the Company's historical claim experience, and estimates of the number and resolution cost of potential future claims that may be filed and is discounted to present value from 2069 (which is the Company's reasonable best estimate of the actuarially determined time period through which asbestos-related claims will be filed against Company affiliates). Asbestos related defense costs are included in the asbestos liability. The Company's legal strategy for resolving claims also impacts these estimates. The Company considers various trends and developments in evaluating the period of time (the look-back period) over which historical claim and settlement experience is used to estimate and value claims reasonably projected to be made through 2069. Annually, the Company assesses the sufficiency of its estimated liability for pending and future claims and defense costs by evaluating actual experience regarding claims filed, settled and dismissed, and amounts paid in settlements. In addition to claims and settlement experience, the Company considers additional quantitative and qualitative factors such as changes in legislation, the legal environment, and the Company's defense strategy. The Company also evaluates the recoverability of its insurance receivable on an annual basis. The Company evaluates all of these factors and determines whether a change in the estimate of its liability for pending and future claims and defense costs or insurance receivable is warranted.

In connection with the recognition of liabilities for asbestos-related matters, the Company records asbestos-related insurance recoveries that are probable. The Company's estimate of asbestos-related insurance recoveries represents estimated amounts due to the Company for previously paid and settled claims and the probable reimbursements relating to its estimated liability for pending and future claims discounted to present value. In determining the amount of insurance recoverable, the Company considers available insurance, allocation methodologies, solvency and creditworthiness of the insurers. Refer to Note 23, "Commitments and Contingencies," of the notes to consolidated financial statements for a discussion on management's judgments applied in the recognition and measurement of asbestos-related assets and liabilities.

Product Warranties

The Company offers warranties to its customers depending upon the specific product and terms of the customer purchase agreement. A typical warranty program requires that the Company replace defective products within a specified time period from the date of sale. The Company records an estimate of future warranty-related costs based on actual historical return rates and other known factors. Based on analysis of return rates and other factors, the Company’s warranty provisions are adjusted as necessary. At September 30, 2016, the Company had recorded $374 million of warranty reserves for continuing operations, including extended warranties for which deferred revenue is recorded. The Company monitors its warranty activity and adjusts its reserve estimates when it is probable that future warranty costs will be different than those estimates. Refer to Note 21, "Guarantees," of the notes to consolidated financial statements for disclosure of the Company's product warranty liabilities.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, "Income Taxes." Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and other loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company records a valuation allowance that primarily represents non-U.S. operating and other loss carryforwards for which realization is uncertain. Management judgment is required in determining the Company’s provision for income taxes, deferred tax assets and liabilities, and the valuation allowance recorded against the Company’s net deferred tax assets. In calculating the provision for income taxes on an interim basis, the Company uses an estimate of the annual effective tax rate based upon the facts and circumstances known at each interim period. On a quarterly basis, the actual effective tax rate is adjusted as appropriate based upon the actual results as compared to those forecasted at the beginning of the fiscal year.

The Company reviews the realizability of its deferred tax asset valuation allowances on a quarterly basis, or whenever events or changes in circumstances indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or consolidated group recording the net deferred tax asset are considered, along with any other positive or negative evidence. Since future financial results may differ from previous estimates, periodic adjustments to the Company’s valuation allowances may be necessary. At September 30, 2016, the Company had a valuation allowance of $3,400 million for continuing operations, of which $3,067 million relates to net operating loss carryforwards primarily in Australia, Belgium, Brazil, China, France, Spain, Switzerland, Luxembourg and the United Kingdom for which sustainable taxable income has not been demonstrated; and $333 million for other deferred tax assets.

The Company is subject to income taxes in the U.S. and numerous non-U.S. jurisdictions. Judgment is required in determining its worldwide provision for income taxes and recording the related assets and liabilities. In the ordinary course of the Company’s business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities. At September 30, 2016, the Company had unrecognized tax benefits of $1,706 million for continuing operations.

The Company does not generally provide additional U.S. or non-U.S. income taxes on outside basis differences of consolidated subsidiaries included in shareholders’ equity attributable to Johnson Controls. The reduction of the outside basis differences via the sale or liquidation of these subsidiaries and/or distributions could create taxable income.  The Company’s intent is to reduce the outside basis differences only when it would be tax efficient. Refer to "Capitalization" within the "Liquidity and Capital Resources" section for discussion of U.S. and non-U.S. cash projections.

Refer to Note 18, "Income Taxes," of the notes to consolidated financial statements for the Company's income tax disclosures.

NEW ACCOUNTING PRONOUNCEMENTS

Recently Adopted Accounting Pronouncements

In October 2016, the FASB issued ASU No. 2016-17, "Consolidations (Topic 810): Interests Held through Related Parties that are under Common Control." The ASU changes how a single decision maker of a variable interest entity ("VIE") that holds indirect interest in the entity through related parties that are under common control determines whether it is the primary beneficiary of the VIE. The new guidance amends ASU 2015-02, "Consolidation (Topic 810): Amendments to the Consolidation Analysis" issued in February 2015. ASU 2016-17 was effective retrospectively for the Company for the quarter ending December 31, 2016. The adoption of this guidance did not have an impact on the Company's consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes." ASU No. 2015-17 requires that deferred tax liabilities and assets be classified as noncurrent in the consolidated statements of financial position. During the quarter ended December 31, 2015, the Company early adopted ASU No. 2015-17 and applied the change retrospectively to all periods presented.

In May 2015, the FASB issued ASU No. 2015-07, "Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)." ASU No. 2015-07 removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. Such investments should be disclosed separate from the fair value hierarchy. ASU No. 2015-07 was effective retrospectively for the Company for the quarter ending December 31, 2016. The adoption of this guidance did not have an impact on the Company's consolidated financial statements, but did impact pension asset disclosures.

In April 2015, the FASB issued ASU No. 2015-03, "Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs." ASU No. 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability. ASU No. 2015-07 was effective retrospectively for the Company for the quarter ending December 31, 2016 and applied the change retrospectively to all periods presented. This change did not have an impact to any period presented on the consolidated statements of income.

In February 2015, the FASB issued ASU No. 2015-02, "Consolidation (Topic 810): Amendments to the Consolidation Analysis." ASU No. 2015-02 amends the analysis performed to determine whether a reporting entity should consolidate certain types of legal entities. ASU No. 2015-02 was effective retrospectively for the Company for the quarter ending December 31, 2016. The adoption of this guidance did not have an impact on the Company's consolidated financial statements.

In April 2014, the FASB issued ASU No. 2014-08, "Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity." ASU No. 2014-08 limits discontinued operations reporting to situations where the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results, and requires expanded disclosures for discontinued operations. ASU No. 2014-08 was effective for the Company for the quarter ended December 31, 2015. The adoption of this guidance did not have any impact on the Company's consolidated financial statements as there were no dispositions or disposals during the quarter ended December 31, 2015.

Recently Issued Accounting Pronouncements

In October 2016, the FASB issued ASU No. 2016-16, "Accounting for Income Taxes: Intra-Entity Asset Transfers of Assets Other than Inventory". The ASU requires the tax effects of all intra-entity sales of assets other than inventory to be recognized in the period in which the transaction occurs. The guidance will be effective for the Company for the quarter ending December 31, 2018 with early adoption permitted but only in the first interim period of a fiscal year. The changes are required to be applied by means of a cumulative-effect adjustment recorded in retained earnings as of the beginning of the fiscal year of adoption. The Company is currently assessing the impact adoption of this guidance will have on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments." ASU No. 2016-15 provides clarification guidance on eight specific cash flow presentation issues in order to reduce the diversity in practice. ASU No. 2016-15 will be effective for the Company for the quarter ending December 31, 2018, with early adoption permitted. The guidance should be applied retrospectively to all periods presented, unless deem impracticable, in which case prospective application is permitted. The Company is currently assessing the impact adoption of this guidance will have on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, "Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments." ASU No. 2016-13 changes the impairment model for financial assets measured at amortized cost, requiring presentation at the net amount expected to be collected. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts. Available-for-sale debt securities with unrealized losses will now be recorded through an allowance for credit losses. ASU No. 2016-13 will be effective for the Company for the quarter ended December 31, 2020, with early adoption permitted for the quarter ended December 31, 2019. The adoption of this guidance is not expected to have a significant impact on the Company's consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, "Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting." ASU No. 2016-09 impacts certain aspects of the accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statements of cash flows. ASU No. 2016-09 will be effective for the Company for the quarter ending December 31, 2017, with early adoption permitted. The Company is currently assessing the impact adoption of this guidance will have on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-07, "Investments - Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting." ASU No. 2016-07 eliminates the requirement for an investment that qualifies for the use of the equity method of accounting as a result of an increase in the level of ownership or degree of influence to adjust the investment, results of operations and retained earnings retrospectively. ASU No. 2016-07 will be effective prospectively for the Company for increases in the level of ownership interest or degree of influence that result in the adoption of the equity method that occur during or after the quarter ending December 31, 2017, with early adoption permitted. The impact of this guidance for the Company is dependent on any future increases in the level of ownership interest or degree of influence that result in the adoption of the equity method.

In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)." ASU No. 2016-02 requires recognition of operating leases as lease assets and liabilities on the balance sheet, and disclosure of key information about leasing arrangements. ASU No. 2016-02 will be effective retrospectively for the Company for the quarter ending December 31, 2019, with early adoption permitted. The Company is currently assessing the impact adoption of this guidance will have on its consolidated financial statements.
In January 2016, the FASB issued ASU No. 2016-01, "Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities." ASU No. 2016-01 amends certain aspects of recognition, measurement, presentation and disclosure of financial instruments. ASU No. 2016-01 will be effective for the Company for the quarter ending December 31, 2018, and early adoption is not permitted, with certain exceptions. The changes are required to be applied by means of a cumulative-effect adjustment on the balance sheet as of the beginning of the fiscal year of adoption. The Company is currently assessing the impact adoption of this guidance will have on its consolidated financial statements.
In July 2015, the FASB issued ASU No. 2015-11, "Simplifying the Measurement of Inventory." ASU No. 2015-11 requires inventory that is recorded using the first-in, first-out method to be measured at the lower of cost or net realizable value. ASU No. 2015-11 will be effective prospectively for the Company for the quarter ending December 31, 2017, with early adoption permitted. The adoption of this guidance is not expected to have a significant impact on the Company's consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)." ASU No. 2014-09 clarifies the principles for recognizing revenue when an entity either enters into a contract with customers to transfer goods or services or enters into a contract for the transfer of non-financial assets. The original standard was effective retrospectively for the Company for the quarter ending December 31, 2017; however in August 2015, the FASB issued ASU No. 2015-14, "Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date," which defers the effective date of ASU No. 2014-09 by one-year for all entities. The new standard will become effective retrospectively for the Company for the quarter ending December 31, 2018, with early adoption permitted, but not before the original effective date. Additionally, in March 2016, the FASB issued ASU No. 2016-08, "Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)," in April 2016, the FASB issued ASU No. 2016-10, "Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing," and in May 2016, the FASB issued ASU No. 2016-12, "Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients," all of which provide additional clarification on certain topics addressed in ASU No. 2014-09. ASU No. 2016-08, ASU No. 2016-10 and ASU No. 2016-12 follow the same implementation guidelines as ASU No. 2014-09 and ASU No. 2015-14. The Company is currently assessing the impact adoption of this guidance will have on its consolidated financial statements.

RISK MANAGEMENT

The Company selectively uses derivative instruments to reduce market risk associated with changes in foreign currency, commodities, interest rates and stock-based compensation. All hedging transactions are authorized and executed pursuant to clearly defined policies and procedures, which strictly prohibit the use of financial instruments for speculative purposes. At the inception of the hedge, the Company assesses the effectiveness of the hedge instrument and designates the hedge instrument as either (1) a hedge of a recognized asset or liability or of a recognized firm commitment (a fair value hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to an unrecognized asset or liability (a cash flow hedge) or (3) a hedge of a net investment in a non-U.S. operation (a net investment hedge). The Company performs hedge effectiveness testing on an ongoing basis depending on the type of hedging instrument used. All other derivatives not designated as hedging instruments under ASC 815, "Derivatives and Hedging," are revalued in the consolidated statements of income.

For all foreign currency derivative instruments designated as cash flow hedges, retrospective effectiveness is tested on a monthly basis using a cumulative dollar offset test. The fair value of the hedged exposures and the fair value of the hedge instruments are revalued, and the ratio of the cumulative sum of the periodic changes in the value of the hedge instruments to the cumulative sum of the periodic changes in the value of the hedge is calculated. The hedge is deemed as highly effective if the ratio is between 80% and 125%. For commodity derivative contracts designated as cash flow hedges, effectiveness is tested using a regression calculation. Ineffectiveness is minimal as the Company aligns most of the critical terms of its derivatives with the supply contracts.

For net investment hedges, the Company assesses its net investment positions in the non-U.S. operations and compares it with the outstanding net investment hedges on a quarterly basis. The hedge is deemed effective if the aggregate outstanding principal of the hedge instruments designated as the net investment hedge in a non-U.S. operation does not exceed the Company’s net investment positions in the respective non-U.S. operation.

The Company selectively uses interest rate swaps to reduce market risk associated with changes in interest rates for its fixed-rate bonds. At September 30, 2016, all outstanding interest rate swaps qualify for the long-haul method. The Company assesses retrospective and prospective effectiveness and records any measured ineffectiveness in the consolidated statements of income on a monthly basis.

Equity swaps and any other derivative instruments not designated as hedging instruments under ASC 815 require no assessment of effectiveness.

A discussion of the Company’s accounting policies for derivative financial instruments is included in Note 1, "Summary of Significant Accounting Policies," of the notes to consolidated financial statements, and further disclosure relating to derivatives and hedging activities is included in Note 10, "Derivative Instruments and Hedging Activities," and Note 11, "Fair Value Measurements," of the notes to consolidated financial statements.

Foreign Exchange

The Company has manufacturing, sales and distribution facilities around the world and thus makes investments and enters into transactions denominated in various foreign currencies. In order to maintain strict control and achieve the benefits of the Company’s global diversification, foreign exchange exposures for each currency are netted internally so that only its net foreign exchange exposures are, as appropriate, hedged with financial instruments.

The Company hedges 70% to 90% of the nominal amount of each of its known foreign exchange transactional exposures. The Company primarily enters into foreign currency exchange contracts to reduce the earnings and cash flow impact of the variation of non-functional currency denominated receivables and payables. Gains and losses resulting from hedging instruments offset the foreign exchange gains or losses on the underlying assets and liabilities being hedged. The maturities of the forward exchange contracts generally coincide with the settlement dates of the related transactions. Realized and unrealized gains and losses on these contracts are recognized in the same period as gains and losses on the hedged items. The Company also selectively hedges anticipated transactions that are subject to foreign exchange exposure, primarily with foreign currency exchange contracts, which are designated as cash flow hedges in accordance with ASC 815.

The Company had entered into cross-currency interest rate swaps and foreign currency denominated debt obligations to selectively hedge portions of its net investment in non-U.S. subsidiaries. The currency effects of the cross-currency interest rate swaps and debt obligations are reflected in the AOCI account within shareholders’ equity attributable to Johnson Controls ordinary shareholders where they offset gains and losses recorded on the Company’s net investments globally.

At September 30, 2016 and 2015, the Company estimates that an unfavorable 10% change in the exchange rates would have decreased net unrealized gains by approximately $297 million and $234 million, respectively.

Interest Rates

The Company uses interest rate swaps to offset its exposure to interest rate movements. In accordance with ASC 815, these outstanding swaps qualify and are designated as fair value hedges. The Company had eight interest rate swaps totaling $850 million outstanding at September 30, 2016 and twelve interest rates swaps totaling $1.7 billion outstanding at September 30, 2015. A 10% increase in the average cost of the Company’s variable rate debt would have resulted in an unfavorable change in pre-tax interest expense of approximately $11 million and $6 million for the year ended September 30, 2016 and 2015, respectively.

Commodities

The Company uses commodity hedge contracts in the financial derivatives market in cases where commodity price risk cannot be naturally offset or hedged through supply base fixed price contracts. Commodity risks are systematically managed pursuant to policy guidelines. As a cash flow hedge, gains and losses resulting from the hedging instruments offset the gains or losses on purchases of the underlying commodities that will be used in the business. The maturities of the commodity hedge contracts coincide with the expected purchase of the commodities.

ENVIRONMENTAL, HEALTH AND SAFETY AND OTHER MATTERS

The Company’s global operations are governed by environmental laws and worker safety laws. Under various circumstances, these laws impose civil and criminal penalties and fines, as well as injunctive and remedial relief, for noncompliance and require remediation at sites where Company-related substances have been released into the environment.

The Company has expended substantial resources globally, both financial and managerial, to comply with applicable environmental laws and worker safety laws and to protect the environment and workers. The Company believes it is in substantial compliance with such laws and maintains procedures designed to foster and ensure compliance. However, the Company has been, and in the future may become, the subject of formal or informal enforcement actions or proceedings regarding noncompliance with such laws or the remediation of Company-related substances released into the environment. Such matters typically are resolved with regulatory authorities through commitments to compliance, abatement or remediation programs and in some cases payment of penalties. Historically, neither such commitments nor penalties imposed on the Company have been material.

The Company accrues for potential environmental liabilities when it is probable a liability has been incurred and the amount of the liability is reasonably estimable. As of September 30, 2016, reserves for environmental liabilities for continuing operations totaled $51 million, of which $11 million was recorded within other current liabilities and $40 million was recorded within other noncurrent liabilities in the consolidated statements of financial position. The Company’s environmental liabilities do not take into consideration any possible recoveries of future insurance proceeds. Because of the uncertainties associated with environmental remediation activities at sites where the Company may be potentially liable, future expenses to remediate identified sites could be considerably higher than the accrued liability. However, while neither the timing nor the amount of ultimate costs associated with known environmental remediation matters can be determined at this time, the Company does not expect that these matters will have a material adverse effect on its financial position, results of operations or cash flows. In addition, the Company has identified asset retirement obligations for environmental matters that are expected to be addressed at the retirement, disposal, removal or abandonment of existing owned facilities. At September 30, 2016, the Company recorded conditional asset retirement obligations of $74 million.

The Company and certain of its subsidiaries, along with numerous other third parties, are named as defendants in personal injury lawsuits based on alleged exposure to asbestos containing materials. These cases have typically involved product liability claims based primarily on allegations of manufacture, sale or distribution of industrial products that either contained asbestos or were used with asbestos containing components. As of September 30, 2016, the Company's estimated asbestos related net liability recorded on a discounted basis within the Company's consolidated statements of financial position is $148 million. The net liability within the consolidated statements of financial position is comprised of a liability for pending and future claims and related defense costs of $548 million, of which $35 million is recorded in other current liabilities and $513 million is recorded in other noncurrent liabilities. The Company also maintains separate cash, investments and receivables related to insurance recoveries within the consolidated statements of financial position of $400 million, of which $41 million is recorded in other current assets, and $359 million is recorded in other noncurrent assets. Assets include $16 million of cash and $264 million of investments, which have all been designated as restricted. In connection with the recognition of liabilities for asbestos-related matters, the Company records asbestos-related insurance recoveries that are probable, the amount of such recoveries recorded at September 30, 2016 is $120 million. The Company believes that the asbestos related liabilities and insurance related receivables recorded as of September 30, 2016 are appropriate. The assets recorded in fiscal 2016 were as a result of assets acquired as part of the Tyco Merger.

The Company records liabilities for its workers' compensation, product, general and auto liabilities. The determination of these liabilities and related expenses is dependent on claims experience. For most of these liabilities, claims incurred but not yet reported are estimated by utilizing actuarial valuations based upon historical claims experience. At September 30, 2016, the insurable liabilities for continuing operations totaled $422 million, of which $60 million was recorded within other current liabilities, $28 million was recorded within accrued compensation and benefits, and $334 million was recorded within other noncurrent liabilities in the consolidated statements of financial position. The Company records receivables from third party insurers when recovery has been determined to be probable. The Company maintains captive insurance companies to manage certain of its insurable liabilities.

The Company is involved in various lawsuits, claims and proceedings incident to the operation of its businesses, including those pertaining to product liability, environmental, safety and health, intellectual property, employment, commercial and contractual matters, and various other casualty matters. Although the outcome of litigation cannot be predicted with certainty and some lawsuits, claims or proceedings may be disposed of unfavorably to us, it is management’s opinion that none of these will have a material adverse effect on the Company’s financial position, results of operations or cash flows. Costs related to such matters were not material to the periods presented. Refer to Note 23, "Commitments and Contingencies," of the notes to consolidated financial statements for additional information.

QUARTERLY FINANCIAL DATA

(in millions, except per share data) (quarterly amounts unaudited)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year

2016
Net sales	$4,696	$4,733	$5,154	$6,254	$20,837
Gross profit	1,257	1,287	1,422	1,688	5,654
Net income (loss) (1)	490	(469)	459	(1,132)	(652)
Net income (loss) attributable to Johnson Controls	450	(530)	383	(1,171)	(868)
Earnings (loss) per share (2)
Basic	0.69	(0.82)	0.59	(1.61)	(1.30)
Diluted	0.69	(0.82)	0.59	(1.61)	(1.30)

2015
Net sales	$4,341	$3,965	$4,206	$4,588	$17,100
Gross profit	1,137	1,084	1,137	1,173	4,531
Net income (3)	546	557	207	369	1,679
Net income attributable to Johnson Controls	507	529	178	349	1,563
Earnings per share (4)
Basic	0.77	0.81	0.27	0.54	2.39
Diluted	0.76	0.80	0.27	0.53	2.36

(1)
The fiscal 2016 first quarter net income includes $101 million for transaction, integration and separation costs. The fiscal 2016 second quarter net loss includes $229 million of significant restructuring and impairment costs, and $131 million for transaction, integration and separation costs. The fiscal 2016 third quarter net income includes $167 million for transaction, integration, and separation costs, and $102 million of significant restructuring and impairment costs. The fiscal 2016 fourth quarter net loss includes $514 million of net mark-to-market and settlement losses on pension and postretirement plans, $296 million of significant restructuring and impairment costs, and $293 million for transaction, integration and separation costs. The preceding amounts are stated on a pre-tax and pre-noncontrolling interest impact basis and include both continuing and discontinued operations activity.

(2)	Basic and diluted earnings (loss) per share will not cross-foot due to the impact of the Tyco Merger on the weighted-average shares included within the earnings per share calculation.

(3)
The fiscal 2015 first quarter net income includes $20 million for transaction and integration costs. The fiscal 2015 second quarter net income includes $28 million for transaction and integration costs, and a $200 million gain on divestiture of two Global Workplace Solutions ("GWS") joint ventures. The fiscal 2015 third quarter net income includes $48 million for transaction, integration, and separation costs. The fiscal 2015 fourth quarter net income includes $422 million of net mark-to-market losses on pension and postretirement plans, $397 million of significant restructuring and impairment costs, a $145 million gain on divestiture of the Interiors business, $82 million for transaction, integration and separation costs, and a $940 million gain on the divestiture of GWS. The preceding amounts are stated on a pre-tax basis and include both continuing and discontinued operations activity.

(4)	Due to the use of the weighted-average shares outstanding for each quarter for computing earnings per share, the sum of the quarterly per share amounts may not equal the per share amount for the year.

ITEM 8	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Index to Consolidated Financial Statements

Page

Report of Independent Registered Public Accounting Firm	41

Consolidated Statements of Income for the years ended September 30, 2016, 2015 and 2014	43

Consolidated Statements of Comprehensive Income (Loss) for the years ended September 30, 2016, 2015 and 2014	44

Consolidated Statements of Financial Position as of September 30, 2016 and 2015	45

Consolidated Statements of Cash Flows for the years ended September 30, 2016, 2015 and 2014	46

Consolidated Statements of Shareholders' Equity Attributable to Johnson Controls Ordinary Shareholders for the years ended September 30, 2016, 2015 and 2014	47

Notes to Consolidated Financial Statements	48

Schedule II - Valuation and Qualifying Accounts	119

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Johnson Controls International plc

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Johnson Controls International plc and its subsidiaries at September 30, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2016 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2016 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1 to the accompanying consolidated financial statements, the Company changed the manner in which it classifies deferred taxes in fiscal 2016.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management's Report on Internal Control Over Financial Reporting, management has excluded the operations of the Tyco business from its assessment of internal control over financial reporting as of September 30, 2016 given that the acquisition date of Tyco was September 2, 2016. We have also excluded the Tyco business from our audit of internal control over financial reporting. The Tyco business is a wholly-owned subsidiary whose total assets and total revenues represent approximately 44 percent and less than 2 percent, respectively, of the related consolidated financial statement amounts as of and for the year ended September 30, 2016.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Milwaukee, Wisconsin

November 23, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of reporting the Automotive Experience business as a discontinued operation, the change in classification of debt issuance costs and the change in segment performance measure discussed in Note 1 to these consolidated financial statements, as to which the date is February 23, 2017

Johnson Controls International plc
Consolidated Statements of Income

	Year Ended September 30,
(in millions, except per share data)	2016	2015	2014
Net sales
Products and systems*	$16,798	$13,434	$12,946
Services*	4,039	3,666	3,771
	20,837	17,100	16,717
Cost of sales
Products and systems*	12,448	10,051	9,871
Services*	2,735	2,518	2,534
	15,183	12,569	12,405

Gross profit	5,654	4,531	4,312

Selling, general and administrative expenses	(4,190)	(3,191)	(2,994)
Restructuring and impairment costs	(288)	(215)	(165)
Net financing charges	(289)	(274)	(226)
Equity income	174	80	110

Income from continuing operations before income taxes	1,061	931	1,037

Income tax provision	197	71	93

Income from continuing operations	864	860	944

Income (loss) from discontinued operations, net of tax (Note 4)	(1,516)	819	399

Net income (loss)	(652)	1,679	1,343

Income from continuing operations attributable to noncontrolling interests	132	46	38
Income from discontinued operations attributable to noncontrolling interests	84	70	90

Net income (loss) attributable to Johnson Controls	$(868)	$1,563	$1,215

Amounts attributable to Johnson Controls ordinary shareholders:
Income from continuing operations	$732	$814	$906
Income (loss) from discontinued operations	(1,600)	749	309
Net income (loss)	$(868)	$1,563	$1,215

Basic earnings (loss) per share attributable to Johnson Controls
Continuing operations	$1.10	$1.24	$1.36
Discontinued operations	(2.40)	1.14	0.46
Net income (loss) **	$(1.30)	$2.39	$1.82

Diluted earnings (loss) per share attributable to Johnson Controls
Continuing operations	$1.09	$1.23	$1.34
Discontinued operations	(2.38)	1.13	0.46
Net income (loss)	$(1.29)	$2.36	$1.80

*	Products and systems consist of Buildings and Power Solutions products and systems. Services are Buildings technical services.

**	Certain items do not sum due to rounding.
The accompanying notes are an integral part of the consolidated financial statements.

Johnson Controls International plc
Consolidated Statements of Comprehensive Income (Loss)

	Year Ended September 30,
(in millions)	2016	2015	2014

Net income (loss)	$(652)	$1,679	$1,343

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(94)	(825)	(642)
Realized and unrealized gains (losses) on derivatives	9	(10)	(3)
Realized and unrealized losses on marketable securities	(1)	—	(7)
Pension and postretirement plans	(1)	(10)	(5)

Other comprehensive loss	(87)	(845)	(657)

Total comprehensive income (loss)	(739)	834	686

Comprehensive income attributable to noncontrolling interests	225	91	126

Comprehensive income (loss) attributable to Johnson Controls	$(964)	$743	$560

The accompanying notes are an integral part of the consolidated financial statements.

Johnson Controls International plc
Consolidated Statements of Financial Position

	September 30,
(in millions, except par value and share data)	2016	2015

Assets

Cash and cash equivalents	$579	$553
Accounts receivable, less allowance for doubtful accounts of $173 and $70, respectively	6,394	3,617
Inventories	2,888	1,665
Assets held for sale	5,812	3,759
Other current assets	1,436	875
Current assets	17,109	10,469

Property, plant and equipment - net	5,632	3,683
Goodwill	21,024	4,460
Other intangible assets - net	7,540	1,387
Investments in partially-owned affiliates	990	497
Noncurrent assets held for sale	7,374	6,854
Other noncurrent assets	3,510	2,240
Total assets	$63,179	$29,590

Liabilities and Equity

Short-term debt	$1,078	$35
Current portion of long-term debt	628	806
Accounts payable	4,000	2,580
Accrued compensation and benefits	1,333	698
Liabilities held for sale	4,276	3,998
Other current liabilities	5,016	2,329
Current liabilities	16,331	10,446

Long-term debt	11,053	5,367
Pension and postretirement benefits	1,550	649
Noncurrent liabilities held for sale	3,888	828
Other noncurrent liabilities	5,033	1,590
Long-term liabilities	21,524	8,434

Commitments and contingencies (Note 23)

Redeemable noncontrolling interests	234	212

Ordinary shares - par value $0.01, $0.01; 2.0 billion, 1.8 billion shares authorized; 936,247,911, 717,039,108 shares issued, respectively	9	7
Ordinary A shares - par value €1.00; 40,000 shares authorized, none outstanding as of September 30, 2016 and 2015	—	—
Preferred shares - par value $0.01; 200,000,000 shares authorized, none outstanding as of September 30, 2016 and 2015	—	—
Ordinary shares held in treasury, at cost (2016 - 452,083; 2015 - 69,671,840 shares)	(20)	(3,152)
Capital in excess of par value	16,105	3,740
Retained earnings	9,177	10,797
Accumulated other comprehensive loss	(1,153)	(1,057)
Shareholders’ equity attributable to Johnson Controls	24,118	10,335
Noncontrolling interests	972	163
Total equity	25,090	10,498
Total liabilities and equity	$63,179	$29,590
The accompanying notes are an integral part of the consolidated financial statements.

Johnson Controls International plc
Consolidated Statements of Cash Flows

	Year Ended September 30,
(in millions)	2016	2015	2014
Operating Activities
Net income (loss) attributable to Johnson Controls	$(868)	$1,563	$1,215
Income from continuing operations attributable to noncontrolling interests	132	46	38
Income from discontinued operations attributable to noncontrolling interests	84	70	90
Net income (loss)	(652)	1,679	1,343
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	953	860	955
Pension and postretirement benefit expense	460	396	321
Pension and postretirement contributions	(137)	(409)	(161)
Equity in earnings of partially-owned affiliates, net of dividends received	(250)	(144)	(153)
Deferred income taxes	(1,241)	327	(329)
Non-cash restructuring and impairment charges	221	183	181
Loss (gain) on divestitures - net	(26)	(1,340)	111
Fair value adjustment of equity investment	(4)	—	(38)
Equity-based compensation	142	90	82
Other	5	(1)	(2)
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	(344)	(297)	(18)
Inventories	1	(99)	(311)
Other assets	148	(113)	(192)
Restructuring reserves	141	(6)	(31)
Accounts payable and accrued liabilities	398	348	440
Accrued income taxes	2,080	126	197
Cash provided by operating activities	1,895	1,600	2,395

Investing Activities
Capital expenditures	(1,249)	(1,135)	(1,199)
Sale of property, plant and equipment	32	37	79
Acquisition of businesses, net of cash acquired	353	(22)	(1,733)
Business divestitures	32	1,646	225
Changes in long-term investments	(48)	(44)	19
Other	(7)	(12)	16
Cash provided (used) by investing activities	(887)	470	(2,593)

Financing Activities
Increase (decrease) in short-term debt - net	556	(68)	73
Increase in long-term debt	1,501	299	2,001
Repayment of long-term debt	(1,299)	(191)	(833)
Debt financing costs	(45)	—	—
Stock repurchases	(501)	(1,362)	(1,249)
Payment of cash dividends	(915)	(657)	(568)
Proceeds from the exercise of stock options	70	275	186
Cash paid to acquire a noncontrolling interest	(2)	(38)	(5)
Dividends paid to noncontrolling interests	(306)	(68)	(55)
Other	8	(11)	38
Cash used by financing activities	(933)	(1,821)	(412)
Effect of exchange rate changes on cash and cash equivalents	12	(81)	(20)
Change in cash held for sale	(61)	21	9
Increase (decrease) in cash and cash equivalents	26	189	(621)
Cash and cash equivalents at beginning of period	553	364	985
Cash and cash equivalents at end of period	$579	$553	$364
The accompanying notes are an integral part of the consolidated financial statements.

Johnson Controls International plc
Consolidated Statements of Shareholders’ Equity Attributable to Johnson Controls Ordinary Shareholders

(in millions, except per share data)	Total	Ordinary Shares	Capital in Excess of Par Value	Retained Earnings	Treasury Stock, at Cost	Accumulated Other Comprehensive Income (Loss)
At September 30, 2013	$12,273	$7	$3,092	$9,287	$(531)	$418
Comprehensive income (loss)	560	—	—	1,215	—	(655)
Cash dividends Common ($0.88 per share)	(586)	—	—	(586)	—	—
Repurchases of common stock	(1,249)	—	—	—	(1,249)	—
Other, including options exercised	272	—	277	(1)	(4)	—
At September 30, 2014	11,270	7	3,369	9,915	(1,784)	(237)
Comprehensive income (loss)	743	—	—	1,563	—	(820)
Cash dividends Common ($1.04 per share)	(681)	—	—	(681)	—	—
Repurchases of common stock	(1,362)	—	—	—	(1,362)	—
Other, including options exercised	365	—	371	—	(6)	—
At September 30, 2015	10,335	7	3,740	10,797	(3,152)	(1,057)
Comprehensive loss	(964)	—	—	(868)	—	(96)
Result of contribution of Johnson Controls, Inc. to Johnson Controls International plc	15,808	2	12,157	—	3,649	—
Cash dividends Common ($1.16 per share)	(752)	—	—	(752)	—	—
Repurchases of common stock	(501)	—	—	—	(501)	—
Other, including options exercised	192	—	208	—	(16)	—
At September 30, 2016	$24,118	$9	$16,105	$9,177	$(20)	$(1,153)
The accompanying notes are an integral part of the consolidated financial statements.

Johnson Controls International plc
Notes to Consolidated Financial Statements

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the consolidated accounts of Johnson Controls International plc, a corporation organized under the laws of Ireland, and its subsidiaries (Johnson Controls International plc and all its subsidiaries, hereinafter collectively referred to as the "Company" or "Johnson Controls").

Nature of Operations

On September 2, 2016, Johnson Controls, Inc. ("JCI Inc.") and Tyco International plc (“Tyco”) completed their combination pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 24, 2016, as amended by Amendment No. 1, dated as of July 1, 2016, by and among JCI Inc., Tyco and certain other parties named therein, including Jagara Merger Sub LLC, an indirect wholly owned subsidiary of Tyco (“Merger Sub”). Pursuant to the terms of the Merger Agreement, on September 2, 2016, Merger Sub merged with and into JCI Inc., with JCI Inc. being the surviving corporation in the merger and a wholly owned, indirect subsidiary of Tyco (the “Merger”). Following the Merger, Tyco changed its name to “Johnson Controls International plc.” The Merger changed the jurisdiction of organization from the United States to Ireland. The domicile to Ireland became effective on September 2, 2016.

The merger was accounted for as a reverse acquisition using the acquisition method of accounting in accordance with Accounting Standards Codification ("ASC") 805, "Business Combinations." JCI Inc. was the accounting acquirer for financial reporting purposes. Accordingly, the historical consolidated financial statements of JCI Inc. for periods prior to this transaction are considered to be the historic financial statements of the Company. Refer to Note 2, "Merger Transaction," of the notes to consolidated financial statements for further information.

On October 31, 2016, the Company completed the spin-off of its Automotive Experience business by way of the transfer of the Automotive Experience Business from Johnson Controls to Adient plc and the issuance of ordinary shares of Adient directly to holders of Johnson Controls ordinary shares on a pro rata basis. Prior to the open of business on October 31, 2016, each of the Company's shareholders received one ordinary share of Adient plc for every 10 ordinary shares of Johnson Controls held as of the close of business on October 19, 2016, the record date for the distribution. Company shareholders received cash in lieu of fractional shares of Adient, if any. Following the separation and distribution, Adient plc is now an independent public company trading on the New York Stock Exchange ("NYSE") under the symbol "ADNT." The Company did not retain any equity interest in Adient plc. Adient’s historical financial results are reflected in the Company’s consolidated financial statements as a discontinued operation, which required retrospective application to financial information for all periods presented. Refer to Note 4, "Discontinued Operations," of the notes to consolidated financial statements for further information.

Principles of Consolidation

The consolidated financial statements include the consolidated accounts of Johnson Controls International plc and its subsidiaries. The financial statements have been prepared in United States dollars ("USD") and in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). All significant intercompany transactions have been eliminated. The results of companies acquired or disposed of during the year are included in the consolidated financial statements from the effective date of acquisition or up to the date of disposal. Investments in partially-owned affiliates are accounted for by the equity method when the Company’s interest exceeds 20% and the Company does not have a controlling interest.

Under certain criteria as provided for in Financial Accounting Standards Board ("FASB") ASC 810, "Consolidation," the Company may consolidate a partially-owned affiliate. To determine whether to consolidate a partially-owned affiliate, the Company first determines if the entity is a variable interest entity ("VIE"). An entity is considered to be a VIE if it has one of the following characteristics: 1) the entity is thinly capitalized; 2) residual equity holders do not control the entity; 3) equity holders are shielded from economic losses or do not participate fully in the entity’s residual economics; or 4) the entity was established with non-substantive voting. If the entity meets one of these characteristics, the Company then determines if it is the primary beneficiary of the VIE. The party with the power to direct activities of the VIE that most significantly impact the VIE’s economic performance and the potential to absorb benefits or losses that could be significant to the VIE is considered the primary beneficiary and consolidates the VIE. If the entity is not considered a VIE, then the Company applies the voting interest model to determine whether or not the Company shall consolidate the partially-owned affiliate.

Consolidated VIEs

Based upon the criteria set forth in ASC 810, the Company has determined that it was the primary beneficiary in three VIEs for the reporting periods ended September 30, 2016 and 2015, as the Company absorbs significant economics of the entities and has the power to direct the activities that are considered most significant to the entities.

Two of the VIEs manufacture products in North America for the automotive industry. The Company funded the entities’ short-term liquidity needs through revolving credit facilities and had the power to direct the activities that were considered most significant to the entities through its key customer supply relationships. These VIE's were divested as a result of the Adient spin-off in the first quarter of fiscal 2017.

In fiscal 2012, a pre-existing VIE accounted for under the equity method was reorganized into three separate investments as a result of the counterparty exercising its option to put its interest to the Company. The Company acquired additional interests in two of the reorganized group entities. The reorganized group entities are considered to be VIEs as the other owner party has been provided decision making rights but does not have equity at risk. The Company is considered the primary beneficiary of one of the entities due to the Company’s power pertaining to decisions over significant activities of the entity. As such, this VIE has been consolidated within the Company’s consolidated statements of financial position. The impact of consolidation of the entity on the Company’s consolidated statements of income for the years ended September 30, 2016, 2015 and 2014 was not material. The VIE is named as a co-obligor under a third party debt agreement of $170 million, maturing in fiscal 2020, under which it could become subject to paying more than its allocated share of the third party debt in the event of bankruptcy of one or more of the other co-obligors. The other co-obligors, all related parties in which the Company is an equity investor, consist of the remaining group entities involved in the reorganization. As part of the overall reorganization transaction, the Company has also provided financial support to the group entities in the form of loans totaling $37 million, which are subordinate to the third party debt agreement. The Company is a significant customer of certain co-obligors, resulting in a remote possibility of loss. Additionally, the Company is subject to a floor guaranty expiring in fiscal 2022; in the event that the other owner party no longer owns any part of the group entities due to sale or transfer, the Company has guaranteed that the proceeds received from the sale or transfer will not be less than $25 million. The Company has partnered with the group entities to design and manufacture battery components for the Power Solutions business.

The carrying amounts and classification of assets (none of which are restricted) and liabilities included in the Company’s consolidated statements of financial position for the consolidated VIEs are as follows (in millions):

	September 30,
	2016	2015
Current assets	$284	$281
Noncurrent assets	98	128
Total assets	$382	$409

Current liabilities	$230	$232
Noncurrent liabilities	29	34
Total liabilities	$259	$266

The Company did not have a significant variable interest in any other consolidated VIEs for the presented reporting periods.

Nonconsolidated VIEs

As mentioned previously within the "Consolidated VIEs" section above, in fiscal 2012, a pre-existing VIE was reorganized into three separate investments as a result of the counterparty exercising its option to put its interest to the Company. The reorganized group entities are considered to be VIEs as the other owner party has been provided decision making rights but does not have equity at risk. The Company is not considered to be the primary beneficiary of two of the entities as the Company cannot make key operating decisions considered to be most significant to the VIEs. Therefore, the entities are accounted for under the equity method of accounting as the Company’s interest exceeds 20% and the Company does not have a controlling interest. The Company’s maximum exposure to loss includes the partially-owned affiliate investment balance of $59 million and $62 million at September 30, 2016 and 2015, respectively, as well as the subordinated loan from the Company, third party debt agreement and floor guaranty mentioned previously within the "Consolidated VIEs" section above. Current liabilities due to the VIEs are not material and represent normal course of business trade payables for all presented periods.

The Company did not have a significant variable interest in any other nonconsolidated VIEs for the presented reporting periods.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The fair values of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate their carrying values. See Note 10, "Derivative Instruments and Hedging Activities," and Note 11, "Fair Value Measurements," of the notes to consolidated financial statements for fair value of financial instruments, including derivative instruments, hedging activities and long-term debt.

Assets and Liabilities Held for Sale

The Company classifies assets and liabilities (disposal groups) to be sold as held for sale in the period in which all of the following criteria are met: management, having the authority to approve the action, commits to a plan to sell the disposal group; the disposal group is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such disposal groups; an active program to locate a buyer and other actions required to complete the plan to sell the disposal group have been initiated; the sale of the disposal group is probable, and transfer of the disposal group is expected to qualify for recognition as a completed sale within one year, except if events or circumstances beyond the Company's control extend the period of time required to sell the disposal group beyond one year; the disposal group is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

In addition, the Company classifies disposal groups to be disposed of other than by sale (e.g. spin-off) as held for sale in the period the disposal occurs.

The Company initially measures a disposal group that is classified as held for sale at the lower of its carrying value or fair value less any costs to sell. Any loss resulting from this measurement is recognized in the period in which the held for sale criteria are met. Conversely, gains are not recognized on the sale of a disposal group until the date of sale. The Company assesses the fair value of a disposal group less any costs to sell each reporting period it remains classified as held for sale and reports any subsequent changes as an adjustment to the carrying value of the disposal group, as long as the new carrying value does not exceed the carrying value of the disposal group at the time it was initially classified as held for sale.

Upon determining that a disposal group meets the criteria to be classified as held for sale, the Company reports the assets and liabilities of the disposal group, if material, in the line items assets held for sale and liabilities held for sale in the consolidated statements of financial position. Refer to Note 4, "Discontinued Operations," of the notes to consolidated financial statements for further information.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Restricted Cash

At September 30, 2016, the Company held restricted cash of approximately $88 million, of which $79 million was recorded within other current assets in the consolidated statements of financial position and $9 million was recorded within other noncurrent assets in the consolidated statements of financial position. These amounts were primarily related to cash held in escrow from business divestitures and cash restricted for payment of asbestos liabilities. As of September 30, 2015, the Company did not hold a material amount of restricted cash.

Receivables

Receivables consist of amounts billed and currently due from customers and unbilled costs and accrued profits related to revenues on long-term contracts that have been recognized for accounting purposes but not yet billed to customers. The Company extends credit to customers in the normal course of business and maintains an allowance for doubtful accounts resulting from the inability or unwillingness of customers to make required payments. The allowance for doubtful accounts is based on historical experience, existing economic conditions and any specific customer collection issues the Company has identified. The Company enters into supply chain financing programs to sell certain accounts receivable without recourse to third-party financial institutions. Sales of accounts receivable are reflected as a reduction of accounts receivable on the consolidated statements of financial position and the proceeds are included in cash flows from operating activities in the consolidated statements of cash flows.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out ("FIFO") method. Finished goods and work-in-process inventories include material, labor and manufacturing overhead costs.

Pre-Production Costs Related to Long-Term Supply Arrangements

The Company’s policy for engineering, research and development, and other design and development costs related to products that will be sold under long-term supply arrangements requires such costs to be expensed as incurred or capitalized if reimbursement from the customer is contractually assured. Income related to recovery of these costs is recorded within income (loss) from discontinued operations, net of tax in the consolidated statements of income. At September 30, 2016 and 2015, the Company recorded within the consolidated statements of financial position approximately $316 million and $299 million, respectively, of engineering and research and development costs for which customer reimbursement is contractually assured. The reimbursable costs are recorded in assets held for sale if reimbursement will occur in less than one year and in noncurrent assets held for sale if reimbursement will occur beyond one year.

Costs for molds, dies and other tools used to make products that will be sold under long-term supply arrangements are capitalized within property, plant and equipment if the Company has title to the assets or has the non-cancelable right to use the assets during the term of the supply arrangement. Capitalized items, if specifically designed for a supply arrangement, are amortized over the term of the arrangement; otherwise, amounts are amortized over the estimated useful lives of the assets. The carrying values of assets capitalized in accordance with the foregoing policy are periodically reviewed for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. At September 30, 2016 and 2015, approximately $62 million and $60 million, respectively, of costs for molds, dies and other tools were capitalized within noncurrent assets held for sale which represented assets to which the Company had title. In addition, at September 30, 2016 and 2015, the Company recorded within the consolidated statements of financial position in assets held for sale approximately $203 million and $149 million, respectively, of costs for molds, dies and other tools for which customer reimbursement is contractually assured.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the respective assets using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. The estimated useful lives generally range from 3 to 40 years for buildings and improvements, subscriber systems up to 15 years, and from 3 to 15 years for machinery and equipment. The Company capitalizes interest on borrowings during the active construction period of major capital projects. Capitalized interest is added to the cost of the underlying assets and is amortized over the useful lives of the assets.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill reflects the cost of an acquisition in excess of the fair values assigned to identifiable net assets acquired. The Company reviews goodwill for impairment during the fourth fiscal quarter or more frequently if events or changes in circumstances indicate the asset might be impaired. The Company performs impairment reviews for its reporting units, which have been determined to be the Company’s reportable segments or one level below the reportable segments in certain instances, using a fair value method based on management’s judgments and assumptions or third party valuations. The fair value of a reporting unit refers to the price that would be received to sell the unit as a whole in an orderly transaction between market participants at the measurement date. In estimating the fair value, the Company uses multiples of earnings based on the average of historical, published multiples of earnings of comparable entities with similar operations and economic characteristics. In certain instances, the Company uses discounted cash flow analyses or estimated sales price to further support the fair value estimates. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, "Fair Value Measurement." The estimated fair value is then compared with the carrying amount of the reporting unit, including recorded goodwill. The Company is subject to financial statement risk to the extent that the carrying amount exceeds the estimated fair value. Refer to Note 7, "Goodwill and Other Intangible Assets," of the notes to consolidated financial statements for information regarding the goodwill impairment testing performed in the fourth quarters of fiscal years 2016, 2015 and 2014.

Indefinite-lived intangible assets are also subject to at least annual impairment testing. Indefinite-lived intangible assets consist of trademarks and tradenames and are tested for impairment using a relief-from-royalty method. A considerable amount of management judgment and assumptions are required in performing the impairment tests.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property, plant and equipment and other intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analyses in accordance with ASC 360-10-15, "Impairment or Disposal of Long-Lived Assets." ASC 360-10-15 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on discounted cash flow analysis or appraisals. Refer to Note 17, "Impairment of Long-Lived Assets," of the notes to consolidated financial statements for information regarding the impairment testing performed in fiscal years 2016, 2015 and 2014.

Percentage-of-Completion Contracts

The Buildings business records certain long-term contracts under the percentage-of-completion ("POC") method of accounting. Under this method, sales and gross profit are recognized as work is performed based on the relationship between actual costs incurred and total estimated costs at completion. The Company records costs and earnings in excess of billings on uncompleted contracts primarily within accounts receivable and billings in excess of costs and earnings on uncompleted contracts primarily within other current liabilities in the consolidated statements of financial position. Costs and earnings in excess of billings related to these contracts were $841 million and $453 million at September 30, 2016 and 2015, respectively. Billings in excess of costs and earnings related to these contracts were $431 million and $340 million at September 30, 2016 and 2015, respectively.

Revenue Recognition

The Buildings business recognizes revenue from certain long-term contracts over the contractual period under the POC method of accounting. This method of accounting recognizes sales and gross profit as work is performed based on the relationship between actual costs incurred and total estimated costs at completion. Recognized revenues that will not be billed under the terms of the contract until a later date are recorded primarily in accounts receivable. Likewise, contracts where billings to date have exceeded recognized revenues are recorded primarily in other current liabilities. Changes to the original estimates may be required during the life of the contract and such estimates are reviewed monthly. Sales and gross profit are adjusted using the cumulative catch-up method for revisions in estimated total contract costs and contract values. Estimated losses are recorded when identified. Claims against customers are recognized as revenue upon settlement. The use of the POC method of accounting involves considerable use of estimates in determining revenues, costs and profits and in assigning the amounts to accounting periods. The periodic reviews have not resulted in adjustments that were significant to the Company’s results of operations. The Company continually evaluates all of the assumptions, risks and uncertainties inherent with the application of the POC method of accounting.

The Buildings business enters into extended warranties and long-term service and maintenance agreements with certain customers. For these arrangements, revenue is recognized on a straight-line basis over the respective contract term.

The Buildings business also sells certain heating, ventilating and air conditioning ("HVAC") and refrigeration products and services in bundled arrangements, where multiple products and/or services are involved. Significant deliverables within these arrangements include equipment, commissioning, service labor and extended warranties. Approximately four to twelve months separate the timing of the first deliverable until the last piece of equipment is delivered, and there may be extended warranty arrangements with duration of one to five years commencing upon the end of the standard warranty period. In addition, the Building's business sells security monitoring systems that may have multiple elements, including equipment, installation, monitoring services and maintenance agreements. Revenues associated with sale of equipment and related installations are recognized once delivery, installation and customer acceptance is completed, while the revenue for monitoring and maintenance services are recognized as services are rendered. In accordance with ASU No. 2009-13, "Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force," the Company divides bundled arrangements into separate deliverables and revenue is allocated to each deliverable based on the relative selling price method. In order to estimate relative selling price, market data and transfer price studies are utilized. Revenue recognized for security monitoring equipment and installation is limited to the lesser of their allocated amounts under the estimated selling price hierarchy or the non-contingent up-front consideration received at the time of installation, since collection of future amounts under the arrangement with the customer is contingent upon the delivery of monitoring and maintenance services. For transactions in which the Company retains ownership of the subscriber system asset, fees for monitoring and maintenance services are recognized on a straight-line basis over the contract term. Non-refundable fees received in connection with the initiation of a monitoring contract, along with associated direct and incremental selling costs, are deferred and amortized over the estimated life of the customer relationship.

In all other cases, the Company recognizes revenue at the time title passes to the customer or as services are performed.

Subscriber System Assets, Dealer Intangibles and Related Deferred Revenue Accounts

The Tyco portion of the Buildings business considers assets related to the acquisition of new customers in its electronic security business in three asset categories: internally generated residential subscriber systems outside of North America, internally generated commercial subscriber systems (collectively referred to as subscriber system assets) and customer accounts acquired through the ADT dealer program, primarily outside of North America (referred to as dealer intangibles). Subscriber system assets include installed property, plant and equipment for which the Company retains ownership and deferred costs directly related to the customer acquisition and system installation. Subscriber system assets represent capitalized equipment (e.g. security control panels, touchpad, motion detectors, window sensors, and other equipment) and installation costs associated with electronic security monitoring arrangements under which the Company retains ownership of the security system assets in a customer's place of business, or outside of North America, residence. Installation costs represent costs incurred to prepare the asset for its intended use. The Company pays property taxes on the subscriber system assets and upon customer termination, may retrieve such assets. These assets embody a probable future economic benefit as they generate future monitoring revenue for the Company.

Costs related to the subscriber system equipment and installation are categorized as property, plant and equipment rather than deferred costs. Deferred costs associated with subscriber system assets represent direct and incremental selling expenses (such as commissions) related to acquiring the customer. Commissions related to up-front consideration paid by customers in connection with the establishment of the monitoring arrangement are determined based on a percentage of the up-front fees and do not exceed deferred revenue. Such deferred costs are recorded as other current and noncurrent assets within the consolidated statements of financial position.

Subscriber system assets and any deferred revenue resulting from the customer acquisition are accounted for over the expected life of the subscriber. In certain geographical areas where the Company has a large number of customers that behave in a similar manner over time, the Company accounts for subscriber system assets and related deferred revenue using pools, with separate pools for the components of subscriber system assets and any related deferred revenue based on the same month and year of acquisition. The Company depreciates its pooled subscriber system assets and related deferred revenue using a straight-line method with lives up to 15 years and considering customer attrition. The Company uses a straight-line method with a 15-year life for non-pooled subscriber system assets (primarily in Europe, Latin America and Asia) and related deferred revenue, with remaining balances written off upon customer termination.

Certain contracts and related customer relationships result from purchasing residential security monitoring contracts from an external network of independent dealers who operate under the ADT dealer program, primarily outside of North America. Acquired contracts and related customer relationships are recorded at their contractually determined purchase price.

During the first 6 months (12 months in certain circumstances) after the purchase of the customer contract, any cancellation of monitoring service, including those that result from customer payment delinquencies, results in a chargeback by the Company to the dealer for the full amount of the contract purchase price. The Company records the amount charged back to the dealer as a reduction of the previously recorded intangible asset.

Intangible assets arising from the ADT dealer program described above are amortized in pools determined by the same month and year of contract acquisition on a straight-line basis over the period of the customer relationship. The estimated useful life of dealer intangibles ranges from 12 to 15 years.

Research and Development Costs

Expenditures for research activities relating to product development and improvement are charged against income as incurred and included within selling, general and administrative expenses for continuing operations in the consolidated statements of income. Such expenditures for the years ended September 30, 2016, 2015 and 2014 were $158 million, $134 million and $125 million, respectively.

Earnings Per Share

The Company presents both basic and diluted earnings per share ("EPS") amounts. Basic EPS is calculated by dividing net income attributable to Johnson Controls by the weighted average number of common shares outstanding during the reporting period. Diluted EPS is calculated by dividing net income attributable to Johnson Controls by the weighted average number of common shares and common equivalent shares outstanding during the reporting period that are calculated using the treasury stock method for stock options and unvested restricted stock. See Note 13, "Earnings per Share," of the notes to consolidated financial statements for the calculation of earnings per share.

Foreign Currency Translation

Substantially all of the Company’s international operations use the respective local currency as the functional currency. Assets and liabilities of international entities have been translated at period-end exchange rates, and income and expenses have been translated using average exchange rates for the period. Monetary assets and liabilities denominated in non-functional currencies are adjusted to reflect period-end exchange rates. The aggregate transaction losses, net of the impact of foreign currency hedges, included in net income for the years ended September 30, 2016, 2015 and 2014 were $95 million, $119 million and $8 million, respectively.

Derivative Financial Instruments

The Company has written policies and procedures that place all financial instruments under the direction of Corporate treasury and restrict all derivative transactions to those intended for hedging purposes. The use of financial instruments for speculative purposes is strictly prohibited. The Company selectively uses financial instruments to manage the market risk from changes in foreign exchange rates, commodity prices, stock-based compensation liabilities and interest rates.

The fair values of all derivatives are recorded in the consolidated statements of financial position. The change in a derivative’s fair value is recorded each period in current earnings or accumulated other comprehensive income ("AOCI"), depending on whether the derivative is designated as part of a hedge transaction and if so, the type of hedge transaction. See Note 10, "Derivative Instruments and Hedging Activities," and Note 11, "Fair Value Measurements," of the notes to consolidated financial statements for disclosure of the Company’s derivative instruments and hedging activities.

Investments

The Company invests in debt and equity securities which are classified as available for sale and are marked to market at the end of each accounting period. Unrealized gains and losses on these securities, other than the deferred compensation plan assets, are recognized in accumulated other comprehensive loss within the consolidated statement of shareholders' equity unless an unrealized loss is deemed to be other than temporary, in which case such loss is charged to earnings. The deferred compensation plan assets are marked to market at the end of each accounting period and all unrealized gains and losses are recorded in the consolidated statements of income.

Pension and Postretirement Benefits

The Company utilizes a mark-to-market approach for recognizing pension and postretirement benefit expenses, including measuring the market related value of plan assets at fair value and recognizing actuarial gains and losses in the fourth quarter of each fiscal year or at the date of a remeasurement event. Refer to Note 15, "Retirement Plans," of the notes to consolidated financial statements for disclosure of the Company's pension and postretirement benefit plans.

Loss Contingencies

Accruals are recorded for various contingencies including legal proceedings, environmental matters, self-insurance and other claims that arise in the normal course of business. The accruals are based on judgment, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel and actuarially determined estimates. Additionally, the Company records receivables from third party insurers when recovery has been determined to be probable.

The Company is subject to laws and regulations relating to protecting the environment. The Company provides for expenses associated with environmental remediation obligations when such amounts are probable and can be reasonably estimated. Refer to Note 23, "Commitments and Contingencies," of the notes to consolidated financial statements.

The Company records liabilities for its workers' compensation, product, general and auto liabilities. The determination of these liabilities and related expenses is dependent on claims experience. For most of these liabilities, claims incurred but not yet reported are estimated by utilizing actuarial valuations based upon historical claims experience. The Company records receivables from third party insurers when recovery has been determined to be probable. The Company maintains captive insurance companies to manage certain of its insurable liabilities.

Asbestos-Related Contingencies and Insurance Receivables

The Company and certain of its subsidiaries along with numerous other companies are named as defendants in personal injury lawsuits based on alleged exposure to asbestos-containing materials. The Company's estimate of the liability and corresponding insurance recovery for pending and future claims and defense costs is based on the Company's historical claim experience, and estimates of the number and resolution cost of potential future claims that may be filed and is discounted to present value from 2069 (which is the Company's reasonable best estimate of the actuarially determined time period through which asbestos-related claims will be filed against Company affiliates). Asbestos related defense costs are included in the asbestos liability. The Company's legal strategy for resolving claims also impacts these estimates. The Company considers various trends and developments in evaluating the period of time (the look-back period) over which historical claim and settlement experience is used to estimate and value claims reasonably projected to be made through 2069. Annually, the Company assesses the sufficiency of its estimated liability for pending and future claims and defense costs by evaluating actual experience regarding claims filed, settled and dismissed, and amounts paid in settlements. In addition to claims and settlement experience, the Company considers additional quantitative and qualitative factors such as changes in legislation, the legal environment, and the Company's defense strategy. The Company also evaluates the recoverability of its insurance receivable on an annual basis. The Company evaluates all of these factors and determines whether a change in the estimate of its liability for pending and future claims and defense costs or insurance receivable is warranted.

In connection with the recognition of liabilities for asbestos-related matters, the Company records asbestos-related insurance recoveries that are probable. The Company's estimate of asbestos-related insurance recoveries represents estimated amounts due to the Company for previously paid and settled claims and the probable reimbursements relating to its estimated liability for pending and future claims discounted to present value. In determining the amount of insurance recoverable, the Company considers available insurance, allocation methodologies, solvency and creditworthiness of the insurers. Refer to Note 23, "Commitments and Contingencies," of the notes to consolidated financial statements for a discussion on management's judgments applied in the recognition and measurement of asbestos-related assets and liabilities.

Income Taxes

Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been reflected in the consolidated financial statements. Deferred tax liabilities and assets are determined based on the differences between the book and tax bases of particular assets and liabilities and operating loss carryforwards, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset deferred tax assets if, based upon the available evidence, including consideration of tax planning strategies, it is more-likely-than-not that some or all of the deferred tax assets will not be realized. Refer to Note 18, "Income Taxes," of the notes to consolidated financial statements.

Retrospective Changes

During the first quarter of fiscal 2017, the Company determined that its Automotive Experience business ("Adient") met the criteria to be classified as a discontinued operation, which required retrospective application to financial information for all periods presented. Refer to Note 4, "Discontinued Operations," of the notes to consolidated financial statements for further information regarding the Company's discontinued operations.

In the first quarter of fiscal 2017, the Company began evaluating the performance of its business segments primarily on segment earnings before interest, taxes and amortization ("EBITA"), which represents income from continuing operations before income taxes and noncontrolling interests, excluding general corporate expenses, intangible asset amortization, net financing charges, significant restructuring and impairment costs, and the net mark-to-market adjustments related to pension and postretirement plans. Historical information has been revised to present the comparable periods on a consistent basis.

In April 2015, the FASB issued Accounting Standards Update ("ASU") No. 2015-03, "Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs." ASU No. 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability. During the quarter ended December 31, 2016, the Company adopted ASU No. 2015-03 and applied the change retrospectively to all periods presented. This change did not have an impact to any period presented on the consolidated statements of income. The financial statement impact of this change for the period ending September 30, 2016 was a decrease to noncurrent assets held for sale of $44 million, a decrease to noncurrent liabilities held for sale of $44 million, a decrease to other noncurrent assets of $30 million and a decrease to long-term debt of $30 million. The financial statement impact of this change for the period ending September 30, 2015 was a decrease to other noncurrent assets of $32 million and a decrease to long-term debt of $32 million.

In May 2015, the FASB issued ASU No. 2015-07, "Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)." ASU No. 2015-07 removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. Such investments should be disclosed separate from the fair value hierarchy. ASU No. 2015-07 was effective retrospectively for the Company for the quarter ending December 31, 2016. The adoption of this guidance did not have an impact on the Company's consolidated financial statements, but did impact pension asset disclosures.

In the fourth quarter of fiscal 2016, the Company changed its accounting policy for accruing for defense costs related to asbestos claims on a discounted basis. The Company’s historical accounting treatment for asbestos claim defense costs was to accrue as incurred. The new policy is to record an accrual for all future asbestos related defense costs which are determined to be probable and estimable of being incurred. The Company believes this new policy is preferable as it better reflects the economics of settlement of the Company's asbestos claims, improves comparability among the Company’s peer group and provides greater transparency to on-going operating results. These changes have been reported through retrospective application of the new policy to all periods presented. These changes did not have an impact to any period presented on the consolidated statements of income. The financial statement impact of this change for all periods presented was an increase to other noncurrent liabilities of $68 million, an increase to other noncurrent assets of $27 million and a decrease to retained earnings of $41 million.

In September 2016, as a result of the Tyco Merger and further discussed within Note 2, "Merger Transaction," of the notes to consolidated financial statements, each outstanding share of common stock, par value $1.00 per share, of JCI Inc. common stock (other than shares held by JCI Inc., Tyco and certain of their subsidiaries) was converted into the right to receive either a cash consideration or a share consideration. As a result, the par value of the Company’s ordinary shares is $0.01. This change resulted in a decrease to ordinary shares and corresponding increase in capital in excess of par value in the consolidated statements of financial position and is reported through retrospective application of the new par value for all periods presented.

New Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In October 2016, the FASB issued ASU No. 2016-17, "Consolidations (Topic 810): Interests Held through Related Parties that are under Common Control." The ASU changes how a single decision maker of a variable interest entity ("VIE") that holds indirect interest in the entity through related parties that are under common control determines whether it is the primary beneficiary of the VIE. The new guidance amends ASU 2015-02, "Consolidation (Topic 810): Amendments to the Consolidation Analysis" issued in February 2015. ASU 2016-17 was effective retrospectively for the Company for the quarter ending December 31, 2016. The adoption of this guidance did not have an impact on the Company's consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes." ASU No. 2015-17 requires that deferred tax liabilities and assets be classified as noncurrent in the consolidated statements of financial position. During the quarter ended December 31, 2015, the Company early adopted ASU No. 2015-17 and applied the change retrospectively to all periods presented. Historical information was already revised throughout these financial statements to reflect the adoption of ASU No. 2015-17 within the Company's recasted consolidated financial statements and notes to consolidated financial statement for the year ended September 30, 2015 in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on March 3, 2016.

In February 2015, the FASB issued ASU No. 2015-02, "Consolidation (Topic 810): Amendments to the Consolidation Analysis." ASU No. 2015-02 amends the analysis performed to determine whether a reporting entity should consolidate certain types of legal entities. ASU No. 2015-02 was effective retrospectively for the Company for the quarter ending December 31, 2016. The adoption of this guidance did not have an impact on the Company's consolidated financial statements.

In April 2014, the FASB issued ASU No. 2014-08, "Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity." ASU No. 2014-08 limits discontinued operations reporting to situations where the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results, and requires expanded disclosures for discontinued operations. ASU No. 2014-08 was effective for the Company for the quarter ended December 31, 2015. The adoption of this guidance did not have any impact on the Company's consolidated financial statements as there were no dispositions or disposals during the quarter ended December 31, 2015.

Recently Issued Accounting Pronouncements

In October 2016, the FASB issued ASU No. 2016-16, "Accounting for Income Taxes: Intra-Entity Asset Transfers of Assets Other than Inventory". The ASU requires the tax effects of all intra-entity sales of assets other than inventory to be recognized in the period in which the transaction occurs. The guidance will be effective for the Company for the quarter ending December 31, 2018 with early adoption permitted but only in the first interim period of a fiscal year. The changes are required to be applied by means of a cumulative-effect adjustment recorded in retained earnings as of the beginning of the fiscal year of adoption. The Company is currently assessing the impact adoption of this guidance will have on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments." ASU No. 2016-15 provides clarification guidance on eight specific cash flow presentation issues in order to reduce the diversity in practice. ASU No. 2016-15 will be effective for the Company for the quarter ending December 31, 2018, with early adoption permitted. The guidance should be applied retrospectively to all periods presented, unless deem impracticable, in which case prospective application is permitted. The Company is currently assessing the impact adoption of this guidance will have on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, "Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments." ASU No. 2016-13 changes the impairment model for financial assets measured at amortized cost, requiring presentation at the net amount expected to be collected. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts. Available-for-sale debt securities with unrealized losses will now be recorded through an allowance for credit losses. ASU No. 2016-13 will be effective for the Company for the quarter ended December 31, 2020, with early adoption permitted for the quarter ended December 31, 2019. The adoption of this guidance is not expected to have a significant impact on the Company's consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, "Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting." ASU No. 2016-09 impacts certain aspects of the accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statements of cash flows. ASU No. 2016-09 will be effective for the Company for the quarter ending December 31, 2017, with early adoption permitted. The Company is currently assessing the impact adoption of this guidance will have on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-07, "Investments - Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting." ASU No. 2016-07 eliminates the requirement for an investment that qualifies for the use of the equity method of accounting as a result of an increase in the level of ownership or degree of influence to adjust the investment, results of operations and retained earnings retrospectively. ASU No. 2016-07 will be effective prospectively for the Company for increases in the level of ownership interest or degree of influence that result in the adoption of the equity method that occur during or after the quarter ending December 31, 2017, with early adoption permitted. The impact of this guidance for the Company is dependent on any future increases in the level of ownership interest or degree of influence that result in the adoption of the equity method.
In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)." ASU No. 2016-02 requires recognition of operating leases as lease assets and liabilities on the balance sheet, and disclosure of key information about leasing arrangements. ASU No. 2016-02 will be effective retrospectively for the Company for the quarter ending December 31, 2019, with early adoption permitted. The Company is currently assessing the impact adoption of this guidance will have on its consolidated financial statements.
In January 2016, the FASB issued ASU No. 2016-01, "Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities." ASU No. 2016-01 amends certain aspects of recognition, measurement, presentation and disclosure of financial instruments. ASU No. 2016-01 will be effective for the Company for the quarter ending December 31, 2018, and early adoption is not permitted, with certain exceptions. The changes are required to be applied by means of a cumulative-effect adjustment on the balance sheet as of the beginning of the fiscal year of adoption. The Company is currently assessing the impact adoption of this guidance will have on its consolidated financial statements.
In July 2015, the FASB issued ASU No. 2015-11, "Simplifying the Measurement of Inventory." ASU No. 2015-11 requires inventory that is recorded using the first-in, first-out method to be measured at the lower of cost or net realizable value. ASU No. 2015-11 will be effective prospectively for the Company for the quarter ending December 31, 2017, with early adoption permitted. The adoption of this guidance is not expected to have a significant impact on the Company's consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)." ASU No. 2014-09 clarifies the principles for recognizing revenue when an entity either enters into a contract with customers to transfer goods or services or enters into a contract for the transfer of non-financial assets. The original standard was effective retrospectively for the Company for the quarter ending December 31, 2017; however in August 2015, the FASB issued ASU No. 2015-14, "Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date," which defers the effective date of ASU No. 2014-09 by one-year for all entities. The new standard will become effective retrospectively for the Company for the quarter ending December 31, 2018, with early adoption permitted, but not before the original effective date. Additionally, in March 2016, the FASB issued ASU No. 2016-08, "Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)," in April 2016, the FASB issued ASU No. 2016-10, "Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing," and in May 2016, the FASB issued ASU No. 2016-12, "Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients," all of which provide additional clarification on certain topics addressed in ASU No. 2014-09. ASU No. 2016-08, ASU No. 2016-10 and ASU No. 2016-12 follow the same implementation guidelines as ASU No. 2014-09 and ASU No. 2015-14. The Company is currently assessing the impact adoption of this guidance will have on its consolidated financial statements.

2.    MERGER TRANSACTION

As discussed in Note 1, "Summary of Significant Accounting Policies," of the notes to consolidated financial statements, JCI Inc. and Tyco completed the Merger on September 2, 2016. The Merger was accounted for as a reverse acquisition using the acquisition method of accounting in accordance with ASC 805, "Business Combinations." Based on the structure of the Merger and other activities contemplated by the Merger Agreement, relative outstanding share ownership, the composition of the Company's board of directors and the designation of certain senior management positions of the Company, JCI Inc. was the accounting acquirer for financial reporting purposes.

Immediately prior to the Merger and in connection therewith, Tyco shareholders received 0.955 ordinary shares of Tyco (which shares are now referred to as shares of the Company, or “Company ordinary shares”) for each Tyco ordinary share they held by virtue of a 0.955-for-one share consolidation. In the Merger, each outstanding share of common stock, par value $1.00 per share, of JCI Inc. ("JCI Inc. common stock") (other than shares held by JCI Inc., Tyco and certain of their subsidiaries) was converted into the right to receive either the cash consideration or the share consideration (each as described below), at the election of the holder, subject to proration procedures described in the Merger Agreement and applicable withholding taxes.  The election to receive the cash consideration was undersubscribed. As a result, holders of shares of JCI Inc. common stock that elected to receive the share consideration and holders of shares of JCI Inc. common stock that made no election (or failed to properly make an election) became entitled to receive, for each such share of JCI Inc. common stock, $5.7293 in cash, without interest, and 0.8357 Company ordinary shares, subject to applicable withholding taxes.  Holders of shares of JCI Inc. common stock that elected to receive the cash consideration became entitled to receive, for each such share of JCI Inc. common stock, $34.88 in cash, without interest, subject to applicable withholding taxes.  In the merger, JCI Inc. shareholders received, in the aggregate, approximately $3.864 billion in cash. Immediately after the closing of, and giving effect to, the Merger, former JCI Inc. shareholders owned approximately 56% of the issued and outstanding Company ordinary shares and former Tyco stockholders owned approximately 44% of the issued and outstanding Company ordinary shares.

Tyco is a leading global provider of security products and services, fire detection and suppression products and services, and life safety products. The acquisition of Tyco brings together best-in-class product, technology and service capabilities across controls, fire, security, HVAC, power solutions and energy storage, to serve various end-markets including large institutions, commercial buildings, retail, industrial, small business and residential.  The combination of the Tyco and JCI Inc. buildings platforms is expected to create immediate opportunities for near-term growth through cross-selling, complementary branch and channel networks, and expanded global reach for established businesses. The new Company is also expected to benefit by combining innovation capabilities and pipelines involving new products, advanced solutions for smart buildings and cities, value-added services driven by advanced data and analytics and connectivity between buildings and energy storage through infrastructure integration.

Fair Value of Consideration Transferred

The total fair value of consideration transferred was approximately $19.7 billion. Total consideration is comprised of the equity value of the Tyco shares that were outstanding as of September 2, 2016 and the portion of Tyco's share awards and share options earned as of September 2, 2016 ($224 million). Share awards and share options not earned ($101 million) as of September 2, 2016 will be expensed over the remaining future vesting period, including $10 million and $23 million recognized in selling, general and administrative expenses and restructuring and impairment costs, respectively, for the fiscal year ended September 30, 2016 as a result of change-in-control provisions for current and former employees.

The following table summarizes the total fair value of consideration transferred:

(in millions, except for share consolidation ratio and share data)

Number of Tyco shares outstanding at September 2, 2016	427,181,743
Tyco share consolidation ratio	0.955
Tyco ordinary shares outstanding following the share consolidation and immediately prior to the merger	407,958,565
JCI Inc. converted share price (1)	$47.67
Fair value of equity portion of the merger consideration	$19,447
Fair value of Tyco equity awards	224
Total fair value of consideration transferred	$19,671

(1)
Amount equals JCI Inc. closing share price and market capitalization at September 2, 2016 ($45.45 and $29,012 million, respectively) adjusted for the Tyco $3,864 million cash contribution used to purchase 110.8 million shares of JCI Inc. common stock for $34.88 per share.

Fair Value of Assets Acquired and Liabilities Assumed

The Company accounted for the merger with Tyco as a business combination using the acquisition method of accounting. The assets acquired and liabilities assumed were recorded at their respective fair values as of the acquisition date.

As the Company finalizes the fair value of assets acquired and liabilities assumed, additional purchase price adjustments may be recorded during the measurement period in fiscal 2017. Fair value estimates are based on a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions. The judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact the Company's results of operations. The finalization of the purchase accounting assessment may result in a change in the valuation of assets acquired and liabilities assumed and may have a material impact on the Company's results of operations and financial position.

The preliminary fair values of the assets acquired and liabilities assumed are as follows (in millions):

Cash and cash equivalents	$489
Accounts receivable	1,648
Inventories	829
Other current assets	1,062
Property, plant, and equipment - net	1,224
Goodwill	16,363
Intangible assets - net	6,203
Other noncurrent assets	560
Total assets acquired	$28,378

Short-term debt	$462
Accounts payable	711
Accrued compensation and benefits	305
Other current liabilities	1,608
Long-term debt	6,416
Long-term deferred tax liabilities	1,173
Long-term pension and postretirement benefits	774
Other noncurrent liabilities	1,088
Total liabilities acquired	$12,537
Noncontrolling interests	34
Net assets acquired	$15,807
Cash consideration paid to JCI Inc. shareholders	3,864
Total fair value of consideration transferred	$19,671

In connection with the merger, the Company recorded goodwill of $16.4 billion, which is attributable primarily to expected synergies, expanded market opportunities, and other benefits that the Company believes will result from combining its operations with the operations of Tyco. The goodwill created in the merger is not expected to be deductible for tax purposes and is subject to potential significant changes as the purchase price allocation is completed. Goodwill has preliminarily been allocated to the Tyco segment based on how the business was reviewed by the Company's Chief Operating Decision Maker in the fourth quarter of fiscal 2016 as shown in Note 7, "Goodwill and Other Intangible Assets."

The preliminary purchase price allocation to identifiable intangible assets acquired are as follows:

	Preliminary Fair Value (in millions)	Weighted Average Life (in years)
Customer relationships	$2,280	11
Completed technology	1,530	10
Other definite-lived intangibles	223	8
Indefinite-lived trademarks	2,020
Other indefinite-lived intangibles	90
In-process research and development	60
Total identifiable intangible assets	$6,203

Actual and Pro Forma Impact

The Company's consolidated financial statements for the fiscal year ended September 30, 2016 include Tyco's results of operations from the acquisition date of September 2, 2016 through September 30, 2016. Net sales and net income (loss) from continuing operations attributable to Tyco during this period and included in the Company's consolidated financial statements for the fiscal year ended September 30, 2016 total $808 million and ($48) million, respectively.

The following unaudited pro forma information assumes the acquisition had occurred on October 1, 2014, and had been included in the Company's consolidated statements of income for fiscal years 2016 and 2015.

	Year Ended September 30,
(in millions)	2016	2015

Pro forma net sales	$29,647	$26,908
Pro forma net income from continuing operations	1,143	848

In order to reflect the occurrence of the acquisition on October 1, 2014 as required, the unaudited pro forma results include adjustments to reflect, among other things, the amortization of the inventory step-up, the incremental intangible asset amortization to be incurred based on the preliminary values of each identifiable intangible asset, the change in timing of defined benefit plans' mark-to-market gain or loss recognition, the change in timing of transaction and restructuring costs, and interest expense from debt financing obtained to fund the cash consideration paid to JCI Inc. shareholders. These pro forma amounts are not necessarily indicative of the results that would have been obtained if the acquisition had occurred as of the beginning of the period presented or that may occur in the future, and does not reflect future synergies, integration costs, or other such costs or savings. Additional information regarding fiscal 2016 pro forma information can be found in the Form 8-K filed by the Company with the SEC on November 8, 2016 under Item 7.01, “Regulation FD Disclosure.”

3.ACQUISITIONS AND DIVESTITURES

Fiscal Year 2016

On October 1, 2015, the Company formed a joint venture with Hitachi to expand its Building Efficiency product offerings. The Company acquired a 60 percent ownership interest in the new entity for approximately $133 million ($563 million purchase price less cash acquired of $430 million). The purchase price, net of cash acquired, was paid as of September 30, 2016. In connection with the acquisition, the Company recorded goodwill of $253 million related to purchase price allocations.

Also during fiscal 2016, the Company completed two additional acquisitions for a combined purchase price, net of cash acquired, of $6 million, $3 million of which was paid as of September 30, 2016. The acquisitions in aggregate were not material to the Company's consolidated financial statements. In connection with the acquisitions, the Company recorded goodwill of $6 million. One of the acquisitions increased the Company's ownership from a noncontrolling to controlling interest. As a result, the Company recorded a non-cash gain of $4 million in equity income for the Building Efficiency Rest of World segment to adjust the Company's existing equity investment in the partially-owned affiliate to fair value.

In the fourth quarter of fiscal 2016, the Company completed two divestitures for a combined sales price of $39 million, exclusive of net cash divested of $13 million. None of the sales proceeds were received as of September 30, 2016. The divestitures were not material to the Company's consolidated financial statements. In connection with the divestitures, the Company recorded a gain of $12 million within selling, general and administrative expenses on the consolidated statements of income and reduced goodwill by $13 million and $3 million in the Building Efficiency Rest of World segment and Building Efficiency Products North America segment, respectively.

In the third quarter of fiscal 2016, the Company completed a divestiture for a sales price of $16 million, all of which was received as of September 30, 2016. The divestiture was not material to the Company's consolidated financial statements. In connection with the divestiture, the Company recorded a gain of $14 million within selling, general and administrative expenses on the consolidated statements of income and reduced goodwill by $3 million in the Building Efficiency Systems and Service North America segment.

During fiscal 2016, the Company received $29 million in net cash proceeds related to prior year business divestitures.

Fiscal Year 2015

During fiscal 2015, the Company completed three acquisitions for a combined purchase price, net of cash acquired, of $47 million, $18 million of which was paid as of September 30, 2015. The acquisitions in the aggregate were not material to the Company’s consolidated financial statements. In connection with the acquisitions, the Company recorded goodwill in assets held for sale of $9 million.

In the fourth quarter of fiscal 2015, the Company completed the sale of its Global Workplace Solutions ("GWS") business to CBRE Group, Inc. The selling price, net of cash divested, was $1.4 billion, all of which was received as of September 30, 2015. In connection with the sale, the Company recorded a $940 million gain, $643 million net of tax, within income (loss) from discontinued operations, net of tax, on the consolidated statements of income and reduced goodwill in assets held for sale by $220 million. At March 31, 2015, the Company determined that the GWS segment met the criteria to be classified as a discontinued operation. Refer to Note 4, "Discontinued Operations," of the notes to consolidated financial statements for further disclosure related to the Company's discontinued operations.

In the fourth quarter of fiscal 2015, the Company completed its global automotive interiors joint venture with Yanfeng Automotive Trim Systems. In connection with the divestiture of the Interiors business, the Company recorded a $145 million gain, $38 million net of tax. The gain is recorded within income (loss) from discontinued operations, net of tax, on the consolidated statements of income and reduced goodwill in assets held for sale by $21 million.

Also during fiscal 2015, the Company completed four additional divestitures for a combined sales price of $119 million, $86 million of which was received as of September 30, 2015. The divestitures were not material to the Company's consolidated financial statements. In connection with the divestitures, the Company recorded a gain of $38 million within selling, general and administrative expenses on the consolidated statements of income and reduced goodwill by $14 million in the Building Efficiency Products North America segment, recorded a gain of $10 million within income (loss) from discontinued operations, net of tax, on the consolidated statements of income and reduced goodwill in assets held for sale by $4 million, and recorded a gain of $7 million within selling, general and administrative expenses on the consolidated statements of income and reduced goodwill by $2 million in the Building Efficiency Systems and Service North America segment.

In the first nine months of fiscal 2015, the Company adjusted the purchase price allocation of the fiscal 2014 acquisition of Air Distribution Technologies Inc. ("ADTi"). The adjustment was made as a result of a true-up to the purchase price in the amount of $4 million, all of which was paid as of September 30, 2015. Also, in connection with this acquisition, the Company recorded additional goodwill of $34 million in fiscal 2015 related to the final purchase price allocations.

In the second quarter of fiscal 2015, the Company completed the sale of its interests in two GWS joint ventures to Brookfield Asset Management, Inc. The selling price, net of cash divested, was $141 million, all of which was received as of September 30, 2015. In connection with the sale, the Company recorded a $200 million gain, $127 million net of tax, within income (loss) from discontinued operations, net of tax, on the consolidated statements of income and reduced goodwill in assets held for sale by $20 million.

Fiscal Year 2014

In the third quarter of fiscal 2014, the Company completed its purchase of ADTi for approximately $1.6 billion, net of cash acquired, all of which was paid as of June 30, 2014. ADTi is one of the largest independent providers of air distribution and ventilation products in North America. In the third quarter of fiscal 2014, the Company completed a public offering of $1.7 billion aggregate principal amount of fixed rate senior notes to finance the purchase of ADTi. In fiscal 2014, the Company recorded goodwill of $837 million in the Building Efficiency Products North America segment as a result of the ADTi acquisition. The Company also recorded approximately $477 million of intangible assets that are subject to amortization, of which approximately $475 million was assigned to customer relationships with useful lives between 18 and 20 years. In addition, the Company recorded approximately $230 million of trade names that are not subject to amortization.

Also during fiscal 2014, the Company completed four additional acquisitions for a combined purchase price, net of cash acquired, of $144 million, all of which was paid as of September 30, 2014. The acquisitions in the aggregate were not material to the Company's consolidated financial statements. In connection with the acquisitions, the Company recorded goodwill of $140 million. Three of the acquisitions increased the Company's ownership from a noncontrolling to controlling interest. As a result, the Company recorded a combined non-cash gain of $38 million in equity income to adjust the Company's existing equity investments in the partially-owned affiliates to fair value. The $38 million gain includes $19 million for the Power Solutions business and $19 million for the Building Efficiency Asia business.

In the third quarter of fiscal 2014, the Company completed the divestiture of the Automotive Experience Interiors headliner and sun visor product lines. As part of this divestiture, the Company made a cash payment of $54 million to the buyer to fund future operational improvement initiatives. The Company recorded a pre-tax loss on divestiture, including transaction costs, of $95 million within income (loss) from discontinued operations, net of tax, on the consolidated statements of income. The tax impact of the divestiture was income tax expense of $38 million due to the jurisdictional mix of gains and losses on the sale, which resulted in non-benefited losses in certain countries and taxable gains in other countries. There was no change in goodwill as a result of this transaction.

In the third quarter of fiscal 2014, the Company recorded a $25 million charge within income (loss) from discontinued operations, net of tax, on the consolidated statements of income related to the indemnification of certain costs associated with a divested GWS business in 2004.

In the second quarter of fiscal 2014, the Company announced that it had reached an agreement to sell the remainder of its Automotive Experience Electronics business to Visteon Corporation, subject to regulatory and other approvals. The sale closed on July 1, 2014. The cash proceeds from the sale were $266 million, all of which was received as of September 30, 2014. At March 31, 2014, the Company determined that the Automotive Experience Electronics segment met the criteria to be classified as a discontinued operation. Refer to Note 4, "Discontinued Operations," of the notes to consolidated financial statements for further disclosure related to the Company's discontinued operations.

In the first quarter of fiscal 2014, the Company completed one additional divestiture for a sales price of $13 million, all of which was received as of September 30, 2014. The divestiture was not material to the Company’s consolidated financial statements. In connection with the divestiture, the Company recorded a gain, net of transaction costs, of $9 million within income (loss) from discontinued operations, net of tax, on the consolidated statements of income. There was no change in goodwill as a result of this transaction.

During fiscal 2014, the Company adjusted the purchase price allocation of certain fiscal 2013 acquisitions and recorded additional goodwill in assets held for sale of $2 million.

4.    DISCONTINUED OPERATIONS

Adient

As discussed in Note 1, "Summary of Significant Accounting Policies," of the notes to consolidated financial statements, on October 31, 2016, the Company completed the spin-off of its Automotive Experience business by way of the transfer of the Automotive Experience Business from Johnson Controls to Adient plc. The Company did not retain any equity interest in Adient plc. During the first quarter of fiscal 2017, the Company determined that Adient met the criteria to be classified as a discontinued operation and, as a result, Adient’s historical financial results are reflected in the Company’s consolidated financial statements as a discontinued operation, and assets and liabilities were retrospectively reclassified as assets and liabilities held for sale. The Company did not allocate any general corporate overhead to discontinued operations.

The following table summarizes the results of Adient, reclassified as discontinued operations for the fiscal years ended September 30, 2016, 2015 and 2014 (in millions):

	Year Ended September 30,
	2016	2015	2014

Net sales	$16,837	$20,079	$22,032

Income from discontinued operations before income taxes	525	1,220	879
Provision for income taxes on discontinued operations	2,041	529	314
Income from discontinued operations attributable to noncontrolling interests, net of tax	84	66	67
Income (loss) from discontinued operations	$(1,600)	$625	$498

For the fiscal year ended September 30, 2016, the income from discontinued operations before income taxes included separation costs ($418 million), significant restructuring and impairment costs ($332 million), and net mark-to market losses on pension and postretirement plans ($110 million). For the fiscal year ended September 30, 2015, the income from discontinued operations before income taxes included significant restructuring and impairment costs ($182 million), a net gain on a business divestiture ($155 million), transaction and separation costs ($52 million), and net mark-to market losses on pension and postretirement plans ($6 million). For the fiscal year ended September 30, 2014, the income from discontinued operations before income taxes included significant restructuring and impairment costs ($159 million), a net loss on business divestitures ($86 million) and net mark-to market losses on pension and postretirement plans ($50 million).

In preparation for the spin-off of the Automotive Experience business in the first quarter of fiscal 2017, the Company incurred incremental tax expense of $95 million in fiscal 2016. The Company also completed substantial business reorganizations which resulted in total tax charges of $1,891 million in fiscal 2016. Included in this amount is the tax charge provided for in the third quarter of fiscal 2016 of $85 million for changes in entity tax status and the charge provided for in the second quarter of fiscal 2016 of $780 million for income tax expense on foreign undistributed earnings of certain non-U.S. subsidiaries.

In fiscal 2016, the Company did provide U.S. income tax expense related to the restructuring and repatriation of cash for certain non-U.S. subsidiaries in connection with the Automotive Experience planned spin-off. At September 30, 2016 the Company needed to complete the final steps of Automotive Experience restructuring and, as a result, the Company provided deferred taxes of $24 million for the U.S. income tax expense on outside basis differences that will reverse upon the completion of the restructuring.

In the fourth quarter of fiscal 2015, the Company completed its global automotive interiors joint venture with Yanfeng Automotive Trim Systems. Refer to Note 3, "Acquisitions and Divestitures," of the notes to consolidated financial statements for additional information. In connection with the divestiture of the Interiors business, the Company recorded a pre-tax gain on divestiture of $145 million, $38 million net of tax. The tax impact of the gain is due to the jurisdictional mix of gains and losses on the divestiture, which resulted in non-benefited expenses in certain countries and taxable gains in other countries. In addition, in the third and fourth quarters of fiscal 2015, the Company provided income tax expense for repatriation of cash and other tax reserves associated with the Automotive Experience Interiors joint venture transaction, which resulted in a tax charge of $75 million and $223 million, respectively.

In the third quarter of fiscal 2014, the Company disposed of its Automotive Experience Interiors headliner and sun visor product lines. Refer to Note 3, "Acquisitions and Divestitures," of the notes to consolidated financial statements for additional information. As a result, the Company recorded a pre-tax loss on divestiture of $95 million and income tax expense of $38 million. The income tax expense is due to the jurisdictional mix of gains and losses on the sale, which resulted in non-benefited losses in certain countries and taxable gains in other countries.

GWS

On March 31, 2015, the Company announced that it had reached a definitive agreement to sell the remainder of the GWS business to CBRE Group Inc. ("CBRE"), subject to regulatory and other approvals. The sale closed on September 1, 2015. The agreement includes a 10-year strategic relationship between the Company and CBRE. The Company is the preferred provider of HVAC equipment, building automation systems and related services to the portfolio of real estate and corporate facilities managed globally by CBRE and GWS. The Company also engages GWS for facility management services. The annual cash flows resulting from these activities with the legacy GWS business are not currently significant nor are they expected to become significant in the future.

At March 31, 2015, the Company determined that its GWS segment met the criteria to be classified as a discontinued operation. The Company did not allocate any general corporate overhead to discontinued operations.

There were no amounts related to the GWS business classified as discontinued operations for the fiscal year ended September 30, 2016. The following table summarizes the results of GWS, reclassified as discontinued operations for the fiscal years ended September 30, 2015 and 2014 (in millions):

	Year Ended September 30,
	2015	2014

Net sales	$3,025	$4,079

Income from discontinued operations before income taxes	1,203	119
Provision for income taxes on discontinued operations	1,075	75
Income from discontinued operations attributable to noncontrolling interests, net of tax	4	15
Income from discontinued operations	$124	$29

For the fiscal year ended September 30, 2015, the income from discontinued operations before income taxes included a $940 million gain on divestiture for the remainder of the GWS business, a $200 million gain on divestiture of the Company's interest in two GWS joint ventures and current year transaction costs of $87 million. For the fiscal year ended September 30, 2014, the income from discontinued operations before income taxes included a $25 million charge related to the indemnification of certain costs associated with a divested GWS business in 2004.

The effective tax rate is different than the U.S. statutory rate for fiscal 2015 primarily due to $680 million tax expense for repatriation of cash and other tax reserves, and the tax consequences of the sale of the GWS joint ventures ($73 million) and the remaining business ($297 million).
The effective tax rate is different than the U.S. statutory rate for fiscal 2014 primarily due to a tax charge of $35 million related to the change in the Company's assertion over reinvestment of foreign undistributed earnings as well as a non-benefited loss related to the indemnification of certain costs associated with a divested business in 2004, partially offset by foreign tax rate differentials.
Electronics
In the second quarter of fiscal 2014, the Company announced that it had reached a definitive agreement to sell the remainder of the Automotive Experience Electronics business to Visteon Corporation, subject to regulatory and other approvals. The sale closed on July 1, 2014. At March 31, 2014, the Company determined that the Automotive Experience Electronics segment met the criteria to be classified as a discontinued operation, which required retrospective application to financial information for all periods presented. The Company did not allocate any general corporate overhead to discontinued operations.

There were no amounts related to the Automotive Experience Electronics business classified as discontinued operations for the fiscal years ended September 30, 2016 and 2015. The following table summarizes the results of the Automotive Experience Electronics business, classified as discontinued operations for the fiscal years ended September 30, 2014 (in millions):

Year Ended September 30,
2014

Net sales	$1,027

Loss from discontinued operations before income taxes	(8)
Provision for income taxes on discontinued operations	202
Income from discontinued operations attributable to noncontrolling interests, net of tax	8
Loss from discontinued operations	$(218)

For the year ended September 30, 2014, the discontinued operations before income taxes included divestiture-related losses of $80 million comprised of asset and investment impairment charges of $43 million, transaction costs of $27 million and severance obligations of $10 million.

For the year ended September 30, 2014, the Company's effective tax rate for discontinued operations was different than the U.S. federal statutory rate primarily due to a second quarter discrete non-cash tax charge of $180 million related to the repatriation of foreign cash associated with the divestiture of the Electronics business and unbenefited foreign losses.

Assets and Liabilities Held for Sale

The following table summarizes the carrying value of Adient, reclassified as assets and liabilities held for sale at September 30, 2016 and 2015 (in millions):

	September 30, 2016	September 30, 2015

Cash	$105	$44
Cash in escrow related to Adient debt	2,034	—
Accounts receivable - net	2,071	2,134
Inventories	672	712
Other current assets	756	814
Assets held for sale	$5,638	$3,704

Property, plant and equipment - net	$2,240	$2,187
Goodwill	2,385	2,364
Other intangible assets - net	113	129
Investments in partially-owned affiliates	1,745	1,646
Other noncurrent assets	891	528
Noncurrent assets held for sale	$7,374	$6,854

Short-term debt	$41	$17
Current portion of long-term debt	38	7
Accounts payable	2,764	2,594
Accrued compensation and benefits	430	392
Other current liabilities	975	946
Liabilities held for sale	$4,248	$3,956

Long-term debt	$3,441	$346
Pension and postretirement benefits	188	118
Other noncurrent liabilities	259	364
Noncurrent liabilities held for sale	$3,888	$828

The following table summarizes depreciation and amortization, capital expenditures, and significant operating and investing non-cash items related to Adient for the fiscal years ended September 30, 2016, 2015 and 2014 (in millions):

	Year Ended September 30,
	2016	2015	2014

Depreciation and amortization	$331	$333	$428
Pension and postretirement benefit expense	113	15	63
Equity in earnings of partially-owned affiliates	(357)	(295)	(285)
Deferred income taxes	(476)	(50)	(90)
Non-cash restructuring and impairment costs	87	27	52
(Gain) loss on divestitures	—	(155)	86
Equity-based compensation	16	16	14
Other	(2)	(4)	3
Capital expenditures	(395)	(455)	(538)

At September 30, 2016, $157 million of assets and $28 million of liabilities related to the security business in South Africa of the Buildings Tyco segment were classified as held for sale. There is also $17 million of certain Corporate assets that were classified as held for sale.

The following table summarizes the carrying value of the Tyco assets and liabilities held for sale at September 30, 2016 (in millions):

Accounts receivable - net	$9
Inventories	7
Other current assets	3
Property, plant and equipment - net	15
Goodwill	89
Other intangible assets - net	30
Other noncurrent assets	4
Assets held for sale	$157

Accounts payable	$9
Other current liabilities	19
Liabilities held for sale	$28

At September 30, 2015, $55 million of assets and $42 million of liabilities related to certain product lines of the Automotive Experience Interiors segment were classified as held for sale. At September 30, 2016, these product lines no longer met the criteria to be classified as held for sale.

5.    INVENTORIES

Inventories consisted of the following (in millions):

	September 30,
	2016	2015

Raw materials and supplies	$852	$534
Work-in-process	503	329
Finished goods	1,533	802
Inventories	$2,888	$1,665

6.    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following (in millions):

	September 30,
	2016	2015

Buildings and improvements	$2,107	$1,767
Subscriber systems	448	—
Machinery and equipment	5,137	4,151
Construction in progress	990	653
Land	367	183
Total property, plant and equipment	9,049	6,754
Less: accumulated depreciation	(3,417)	(3,071)
Property, plant and equipment - net	$5,632	$3,683

Interest costs capitalized during the fiscal years ended September 30, 2016, 2015 and 2014 were $19 million, $25 million and $28 million, respectively. Accumulated depreciation related to capital leases at September 30, 2016 and 2015 was $16 million and $13 million, respectively.

7.    GOODWILL AND OTHER INTANGIBLE ASSETS

The changes in the carrying amount of goodwill in each of the Company’s reportable segments for the fiscal years ended September 30, 2016 and 2015 were as follows (in millions):

	September 30, 2014	Business Acquisitions	Business Divestitures	Currency Translation and Other	September 30, 2015
Building Efficiency
Systems and Service North America	$982	$—	$(2)	$(2)	$978
Products North America	1,688	34	(14)	(7)	1,701
Asia	414	—	—	(25)	389
Rest of World	345	—	—	(35)	310
Power Solutions	1,142	—	—	(60)	1,082
Total	$4,571	$34	$(16)	$(129)	$4,460

	September 30, 2015	Business Acquisitions	Business Divestitures	Currency Translation and Other	September 30, 2016
Buildings
Building Efficiency
Systems and Service North America	$978	$—	$(3)	$—	$975
Products North America	1,701	—	(3)	(1)	1,697
Asia	389	253	—	15	657
Rest of World	310	5	(13)	(1)	301
Tyco	—	16,364	—	(56)	16,308
Power Solutions	1,082	—	—	4	1,086
Total	$4,460	$16,622	$(19)	$(39)	$21,024

In connection with the Tyco Merger, the Company recorded goodwill of $16,363 million based on the preliminary purchase price allocation. Refer to Note 2, "Merger Transaction," of the notes to consolidated financial statements for additional information.

At September 30, 2014, accumulated goodwill impairment charges included $47 million related to the Building Efficiency Rest of World - Latin America reporting unit. There were no goodwill impairments resulting from fiscal 2016 and 2015 annual impairment tests. Except for recent acquisitions which are recorded at fair value, no reporting unit was determined to be at risk of failing step one of the goodwill impairment test.

At October 1, 2015, the Company assessed goodwill for impairment in the Building Efficiency business due to the change in reportable segments as described in Note 19, "Segment Information," of the notes to consolidated financial statements. As a result, the Company performed impairment testing for goodwill under the new segments and determined that the estimated fair value of each reporting unit substantially exceeded its corresponding carrying amount including recorded goodwill, and as such, no impairment existed at October 1, 2015. No reporting unit was determined to be at risk of failing step one of the goodwill impairment test.

During fiscal 2014, as a result of operating results, restructuring actions and expected future profitability, the Company's forecasted cash flow estimates used in the goodwill assessment were negatively impacted as of September 30, 2014 for the Building Efficiency Rest of World - Latin America reporting unit. As a result, the Company concluded that the carrying value of the Building Efficiency Rest of World - Latin America reporting unit exceeded its fair value as of September 30, 2014. The Company recorded a goodwill impairment charge of $47 million in the fourth quarter of fiscal 2014, which was determined by comparing the carrying value of the reporting unit's goodwill with the implied fair value of goodwill for the reporting unit. The Building Efficiency Rest of World - Latin America reporting unit has no remaining goodwill at September 30, 2016 and 2015.

The assumptions included in the impairment tests require judgment, and changes to these inputs could impact the results of the calculations. Other than management's projections of future cash flows, the primary assumptions used in the impairment tests were the weighted-average cost of capital and long-term growth rates. Although the Company's cash flow forecasts are based on assumptions that are considered reasonable by management and consistent with the plans and estimates management is using to operate the underlying businesses, there are significant judgments in determining the expected future cash flows attributable to a reporting unit. The impairment charges are non-cash expenses recorded within restructuring and impairment costs on the consolidated statements of income and did not adversely affect the Company's debt position, cash flow, liquidity or compliance with financial covenants.

The Company’s other intangible assets, primarily from business acquisitions valued based on independent appraisals, consisted of (in millions):

	September 30, 2016			September 30, 2015
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Amortized intangible assets
Technology	$1,528	$(24)	$1,504	$53	$(48)	$5
Customer relationships	3,168	(226)	2,942	875	(168)	707
Miscellaneous	519	(130)	389	236	(103)	133
Total amortized intangible assets	5,215	(380)	4,835	1,164	(319)	845
Unamortized intangible assets
Trademarks/trade names	2,555	—	2,555	542	—	542
Miscellaneous	150	—	150	—	—	—
	2,705	—	2,705	542	—	542
Total intangible assets	$7,920	$(380)	$7,540	$1,706	$(319)	$1,387

Refer to Note 2, "Merger Transaction," of the notes to consolidated financial statements for additional information of intangibles recorded as a result of the Tyco Merger.

Amortization of intangible assets included within continuing operations for the fiscal years ended September 30, 2016, 2015 and 2014 was $116 million, $74 million and $61 million, respectively. Excluding the impact of any future acquisitions, the Company anticipates amortization for fiscal 2017, 2018, 2019, 2020 and 2021 will be approximately $537 million, $424 million, $407 million, $398 million and $390 million, respectively. Excluding the nonrecurring amortization expense impact of select Tyco intangible assets, the Company expects its fiscal 2017 amortization expense to be $430 million. There were no indefinite lived intangible asset impairments resulting from fiscal 2016, 2015 and 2014 annual impairment tests.

8.    LEASES

Certain administrative and production facilities and equipment are leased under long-term agreements. Most leases contain renewal options for varying periods, and certain leases include options to purchase the leased property during or at the end of the lease term. Leases generally require the Company to pay for insurance, taxes and maintenance of the property. Leased capital assets for continuing operations included in net property, plant and equipment, primarily buildings and improvements, were $23 million and $24 million at September 30, 2016 and 2015, respectively.

Other facilities and equipment are leased under arrangements that are accounted for as operating leases. Total rental expense for continuing and discontinued operations for the fiscal years ended September 30, 2016, 2015 and 2014 was $402 million, $413 million and $459 million, respectively.

Future minimum capital and operating lease payments and the related present value of capital lease payments for continuing and discontinued operations at September 30, 2016 were as follows (in millions):

	Capital Leases	Operating Leases
2017	$5	$406
2018	4	310
2019	3	227
2020	3	156
2021	3	98
After 2021	12	155
Total minimum lease payments	30	$1,352
Interest	(6)
Present value of net minimum lease payments	$24

9.     DEBT AND FINANCING ARRANGEMENTS

Short-term debt consisted of the following (in millions):

	September 30,
	2016	2015

Bank borrowings and commercial paper	$1,078	$35
Weighted average interest rate on short-term debt outstanding	1.1%	4.0%

In connection with the Tyco Merger, JCI Inc. replaced its $2.5 billion committed five-year credit facility scheduled to mature in August 2018 with a $2.0 billion committed four-year credit facility scheduled to mature in August 2020. Additionally, Tyco International Holding S.a.r.L. ("TSarl"), a wholly-owned subsidiary of Johnson Controls, entered into a $1.0 billion committed four-year credit facility scheduled to mature in August 2020. The facilities are used to support the Company's outstanding commercial paper. There were no draws on either committed credit facilities during the fiscal years ended September 30, 2016 and 2015. Average outstanding commercial paper for the fiscal year ended September 30, 2016 was $1,418 million, and there was $440 million outstanding as of September 30, 2016. Average outstanding commercial paper for the fiscal year ended September 30, 2015 was $1,537 million and there was none outstanding at September 30, 2015.

In February 2016, the Company entered into a nine-month, $100 million floating rate term loan scheduled to mature in November 2016. Proceeds from the term loan were used for general corporate purposes.

In February 2016, the Company terminated a 37 million euro committed revolving credit facility scheduled to mature in September 2016, and subsequently entered into a nine-month, 100 million euro, floating rate term loan scheduled to mature in October 2016. Proceeds from the term loan were used for general corporate purposes.

In January 2016, the Company entered into a ten-month, $200 million, floating rate term loan scheduled to mature in October 2016. Proceeds from the term loan were used for general corporate purposes.

In January 2016, the Company entered into a ten-month, $125 million, floating rate term loan scheduled to mature in October 2016. Proceeds from the term loan were used for general corporate purposes.

Long-term debt consisted of the following (in millions; due dates by fiscal year):

	September 30,
	2016	2015
Unsecured notes
JCI Inc. - 5.5% due in 2016 ($800 million par value)	—	800
JCI Inc. - 7.125% due in 2017 ($150 million par value)	149	153
JCI Inc. - 2.6% due in 2017 ($400 million par value)	404	404
JCI Inc. - 2.355% due in 2017 ($46 million par value)	46	46
JCI Inc. - 1.4% due in 2018 ($300 million par value)	301	303
JCI Inc. - 5.0% due in 2020 ($500 million par value)	499	499
JCI Inc. - 4.25% due 2021 ($500 million par value)	498	498
JCI Inc. - 3.75% due in 2022 ($450 million par value)	448	448
JCI Inc. - 3.625% due in 2024 ($500 million par value)	500	500
JCI Inc. - 6.0% due in 2036 ($400 million par value)	396	395
JCI Inc. - 5.7% due in 2041 ($300 million par value)	299	299
JCI Inc. - 5.25% due in 2042 ($250 million par value)	250	250
JCI Inc. - 4.625% due in 2044 ($450 million par value)	447	447
JCI Inc. - 6.95% due in 2046 ($125 million par value)	125	125
JCI Inc. - 4.95% due in 2064 ($450 million par value)	449	449
Tyco International Finance S.A. ("TIFSA") - 3.75% due in 2018 ($67 million par value)	69	—
TIFSA - 4.625% due in 2023 ($42 million par value)	46	—
TIFSA - 1.375% due in 2025 (EUR 500 million par value)	571	—
TIFSA - 3.90% due in 2026 ($750 million par value)	824	—
TIFSA - 5.125% due in 2045 ($750 million par value)	903	—
Adient - 3.5% due in 2024 (EUR 1,000 million par value)	1,119	—
Adient - 4.875% due in 2026 ($900 million par value)	900	—
TSarl - Term Loan A - LIBOR plus 1.50% due in 2020	4,000	—
Adient - Term Loan A - LIBOR plus 1.005% due in 2021	1,500	—
Capital lease obligations	24	48
Other foreign-denominated debt
Euro	61	529
Japanese Yen	367	308
Other	39	57
Gross long-term debt	15,234	6,558
Less: current portion	628	806
Less: debt issuance costs	74	32
Less: current portion - liabilities held for sale	38	7
Less: long-term debt - noncurrent liabilities held for sale	3,441	346
Net long-term debt	$11,053	$5,367

At September 30, 2016, the Company’s other foreign-denominated long-term debt was at fixed and floating rates with a weighted-average interest rate of 1.3%. At September 30, 2015, the Company’s other foreign-denominated long-term debt was at fixed and floating rates with a weighted-average interest rate of 1.1%.

The installments of long-term debt maturing in subsequent fiscal years are: 2017 - $666 million; 2018 - $454 million; 2019 - $94 million; 2020 - $5,056 million; 2021 - $1,642 million; 2022 and thereafter - $7,322 million. The Company’s long-term debt includes various financial covenants, none of which are expected to restrict future operations.

Total interest paid on both short and long-term debt for the fiscal years ended September 30, 2016, 2015 and 2014 was $319 million, $373 million and $314 million, respectively. The Company uses financial instruments to manage its interest rate exposure (see Note 10, "Derivative Instruments and Hedging Activities," and Note 11, "Fair Value Measurements," of the notes to consolidated financial statements). These instruments affect the weighted average interest rate of the Company’s debt and interest expense.

Financing Arrangements

Financing in connection with Tyco Merger

Simultaneously with the closing of the Tyco Merger on September 2, 2016, TSarl borrowed $4,000 million under the Term Loan Credit Agreement dated as of March 10, 2016 with a syndicate of lenders, providing for a three and a half year senior unsecured term loan facility to finance the cash consideration for, and fees, expenses and costs incurred in connection with the Merger.

Financing in connection with Adient spin-off

In August 2016, Adient Global Holdings, Ltd. ("AGH"), a wholly-owned subsidiary of the Company, issued a one billion euro,3.5% fixed rate, 8-year senior unsecured note scheduled to mature in August 2024. AGH also issued a $900 million, 4.875%, 10-year senior unsecured note scheduled to mature in August 2026. The proceeds from the notes were deposited into escrow and are expected to be released in connection with the spin-off. The notes have not been, and are not expected to be, guaranteed by the Company or any of its subsidiaries that will not be subsidiaries of Adient following the spin-off. Approximately $1,500 million of the proceeds will be distributed to the Company in connection with the spin-off and approximately $500 million of the proceeds will be used for Adient's general corporate purposes.

In July 2016, AGH entered into a 5-year, $1,500 million Term A loan facility and a 5-year, $1,500 million revolving credit facility scheduled to mature in July 2021. The term loan was fully drawn in August 2016. As of September 30, 2016, there were no draws on the facility. Upon completion of the spin-off of Adient, AGH will become a wholly-owned subsidiary of Adient. On the date of the spin-off, Adient and certain of its wholly-owned subsidiaries will guarantee the debt, and the guarantees of the Company will automatically be released. The Company used the proceeds of the term loan to early repay its four tranches of euro-denominated floating rate credit facilities, totaling 390 million euro, that were outstanding as of September 30, 2015; three term loans of $500 million, $200 million and $125 million that were entered into during fiscal 2016, plus accrued interest, and a $90 million outstanding credit facility. The remainder of the proceeds were used for general corporate purposes.

Other financing arrangements

At September 30, 2016, the Company had committed bilateral U.S. dollar denominated revolving credit facilities totaling $135 million, which are scheduled to expire in fiscal 2017. There were no draws on any of these revolving facilities in fiscal 2016.

In January 2016, the Company retired $800 million in principal amount, plus accrued interest, of its 5.5% fixed rate notes that matured in January 2016.

In September 2015, the Company retired, at maturity, $500 million, $150 million and $100 million floating rate term loans plus accrued interest that were entered into during fiscal 2015.

In June 2015, the Company entered into a five-year, 37 billion yen floating rate syndicated term loan scheduled to mature in June 2020. Proceeds from the syndicated term loan were used for general corporate purposes.

In May 2015, the Company made a partial repayment of 32 million euro in principal amount, plus accrued interest, of its 70 million euro floating rate credit facility scheduled to mature in November 2017. The remaining outstanding portion as of September 30, 2015 was repaid during fiscal 2016.

In March 2015, the Company retired $125 million in principal amount, plus accrued interest, of its 7.7%fixed rate notes that matured in March 2015.

In January 2015, the Company entered into a one-year, $90 million, committed revolving credit facility scheduled to mature in January 2016. The Company drew on the full credit facility during the quarter ended March 31, 2015. Proceeds from the revolving credit facility were used for general corporate purposes. The $90 million was repaid in September 2015.

Net Financing Charges

The Company's net financing charges line item in the consolidated statements of income for the years ended September 30, 2016, 2015 and 2014 contained the following components (in millions):

	Year Ended September 30,
	2016	2015	2014

Interest expense, net of capitalized interest costs	$293	$275	$238
Banking fees and bond cost amortization	30	21	15
Interest income	(12)	(7)	(8)
Net foreign exchange results for financing activities	(22)	(15)	(19)
Net financing charges	$289	$274	$226

10.    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company selectively uses derivative instruments to reduce market risk associated with changes in foreign currency, commodities, stock-based compensation liabilities and interest rates. Under Company policy, the use of derivatives is restricted to those intended for hedging purposes; the use of any derivative instrument for speculative purposes is strictly prohibited. A description of each type of derivative utilized by the Company to manage risk is included in the following paragraphs. In addition, refer to Note 11, "Fair Value Measurements," of the notes to consolidated financial statements for information related to the fair value measurements and valuation methods utilized by the Company for each derivative type.

Cash Flow Hedges

The Company has global operations and participates in the foreign exchange markets to minimize its risk of loss from fluctuations in foreign currency exchange rates. The Company selectively hedges anticipated transactions that are subject to foreign exchange rate risk primarily using foreign currency exchange hedge contracts. The Company hedges 70% to 90% of the nominal amount of each of its known foreign exchange transactional exposures. As cash flow hedges under ASC 815, "Derivatives and Hedging," the effective portion of the hedge gains or losses due to changes in fair value are initially recorded as a component of AOCI and are subsequently reclassified into earnings when the hedged transactions occur and affect earnings. Any ineffective portion of the hedge is reflected in the consolidated statements of income. These contracts were highly effective in hedging the variability in future cash flows attributable to changes in currency exchange rates at September 30, 2016 and 2015.

The Company selectively hedges anticipated transactions that are subject to commodity price risk, primarily using commodity hedge contracts, to minimize overall price risk associated with the Company’s purchases of lead, copper, tin and aluminum in cases where commodity price risk cannot be naturally offset or hedged through supply base fixed price contracts. Commodity risks are systematically managed pursuant to policy guidelines. As cash flow hedges, the effective portion of the hedge gains or losses due to changes in fair value are initially recorded as a component of AOCI and are subsequently reclassified into earnings when the hedged transactions, typically sales, occur and affect earnings. Any ineffective portion of the hedge is reflected in the consolidated statements of income. The maturities of the commodity hedge contracts coincide with the expected purchase of the commodities. These contracts were highly effective in hedging the variability in future cash flows attributable to changes in commodity prices at September 30, 2016 and 2015.

The Company had the following outstanding contracts to hedge forecasted commodity purchases:

		Volume Outstanding as of
Commodity	Units	September 30, 2016	September 30, 2015
Copper	Pounds	5,849,000	14,648,000
Lead	Metric Tons	5,185	6,785
Aluminum	Metric Tons	2,620	5,700
Tin	Metric Tons	185	2,080

In September 2005, the Company entered into three forward treasury lock agreements to reduce the market risk associated with changes in interest rates associated with the Company’s anticipated fixed-rate note issuance to finance the acquisition of York International Corp. (cash flow hedge). The three forward treasury lock agreements, which had a combined notional amount of

$1.3 billion, fixed a portion of the future interest cost for 5-year, 10-year and 30-year notes. The fair value of each treasury lock agreement, or the difference between the treasury lock reference rate and the fixed rate at time of note issuance, is amortized to interest expense over the life of the respective note issuance. In January 2006, in connection with the Company’s debt refinancing, the three forward treasury lock agreements were terminated.

Fair Value Hedges

The Company selectively uses interest rate swaps to reduce market risk associated with changes in interest rates for its fixed-rate bonds. Changes in the fair value of the swap and hedged portion of the debt are recorded in the consolidated statements of income. In the fourth quarter of fiscal 2013, the Company entered into four fixed to floating interest rate swaps totaling $800 million to hedge the coupon of its 5.5% notes that matured in January 2016. In the third quarter of fiscal 2014, the Company entered into four fixed to floating interest rate swaps totaling $400 million to hedge the coupon of its 2.6% notes maturing December 2016, three fixed to floating interest rate swaps totaling $300 million to hedge the coupon of its 1.4% notes maturing November 2017 and one fixed to floating interest rate swap totaling $150 million to hedge the coupon of its 7.125% notes maturing July 2017. There were eight and twelve interest rate swaps outstanding as of September 30, 2016 and 2015, respectively.

Net Investment Hedges

The Company enters into cross-currency interest rate swaps and foreign currency denominated debt obligations to selectively hedge portions of its net investment in non-U.S. subsidiaries. The currency effects of the cross-currency interest rate swaps and debt obligations are reflected in the AOCI account within shareholders’ equity attributable to Johnson Controls ordinary shareholders where they offset gains and losses recorded on the Company’s net investments globally. At September 30, 2016, the Company had 37 billion yen of foreign denominated debt designated as net investment hedge in the Company's net investment in Japan and a one billion euro and 500 million euro bonds designated as net investment hedges in the Company's net investment in Europe. The Company had no cross-currency interest rate swaps outstanding at September 30, 2016. At September 30, 2015, the Company had four cross-currency interest rate swaps outstanding totaling 20 billion yen. The Company did not have any foreign denominated debt outstanding designated as a net investment hedge at September 30, 2015.

Derivatives Not Designated as Hedging Instruments

The Company selectively uses equity swaps to reduce market risk associated with certain of its stock-based compensation plans, such as its deferred compensation plans. These equity compensation liabilities increase as the Company’s stock price increases and decrease as the Company’s stock price decreases. In contrast, the value of the swap agreement moves in the opposite direction of these liabilities, allowing the Company to fix a portion of the liabilities at a stated amount. As of September 30, 2016 the Company had no equity swaps outstanding as a result of the Tyco Merger and proposed spin-off. As of September 30, 2015, the Company had hedged approximately 4.0 million shares of its common stock.

The Company also holds certain foreign currency forward contracts which do not qualify for hedge accounting treatment. The change in fair value of foreign currency exchange derivatives not designated as hedging instruments under ASC 815 are recorded in the consolidated statements of income.

Fair Value of Derivative Instruments

The following table presents the location and fair values of derivative instruments and hedging activities included in the Company’s consolidated statements of financial position (in millions):

	Derivatives and Hedging Activities Designated as Hedging Instruments under ASC 815		Derivatives and Hedging Activities Not Designated as Hedging Instruments under ASC 815
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Other current assets
Foreign currency exchange derivatives	$41	$31	$49	$27
Commodity derivatives	4	—	—	—
Interest rate swaps	—	1	—	—
Assets held for sale
Cross-currency interest rate swaps	—	5	—	—
Other noncurrent assets
Interest rate swaps	1	5	—	—
Equity swap	—	—	—	164
Total assets	$46	$42	$49	$191

Other current liabilities
Foreign currency exchange derivatives	$48	$37	$18	$26
Commodity derivatives	—	7	—	—
Liabilities held for sale
Foreign currency exchange derivatives	—	—	5	—
Cross-currency interest rate swaps	—	1	—	—
Current portion of long-term debt
Fixed rate debt swapped to floating	551	801	—	—
Long-term debt
Foreign currency denominated debt	938	—	—	—
Fixed rate debt swapped to floating	301	855	—	—
Noncurrent liabilities held for sale
Foreign currency denominated debt	1,119	—	—	—
Total liabilities	$2,957	$1,701	$23	$26

Counterparty Credit Risk

The use of derivative financial instruments exposes the Company to counterparty credit risk. The Company has established policies and procedures to limit the potential for counterparty credit risk, including establishing limits for credit exposure and continually assessing the creditworthiness of counterparties. As a matter of practice, the Company deals with major banks worldwide having strong investment grade long-term credit ratings. To further reduce the risk of loss, the Company generally enters into International Swaps and Derivatives Association ("ISDA") master netting agreements with substantially all of its counterparties. The Company's derivative contracts do not contain any credit risk related contingent features and do not require collateral or other security to be furnished by the Company or the counterparties. The Company's exposure to credit risk associated with its derivative instruments is measured on an individual counterparty basis, as well as by groups of counterparties that share similar attributes. The Company does not anticipate any non-performance by any of its counterparties, and the concentration of risk with financial institutions does not present significant credit risk to the Company.

The Company enters into ISDA master netting agreements with counterparties that permit the net settlement of amounts owed under the derivative contracts. The master netting agreements generally provide for net settlement of all outstanding contracts with a counterparty in the case of an event of default or a termination event. The Company has not elected to offset the fair value positions of the derivative contracts recorded in the consolidated statements of financial position. Collateral is generally not required of the Company or the counterparties under the master netting agreements. As of September 30, 2016 and September 30, 2015, no cash collateral was received or pledged under the master netting agreements.

The gross and net amounts of derivative assets and liabilities were as follows (in millions):

	Fair Value of Assets		Fair Value of Liabilities
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Gross amount recognized	$95	$233	$2,980	$1,727
Gross amount eligible for offsetting	(21)	(8)	(21)	(8)
Net amount	$74	$225	$2,959	$1,719

Derivatives Impact on the Statements of Income and Statements of Comprehensive Income

The following table presents the effective portion of pre-tax gains (losses) recorded in other comprehensive income (loss) related to cash flow hedges for the fiscal years ended September 30, 2016, 2015 and 2014 (in millions):

Derivatives in ASC 815 Cash Flow Hedging Relationships	Year Ended September 30,
	2016	2015	2014
Foreign currency exchange derivatives	$(18)	$(5)	$1
Commodity derivatives	3	(19)	(7)
Total	$(15)	$(24)	$(6)
The following tables presents the location and amount of the effective portion of pre-tax gains (losses) on cash flow hedges reclassified from AOCI into the Company’s consolidated statements of income for the fiscal years ended September 30, 2016, 2015 and 2014 (in millions):

Derivatives in ASC 815 Cash Flow Hedging Relationships	Location of Gain (Loss) Recognized in Income on Derivative	Year Ended September 30,
		2016	2015	2014
Foreign currency exchange derivatives	Cost of sales	$9	$25	$7
Foreign currency exchange derivatives	Income (loss) from discontinued operations	(30)	(24)	(9)
Commodity derivatives	Cost of sales	(12)	(11)	1
Forward treasury locks	Net financing charges	1	1	1
Total		$(32)	$(9)	$—

The following table presents the location and amount of pre-tax gains (losses) on fair value hedges recognized in the Company’s consolidated statements of income for the fiscal years ended September 30, 2016, 2015 and 2014 (in millions):

Derivatives in ASC 815 Fair Value Hedging Relationships	Location of Gain (Loss) Recognized in Income on Derivative	Year Ended September 30,
		2016	2015	2014
Interest rate swap	Net financing charges	$(5)	$7	$5
Fixed rate debt swapped to floating	Net financing charges	5	(7)	(5)
Total		$—	$—	$—

The following table presents the location and amount of pre-tax gains (losses) on derivatives not designated as hedging instruments recognized in the Company’s consolidated statements of income for the fiscal years ended September 30, 2016, 2015 and 2014 (in millions):

Derivatives Not Designated as Hedging Instruments under ASC 815	Location of Gain (Loss) Recognized in Income on Derivative	Year Ended September 30,
		2016	2015	2014
Foreign currency exchange derivatives	Cost of sales	$(20)	$2	$(2)
Foreign currency exchange derivatives	Net financing charges	21	(37)	30
Foreign currency exchange derivatives	Income tax provision	4	—	—
Foreign currency exchange derivatives	Income (loss) from discontinued operations	(30)	20	(9)
Equity swap	Selling, general and administrative	14	(9)	(1)
Total		$(11)	$(24)	$18

The effective portion of pre-tax gains (losses) recorded in foreign currency translation adjustment within other comprehensive income (loss) related to net investment hedges were $(82) million, $16 million and $24 million for the years ended September 30, 2016, 2015 and 2014, respectively. For the years ended September 30, 2016, 2015 and 2014, no gains or losses were reclassified from CTA into income for the Company’s outstanding net investment hedges, and no gains or losses were recognized in income for the ineffective portion of cash flow hedges.

11.    FAIR VALUE MEASUREMENTS

ASC 820, "Fair Value Measurement," defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a three-level fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs where there is little or no market data, which requires the reporting entity to develop its own assumptions.

ASC 820 requires the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

Recurring Fair Value Measurements

The following tables present the Company’s fair value hierarchy for those assets and liabilities measured at fair value as of September 30, 2016 and 2015 (in millions):

	Fair Value Measurements Using:
	Total as of September 30, 2016	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other current assets
Foreign currency exchange derivatives	$90	$—	$90	$—
Commodity derivatives	4	—	4	—
Exchange traded funds (fixed income)[1]	15	15	—	—
Other noncurrent assets
Interest rate swaps	1	—	1	—
Investments in marketable common stock	3	3	—	—
Deferred compensation plan assets	81	81	—	—
Exchange traded funds (fixed income)[1]	163	163	—	—
Exchange traded funds (equity)[1]	86	86	—	—
Total assets	$443	$348	$95	$—
Other current liabilities
Foreign currency exchange derivatives	$66	$—	$66	$—
Liabilities held for sale
Foreign currency exchange derivatives	5	—	5	—
Current portion of long-term debt
Fixed rate debt swapped to floating	551	—	551	—
Long-term debt
Foreign currency denominated debt	938	938	—	—
Fixed rate debt swapped to floating	301	—	301	—
Noncurrent liabilities held for sale
Foreign currency denominated debt	1,119	1,119	—	—
Total liabilities	$2,980	$2,057	$923	$—
 1Classified as restricted investments for payment of asbestos liabilities. See Note 23, "Commitments and Contingencies" of the notes to consolidated financial statements for further details.

	Fair Value Measurements Using:
	Total as of September 30, 2015	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other current assets
Foreign currency exchange derivatives	$58	$—	$58	$—
Interest rate swaps	1	—	1	—
Assets held for sale
Cross-currency interest rate swaps	5	—	5	—
Other noncurrent assets
Interest rate swaps	5	—	5	—
Investments in marketable common stock	4	4	—	—
Equity swap	164	164	—	—
Total assets	$237	$168	$69	$—
Other current liabilities
Foreign currency exchange derivatives	$63	$—	$63	$—
Commodity derivatives	7	—	7	—
Liabilities held for sale
Cross-currency interest rate swaps	1	—	1	—
Current portion of long-term debt
Fixed rate debt swapped to floating	801	—	801	—
Long-term debt
Fixed rate debt swapped to floating	855	—	855	—
Total liabilities	$1,727	$—	$1,727	$—

Valuation Methods

Foreign currency exchange derivatives: The foreign currency exchange derivatives are valued under a market approach using publicized spot and forward prices.

Commodity derivatives: The commodity derivatives are valued under a market approach using publicized prices, where available, or dealer quotes.

Interest rate swaps and related debt: The interest rate swaps and related debt balances are valued under a market approach using publicized swap curves.

Equity swaps: The equity swaps are valued under a market approach as the fair value of the swaps is equal to the Company’s stock price at the reporting period date.

Cross-currency interest rate swaps: The cross-currency interest rate swaps are valued using observable market data.

Deferred compensation plan assets: Assets held in the deferred compensation plans will be used to pay benefits under certain of the Company's non-qualified deferred compensation plans. The investments primarily consist of mutual funds which are publicly traded on stock exchanges and are valued using a market approach based on the quoted market prices.

Investments in marketable common stock and exchange traded funds: Investments in marketable common stock and exchange traded funds are valued using a market approach based on the quoted market prices, where available, or broker/dealer quotes of identical or comparable instruments. There was an unrealized loss recorded on these investments of $1 million for the year ended September 30, 2016 within AOCI in the consolidated statements of financial position. There were no unrealized gains or losses recorded on these investments for the year ended September 30, 2015. The Company did not hold the exchange traded funds during the year ended September 30, 2015.

Foreign currency denominated debt: The Company had entered into foreign currency denominated debt obligations to selectively hedge portions of its net investment in non-U.S. subsidiaries. The currency effects of debt obligations are reflected in the AOCI account within shareholders’ equity attributable to Johnson Controls ordinary shareholders where they offset gains and losses recorded on the Company’s net investments globally. The foreign denominated debt obligation is remeasured to current exchange rates under a market approach using publicized spot prices. At September 30, 2016, the Company had 37 billion yen of foreign denominated debt designated as net investment hedge in the Company's net investment in Japan and one billion euro and 500 million euro bonds designated as net investment hedges in the Company's net investment in Europe. The Company did not have any foreign denominated debt outstanding designated as a net investment hedge at September 30, 2015.

The fair values of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate their carrying values. The fair value of long-term debt, which was $15.7 billion and $6.7 billion at September 30, 2016 and 2015, respectively, was determined primarily using market quotes classified as Level 1 inputs within the ASC 820 fair value hierarchy.

12.    STOCK-BASED COMPENSATION

On September 2, 2016, the shareholders of the Company approved the Johnson Controls International plc 2012 Share and Incentive Plan (the "Plan"). The original effective date of this Plan was October 1, 2012. The Plan was amended and restated as of November 17, 2014 and was amended and restated again in connection with the Merger that was consummated on September 2, 2016 (the "Amendment Effective Date"). The amendment and restatement is intended to reflect the assumption into this Plan of the remaining share reserves under the Johnson Controls, Inc. 2012 Omnibus Incentive Plan and the Johnson Controls, Inc. 2003 Stock Plan for Outside Directors (the "Legacy Johnson Controls Plans") as of the Amendment Effective Date. Following the Amendment Effective Date, no further awards may be made under the Legacy Johnson Controls Plans. The types of awards authorized by the Plan comprise of stock options, stock appreciation rights, performance shares, performance units and other stock-based awards. The Compensation Committee of the Company's Board of Directors will determine the types of awards to be granted to individual participants and the terms and conditions of the awards. The Plan provides that 76 million shares of the Company's common stock are reserved for issuance under the 2012 Plan, and 46 million shares remain available for issuance at September 30, 2016.

Pursuant to the Merger Agreement, outstanding stock options held by Tyco employees on September 2, 2016 (the "Merger Date") were converted into options to acquire the Company's shares using a 0.955-for-one share consolidation ratio in a manner designed to preserve the intrinsic value of such awards. In addition, pursuant to the Merger Agreement, nonvested restricted stock held by Tyco employees on the Merger Date were converted into nonvested restricted stock of the Company using the 0.955-for-one share consolidation ratio in a manner designed to preserve the intrinsic value of such awards. Outstanding performance share awards held by Tyco employees on the Merger Date were converted to nonvested restricted stock of the Company at the target performance level, and adjusted to reflect the 0.955-for-one consolidation ratio. Except for the conversion of stock options, nonvested restricted stock and performance share awards discussed herein, the material terms of the awards remained unchanged. The modifications made to the awards upon the Merger Date constituted modifications under the authoritative guidance for accounting for stock compensation. This guidance requires the Company to revalue the awards upon the Merger close and allocate the revised fair value between purchase consideration and continuing expense based on the ratio of service performed through the Merger Date over the total service period of the awards. The revised fair value allocated to post-merger services resulted in incremental expense which is recognized over the remaining service period of the awards. The portion of Tyco awards earned as of the Merger Date included as purchase consideration was $224 million. The total value of Tyco awards not earned as of the Merger Date was $101 million, which will be expensed over the remaining future vesting period. Of this amount, $10 million was recorded in selling, general and administrative expenses and $23 million was recorded in restructuring and impairment costs in the consolidated statement of income for the fiscal year ended September 30, 2016 as a result of change-in-control provisions for current and former employees. Refer to Note 2, “Merger Transaction,” of the notes to consolidated financial statements for further information regarding the Merger.

Pursuant to the Merger Agreement, outstanding stock options held by JCI Inc. employees on the Merger Date were converted one-for-one into options to acquire the Company's shares in a manner designed to preserve the intrinsic value of such awards. In addition, pursuant to the Merger Agreement, nonvested restricted stock held by JCI Inc. employees on the Merger Date was converted one-for-one into nonvested restricted stock of the Company in a manner designed to preserve the intrinsic value of such awards. Outstanding performance share awards held by JCI Inc. employees on the Merger Date were converted to nonvested restricted stock of the Company based on certain performance factors. Except for the conversion of stock options, nonvested restricted stock and performance share awards discussed herein, the material terms of the awards remained unchanged, and no incremental fair value resulted from the conversion. References to the Company’s stock throughout Note 12 refer to stock of JCI Inc. prior to the Merger Date and to stock of the Company subsequent to the Merger Date.

The Company has four share-based compensation plans, which are described below. For the fiscal year ended September 30, 2016, compensation cost charged against income for continuing operations, excluding the offsetting impact of outstanding equity swaps, for those plans was approximately $160 million, of which $121 million was recorded in selling, general and administrative expenses and $39 million was recorded in restructuring and impairment costs. For the fiscal years ended September 30, 2015 and 2014, compensation cost charged against income for continuing operations, excluding the offsetting impact of outstanding equity swaps, for those plans was approximately $69 million and $67 million, respectively, all of which was recorded in selling, general and administrative expenses. The income tax benefit recognized for continuing operations in the consolidated statements of income for share-based compensation arrangements was approximately $56 million, $28 million and $26 million for the fiscal years ended September 30, 2016, 2015 and 2014, respectively. The Company applies a non-substantive vesting period approach whereby expense is accelerated for those employees that receive awards and are eligible to retire prior to the award vesting.

Stock Options

Stock options are granted with an exercise price equal to the market price of the Company’s stock at the date of grant. Stock option awards typically vest between two and three years after the grant date and expire ten years from the grant date.

The fair value of each option is estimated on the date of grant using a Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatilities are based on the historical volatility of the Company’s stock and other factors. The Company uses historical data to estimate option exercises and employee terminations within the valuation model. The expected term of options represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods during the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	Year Ended September 30,
	2016	2015	2014
Expected life of option (years)	6.4	6.6	6.7
Risk-free interest rate	1.64% - 1.70%	1.61% - 1.93%	1.92%
Expected volatility of the Company’s stock	36.00%	36.00%	36.00%
Expected dividend yield on the Company’s stock	2.11%	2.02%	2.17%

A summary of stock option activity at September 30, 2016, and changes for the year then ended, is presented below:

	Weighted Average Option Price	Shares Subject to Option	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (in millions)
Outstanding, September 30, 2015	$31.17	13,039,240
Granted	43.83	961,705
Acquired Tyco awards	31.37	10,895,381
Exercised	27.93	(2,393,703)
Forfeited or expired	42.90	(170,390)
Outstanding, September 30, 2016	$32.07	22,332,233	5.3	$327
Exercisable, September 30, 2016	$28.30	15,745,714	4.4	$288

The weighted-average grant-date fair value of options granted during the fiscal years ended September 30, 2016, 2015 and 2014 was $13.14, $15.51 and $14.70, respectively.

The total intrinsic value of options exercised during the fiscal years ended September 30, 2016, 2015 and 2014 was approximately $39 million, $227 million and $135 million, respectively.

In conjunction with the exercise of stock options granted, the Company received cash payments for the fiscal years ended September 30, 2016, 2015 and 2014 of approximately $70 million, $275 million and $186 million, respectively.

The Company has elected to utilize the alternative transition method for calculating the tax effects of stock-based compensation. The alternative transition method includes computational guidance to establish the beginning balance of the additional paid-in capital pool ("APIC Pool") related to the tax effects of employee stock-based compensation, and a simplified method to determine the subsequent impact on the APIC Pool for employee stock-based compensation awards that are vested and outstanding upon adoption of ASC 718, "Compensation - Stock Compensation." The tax benefit from the exercise of stock options, which is recorded in capital in excess of par value, was $11 million, $59 million and $34 million for the fiscal years ended September 30, 2016, 2015 and 2014, respectively. The Company does not settle stock options granted under share-based payment arrangements for cash.

At September 30, 2016, the Company had approximately $25 million of total unrecognized compensation cost related to nonvested stock options granted for continuing operations. That cost is expected to be recognized over a weighted-average period of 1.2 years.

Stock Appreciation Rights (SARs)

SARs vest under the same terms and conditions as stock option awards; however, they are settled in cash for the difference between the market price on the date of exercise and the exercise price. As a result, SARs are recorded in the Company’s consolidated statements of financial position as a liability until the date of exercise.

The fair value of each SAR award is estimated using a similar method described for stock options. The fair value of each SAR award is recalculated at the end of each reporting period and the liability and expense are adjusted based on the new fair value.

The assumptions used to determine the fair value of the SAR awards at September 30, 2016 were as follows:

Expected life of SAR (years)	0.5 - 4.2
Risk-free interest rate	0.45% - 1.04%
Expected volatility of the Company’s stock	36.00%
Expected dividend yield on the Company’s stock	2.11%

A summary of SAR activity at September 30, 2016, and changes for the year then ended, is presented below:

	Weighted Average SAR Price	Shares Subject to SAR	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (in millions)
Outstanding, September 30, 2015	$29.53	1,740,100
Granted	43.86	54,749
Exercised	27.41	(494,480)
Forfeited or expired	36.33	(99,204)
Outstanding, September 30, 2016	$30.49	1,201,165	4.6	$19
Exercisable, September 30, 2016	$29.23	1,114,543	4.3	$19

In conjunction with the exercise of SARs granted, the Company made payments of $8 million, $19 million and $21 million during the fiscal years ended September 30, 2016, 2015 and 2014, respectively.

Restricted (Nonvested) Stock

The Plan provides for the award of restricted stock or restricted stock units to certain employees. These awards are typically share settled unless the employee is a non-U.S. employee or elects to defer settlement until retirement at which point the award would be settled in cash. Restricted awards typically vest after three years from the grant date. The Plan allows for different vesting terms on specific grants with approval by the Board of Directors.

A summary of the status of the Company’s nonvested restricted stock awards at September 30, 2016, and changes for the fiscal year then ended, is presented below:

	Weighted Average Price	Shares/Units Subject to Restriction
Nonvested, September 30, 2015	$45.75	2,370,155
Granted	45.49	4,052,020
Acquired Tyco awards	47.74	2,916,471
Converted performance share awards *	49.20	1,108,036
Vested	34.45	(527,017)
Forfeited	45.83	(353,621)
Nonvested, September 30, 2016	$47.27	9,566,044

* As of the Amendment Effective Date, performance share awards were converted to nonvested restricted stock based on certain performance factors.

At September 30, 2016, the Company had approximately $163 million of total unrecognized compensation cost related to nonvested restricted stock arrangements granted for continuing operations. That cost is expected to be recognized over a weighted-average period of 2.0 years.

Performance Share Awards

The Plan permits the grant of performance-based share unit ("PSU") awards. The number of PSUs granted is equal to the PSU award value divided by the closing price of the Company's common stock at the grant date. The PSUs are generally contingent on the achievement of pre-determined performance goals over a three-year performance period as well as on the award holder's continuous employment until the vesting date. Each PSU that is earned will be settled with a share of the Company's common stock following the completion of the performance period, unless the award holder elected to defer a portion or all of the award until retirement which would then be settled in cash.

A summary of the status of the Company’s nonvested PSUs at September 30, 2016, and changes for the fiscal year then ended, is presented below:

	Weighted Average Price	Shares/Units Subject to PSU
Nonvested, September 30, 2015	$42.33	924,388
Vested	30.73	(344,318)
Forfeited	49.73	(21,305)
Nonvested, September 02, 2016	$49.20	558,765
Conversion to nonvested restricted stock *	49.20	(558,765)
Nonvested, September 30, 2016	$—	—

* As of the Amendment Effective Date, PSUs were converted to nonvested restricted stock.

13.    EARNINGS PER SHARE

The Company presents both basic and diluted EPS amounts. Basic EPS is calculated by dividing net income attributable to Johnson Controls by the weighted average number of ordinary shares outstanding during the reporting period. Diluted EPS is calculated by dividing net income attributable to Johnson Controls by the weighted average number of ordinary shares and ordinary equivalent shares outstanding during the reporting period that are calculated using the treasury stock method for stock options, unvested restricted stock and unvested performance share awards. The treasury stock method assumes that the Company uses the proceeds from the exercise of stock option awards to repurchase ordinary shares at the average market price during the period. The assumed proceeds under the treasury stock method include the purchase price that the grantee will pay in the future, compensation cost for future service that the Company has not yet recognized and any windfall tax benefits that would be credited to capital in excess of par value when the award generates a tax deduction. If there would be a shortfall resulting in a charge to capital in excess of par value, such an amount would be a reduction of the proceeds. For unvested restricted stock and unvested performance share awards, assumed proceeds under the treasury stock method would include unamortized compensation cost and windfall tax benefits or shortfalls.

The following table reconciles the numerators and denominators used to calculate basic and diluted earnings per share (in millions):

	Year Ended September 30,
	2016	2015	2014
Income (Loss) Available to Ordinary Shareholders
Income from continuing operations	$732	$814	$906
Income (loss) from discontinued operations	(1,600)	749	309
Basic and diluted income (loss) available to shareholders	$(868)	$1,563	$1,215

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	667.4	655.2	666.9
Effect of dilutive securities:
Stock options, unvested restricted stock and unvested performance share awards	5.2	6.3	7.9
Diluted weighted average shares outstanding	672.6	661.5	674.8

Antidilutive Securities
Options to purchase shares	—	0.4	0.1

During the three months ended September 30, 2016 and 2015, the Company declared a dividend of $0.29 and $0.26, respectively, per share. During the twelve months ended September 30, 2016 and 2015, the Company declared four quarterly dividends totaling $1.16 and $1.04, respectively, per share.

14.    EQUITY AND NONCONTROLLING INTERESTS

Share Capital

In September 2016, as a result of the Tyco Merger and further discussed within Note 2, "Merger Transaction," of the notes to consolidated financial statements, each outstanding share of common stock, par value $1.00 per share, of JCI Inc. common stock (other than shares held by JCI Inc., Tyco and certain of their subsidiaries) was converted into the right to receive either a cash consideration or a share consideration.

The shares outstanding as of the merger date were calculated as follows (in millions, except share consolidation ratio and per share data):

Pre-merger Tyco shares outstanding	427.2
Share consolidation ratio	0.955
Post-share consolidation Tyco shares	408.0

Johnson Controls Inc. shares outstanding	638.3
Cash contributed by Tyco used to purchase shares of Johnson Controls Inc.	$3,864
Johnson Controls Inc. per share consideration	$34.88

Reduction in shares due to cash consideration paid by Tyco	(110.8)

Adjusted Johnson Controls Inc. shares outstanding (1:1 exchange ratio)	527.5

Shares outstanding at September 2, 2016	935.5

Par value	$9

Dividends

The authority to declare and pay dividends is vested in the Board of Directors. The timing, declaration and payment of future dividends to holders of the Company's ordinary shares will be determined by the Company's Board of Directors and will depend upon many factors, including the Company's financial condition and results of operations, the capital requirements of the Company's businesses, industry practice and any other relevant factors.

Under Irish law, dividends may only be paid (and share repurchases and redemptions must generally be funded) out of “distributable reserves.” The creation of distributable reserves was accomplished by way of a capital reduction, which the Irish High Court approved on December 18, 2014 and as acquired in conjunction with the Tyco Merger.

Share Repurchase Program

Following the Tyco Merger, the Company adopted, subject to the ongoing existence of sufficient distributable reserves, the existing Tyco International plc $1 billion share repurchase program in September 2016. The share repurchase program does not have an expiration date and may be amended or terminated by the Board of Directors at any time without prior notice. There were no shares repurchased between the closing of the Merger and September 30, 2016. Prior to the Merger, the Company repurchased approximately $501 million of its shares under JCI Inc.'s $3.65 billion share repurchase program during fiscal year 2016. During fiscal years 2015 and 2014, the Company repurchased approximately $1.4 billion and $1.2 billion of its common stock, respectively.

Other comprehensive income includes activity relating to discontinued operations. The following schedules present changes in consolidated equity attributable to Johnson Controls and noncontrolling interests (in millions, net of tax):

	Equity Attributable to Johnson Controls International plc	Equity Attributable to Noncontrolling Interests	Total Equity
At September 30, 2013	$12,273	$260	$12,533
Total comprehensive income:
Net income	1,215	90	1,305
Foreign currency translation adjustments	(640)	(2)	(642)
Realized and unrealized losses on derivatives	(3)	—	(3)
Realized and unrealized losses on marketable securities	(7)	—	(7)
Pension and postretirement plans	(5)	—	(5)
Other comprehensive loss	(655)	(2)	(657)
Comprehensive income	560	88	648
Other changes in equity:
Cash dividends - common stock ($0.88 per share)	(586)	—	(586)
Dividends attributable to noncontrolling interests	—	(59)	(59)
Repurchases of common stock	(1,249)	—	(1,249)
Change in noncontrolling interest share	—	(32)	(32)
Other, including options exercised	272	(6)	266
At September 30, 2014	11,270	251	11,521
Total comprehensive income:
Net income	1,563	65	1,628
Foreign currency translation adjustments	(799)	(3)	(802)
Realized and unrealized losses on derivatives	(11)	—	(11)
Pension and postretirement plans	(10)	—	(10)
Other comprehensive loss	(820)	(3)	(823)
Comprehensive income	743	62	805
Other changes in equity:
Cash dividends - common stock ($1.04 per share)	(681)	—	(681)
Dividends attributable to noncontrolling interests	—	(57)	(57)
Repurchases of common stock	(1,362)	—	(1,362)
Change in noncontrolling interest share	—	(93)	(93)
Other, including options exercised	365	—	365
At September 30, 2015	10,335	163	10,498
Total comprehensive income (loss):
Net income (loss)	(868)	168	(700)
Foreign currency translation adjustments	(105)	9	(96)
Realized and unrealized gains (losses) on derivatives	11	(1)	10
Unrealized losses on marketable securities	(1)	—	(1)
Pension and postretirement plans	(1)	—	(1)
Other comprehensive income (loss)	(96)	8	(88)
Comprehensive income (loss)	(964)	176	(788)
Other changes in equity:
Result of contribution of Johnson Controls, Inc. to Johnson Controls International plc	15,808	—	15,808
Cash dividends - common stock ($1.16 per share)	(752)	—	(752)
Dividends attributable to noncontrolling interests	—	(93)	(93)
Repurchases of common stock	(501)	—	(501)
Change in noncontrolling interest share	—	726	726
Other, including options exercised	192	—	192
At September 30, 2016	$24,118	$972	$25,090

The equity attributable to Johnson Controls International plc increased by $15.8 billion as a result of the Tyco Merger. The increase is primarily due to an increase to equity of $19.7 billion resulting from the total fair value of consideration transferred, partially offset by a decrease of $3.9 billion resulting from cash contributed by Tyco used to purchase shares of Johnson Controls Inc.

As previously disclosed, on October 1, 2015, the Company formed a joint venture with Hitachi. In connection with the acquisition, the Company recorded equity attributable to noncontrolling interests of $691 million. Also, in connection with the Tyco Merger, the Company recorded equity attributable to noncontrolling interests of $34 million.

The Company consolidates certain subsidiaries in which the noncontrolling interest party has within their control the right to require the Company to redeem all or a portion of its interest in the subsidiary. The redeemable noncontrolling interests are reported at their estimated redemption value. Any adjustment to the redemption value impacts retained earnings but does not impact net income. Redeemable noncontrolling interests which are redeemable only upon future events, the occurrence of which is not currently probable, are recorded at carrying value.

The following schedules present changes in the redeemable noncontrolling interests (in millions):

	Year Ended September 30, 2016	Year Ended September 30, 2015	Year Ended September 30, 2014
Beginning balance, September 30	$212	$194	$157
Net income	48	51	38
Foreign currency translation adjustments	2	(23)	—
Realized and unrealized gains (losses) on derivatives	(1)	1	—
Dividends	(27)	(11)	(7)
Other	—	—	6
Ending balance, September 30	$234	$212	$194

The following schedules present changes in AOCI attributable to Johnson Controls (in millions, net of tax):

	Year Ended September 30, 2016	Year Ended September 30, 2015	Year Ended September 30, 2014

Foreign currency translation adjustments
Balance at beginning of period	$(1,047)	$(248)	$392
Aggregate adjustment for the period (net of tax effect of $(43), $(44) and $7) *	(105)	(799)	(640)
Balance at end of period	(1,152)	(1,047)	(248)

Realized and unrealized gains (losses) on derivatives
Balance at beginning of period	(7)	4	7
Current period changes in fair value (net of tax effect of $(5), $(7) and $(3))	(10)	(17)	(3)
Reclassification to income (net of tax effect of $11, $3 and $0) **	21	6	—
Balance at end of period	4	(7)	4

Realize and unrealized gains (losses) on marketable securities
Balance at beginning of period	—	—	7
Current period changes in fair value (net of tax effect of $0)	(1)	—	(1)
Reclassifications to income (net of tax effect of $0, $0 and $(2)) ***	—	—	(6)
Balance at end of period	(1)	—	—

Pension and postretirement plans
Balance at beginning of period	(3)	7	12
Reclassification to income (net of tax effect of $0, $(3) and $(3)) ****	(1)	(11)	(4)
Other changes (net of tax effect of $0)	—	1	(1)
Balance at end of period	(4)	(3)	7

Accumulated other comprehensive loss, end of period	$(1,153)	$(1,057)	$(237)

* During fiscal 2015, ($19) million of cumulative CTA were recognized as part of the divestiture-related gain recognized within discontinued operations as a result of the divestiture of GWS. During fiscal 2014, $203 million of cumulative CTA were recognized as part of the divestiture-related losses recognized within discontinued operations as a result of the divestiture of the Automotive Experience Electronics business.

** Refer to Note 10, "Derivative Instruments and Hedging Activities," of the notes to consolidated financial statements for disclosure of the line items on the consolidated statements of income affected by reclassifications from AOCI into income related to derivatives.

*** During fiscal 2014, the Company sold certain marketable common stock for approximately $25 million. As as result, the Company recorded $8 million of realized gains within selling, general and administrative expenses in the Automotive Experience Seating segment.

**** Refer to Note 15, "Retirement Plans," of the notes to consolidated financial statements for disclosure of the components of the Company's net periodic benefit costs associated with its defined benefit pension and postretirement plans. For the year ended September 30, 2016, the amounts reclassified from AOCI into income for pension and postretirement plans were primarily recorded in selling, general and administrative expenses on the consolidated statements of income. For the year ended September 30, 2015 the amounts reclassified from AOCI into income for pension and postretirement plans were primarily recorded in selling, general and administrative expenses and income (loss) from discontinued operations, net of tax on the consolidated statements of income. For the year ended September 30, 2014, the amounts reclassified from AOCI into income for pension and postretirement plans were primarily recorded in cost of sales and income (loss) from discontinued operations, net of tax on the consolidated statements of income.

15.    RETIREMENT PLANS

Pension Benefits

The Company has non-contributory defined benefit pension plans covering certain U.S. and non-U.S. employees. The benefits provided are primarily based on years of service and average compensation or a monthly retirement benefit amount. Effective January 1, 2006, certain of the Company’s U.S. pension plans were amended to prohibit new participants from entering the plans. Effective September 30, 2009, active participants continued to accrue benefits under the amended plans until December 31, 2014. Funding for U.S. pension plans equals or exceeds the minimum requirements of the Employee Retirement Income Security Act of 1974. Funding for non-U.S. plans observes the local legal and regulatory limits. Also, the Company makes contributions to union-trusteed pension funds for construction and service personnel.

For pension plans with accumulated benefit obligations ("ABO") that exceed plan assets, the projected benefit obligation ("PBO"), ABO and fair value of plan assets of those plans were $7,124 million, $6,966 million and $5,234 million, respectively, as of September 30, 2016 and $3,636 million, $3,581 million and $2,939 million, respectively, as of September 30, 2015.

In fiscal 2016, total employer contributions to the defined benefit pension plans were $136 million, of which $34 million were voluntary contributions made by the Company. The Company expects to contribute approximately $326 million in cash to its defined benefit pension plans in fiscal 2017 including $247 million due to change-in-control provisions triggered by the Tyco Merger. Projected benefit payments from the plans for continuing and discontinued operations as of September 30, 2016 are estimated as follows (in millions):

2017	$569
2018	321
2019	332
2020	337
2021	344
2022-2026	1,879

Postretirement Benefits

The Company provides certain health care and life insurance benefits for eligible retirees and their dependents primarily in the U.S., Canada and Brazil. Most non-U.S. employees are covered by government sponsored programs, and the cost to the Company is not significant.

Eligibility for coverage is based on meeting certain years of service and retirement age qualifications. These benefits may be subject to deductibles, co-payment provisions and other limitations, and the Company has reserved the right to modify these benefits. Effective January 31, 1994, the Company modified certain salaried plans to place a limit on the Company’s cost of future annual retiree medical benefits at no more than 150% of the 1993 cost.

The health care cost trend assumption does not have a significant effect on the amounts reported.

In fiscal 2016, total employer and employee contributions to the postretirement plans were $7 million. The Company expects to contribute approximately $4 million in cash to its postretirement plans in fiscal 2017. Projected benefit payments from the plans for continuing and discontinued operations as of September 30, 2016 are estimated as follows (in millions):

2017	$21
2018	21
2019	21
2020	21
2021	20
2022-2026	86

In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("Act") for employers sponsoring postretirement care plans that provide prescription drug benefits. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans providing a benefit that is at least actuarially equivalent to Medicare Part D.1. Under the Act, the Medicare subsidy amount is received directly by the plan sponsor and not the related plan. Further, the plan sponsor is not required to use the subsidy amount to fund postretirement benefits and may use the subsidy for any valid business purpose. Projected subsidy receipts are estimated to be approximately $2 million per year over the next ten years.

Savings and Investment Plans

The Company sponsors various defined contribution savings plans that allow employees to contribute a portion of their pre-tax and/or after-tax income in accordance with plan specified guidelines. Under specified conditions, the Company will contribute to certain savings plans based on the employees’ eligible pay and/or will match a percentage of the employee contributions up to certain limits. Matching contributions charged to expense for continuing and discontinued operations amounted to $128 million, $123 million and $132 million for the fiscal years ended 2016, 2015 and 2014, respectively.

Multiemployer Benefit Plans

The Company contributes to multiemployer benefit plans based on obligations arising from collective bargaining agreements related to certain of its hourly employees in the U.S. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

The risks of participating in these multiemployer benefit plans are different from single-employer benefit plans in the following aspects:

•	Assets contributed to the multiemployer benefit plan by one employer may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to the multiemployer benefit plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

•
If the Company stops participating in some of its multiemployer benefit plans, the Company may be required to pay those plans an amount based on its allocable share of the underfunded status of the plan, referred to as a withdrawal liability.

The Company participates in approximately 284 multiemployer benefit plans, primarily related to its Buildings business in the U.S., none of which are individually significant to the Company. The number of employees covered by the Company’s multiemployer benefit plans has remained consistent over the past three years, and there have been no significant changes that affect the comparability of fiscal 2016, 2015 and 2014 contributions. The Company recognizes expense for the contractually-required contribution for each period. The Company contributed $46 million, $45 million and $44 million to multiemployer benefit plans in fiscal 2016, 2015 and 2014, respectively.

Based on the most recent information available, the Company believes that the present value of actuarial accrued liabilities in certain of these multiemployer benefit plans may exceed the value of the assets held in trust to pay benefits. Currently, the Company is not aware of any significant multiemployer benefits plans for which it is probable or reasonably possible that the Company will be obligated to make up any shortfall in funds. Moreover, if the Company were to exit certain markets or otherwise cease making contributions to these funds, the Company could trigger a withdrawal liability. Currently, the Company is not aware of any significant multiemployer benefit plans for which it is probable or reasonably possible that the Company will withdraw from the plan. Any accrual for a shortfall or withdrawal liability will be recorded when it is probable that a liability exists and it can be reasonably estimated.

Plan Assets

The Company’s investment policies employ an approach whereby a mix of equities, fixed income and alternative investments are used to maximize the long-term return of plan assets for a prudent level of risk. The investment portfolio primarily contains a diversified blend of equity and fixed income investments. Equity investments are diversified across U.S. and non-U.S. stocks, as well as growth, value and small to large capitalizations. Fixed income investments include corporate and government issues, with short-, mid- and long-term maturities, with a focus on investment grade when purchased and a target duration close to that of the plan liability. Investment and market risks are measured and monitored on an ongoing basis through regular investment portfolio reviews, annual liability measurements and periodic asset/liability studies. The majority of the real estate component of the portfolio is invested in a diversified portfolio of high-quality, operating properties with cash yields greater than the targeted appreciation. Investments in other alternative asset classes, including hedge funds and commodities, diversify the expected investment returns relative to the equity and fixed income investments. As a result of our diversification strategies, there are no significant concentrations of risk within the portfolio of investments.

The Company’s actual asset allocations are in line with target allocations. The Company rebalances asset allocations as appropriate, in order to stay within a range of allocation for each asset category.

The expected return on plan assets is based on the Company’s expectation of the long-term average rate of return of the capital markets in which the plans invest. The average market returns are adjusted, where appropriate, for active asset management returns. The expected return reflects the investment policy target asset mix and considers the historical returns earned for each asset category.

The Company’s plan assets at September 30, 2016 and 2015, by asset category, are as follows (in millions):

		Fair Value Measurements Using:
Asset Category	Total as of September 30, 2016	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. Pension

Cash	$38	$38	$—	$—

Equity Securities
Large-Cap	692	499	193	—
Small-Cap	267	252	15	—
International - Developed	655	566	89	—

Fixed Income Securities
Government	345	280	65	—
Corporate/Other	950	633	317	—

Total Investments in the Fair Value Hierarchy	2,947	$2,268	$679	$—

Investments Measured at Net Asset Value, as Practical Expedient:
Real Estate Investments Measured at Net Asset Value *	346

Total Plan Assets	$3,293

Non-U.S. Pension

Cash	$90	$90	$—	$—

Equity Securities
Large-Cap	317	152	165	—
International - Developed	453	160	293	—
International - Emerging	19	19	—	—

Fixed Income Securities
Government	864	452	412	—
Corporate/Other	561	385	176	—

Hedge Fund	169	—	169	—

Real Estate	11	11	—	—
Total Investments in the Fair Value Hierarchy	2,484	$1,269	$1,215	$—

Investments Measured at Net Asset Value, as Practical Expedient:
Real Estate Investments Measured at Net Asset Value *	52

Total Plan Assets	$2,536

Postretirement

Cash	$7	$7	$—	$—

Equity Securities
Large-Cap	31	31	—	—
Small-Cap	10	10	—	—
International - Developed	23	23	—	—
International - Emerging	12	12	—	—

Fixed Income Securities
Government	23	23	—	—
Corporate/Other	65	65	—	—

Commodities	12	12	—	—

Real Estate	13	13	—	—

Total Plan Assets	$196	$196	$—	$—

		Fair Value Measurements Using:
Asset Category	Total as of September 30, 2015	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. Pension

Cash	$75	$75	$—	$—

Equity Securities
Large-Cap	500	500	—	—
Small-Cap	235	235	—	—
International - Developed	472	472	—	—

Fixed Income Securities
Government	248	217	31	—
Corporate/Other	753	615	138	—

Total Investments in the Fair Value Hierarchy	2,283	$2,114	$169	$—

Investments Measured at Net Asset Value, as Practical Expedient:
Real Estate Investments Measured at Net Asset Value *	323

Total Plan Assets	$2,606

Non-U.S. Pension

Cash	$98	$98	$—	$—

Equity Securities
Large-Cap	68	68	—	—
International - Developed	104	104	—	—
International - Emerging	16	16	—	—

Fixed Income Securities
Government	441	319	122	—
Corporate/Other	220	192	28	—

Hedge Fund	172	—	172	—

Real Estate	7	7	—	—

Total Investments in the Fair Value Hierarchy	1,126	$804	$322	$—

Investments Measured at Net Asset Value, as Practical Expedient:
Real Estate Investments Measured at Net Asset Value *	51

Total Plan Assets	$1,177

Postretirement

Cash	$10	$10	$—	$—

Equity Securities
Large-Cap	30	30	—	—
Small-Cap	10	10	—	—
International - Developed	22	22	—	—
International - Emerging	10	10	—	—

Fixed Income Securities
Government	22	22	—	—
Corporate/Other	67	67	—	—

Commodities	12	12	—	—

Real Estate	11	11	—	—

Total Plan Assets	$194	$194	$—	$—

* The fair value of certain investments in real estate do not have a readily determinable fair value and requires the fund managers to independently arrive at fair value by calculating net asset value ("NAV") per share. In order to calculate NAV per share, the fund managers value the real estate investments using any one, or a combination of, the following methods: independent third party appraisals, discounted cash flow analysis of net cash flows projected to be generated by the investment and recent sales of comparable investments. Assumptions used to revalue the properties are updated every quarter. Due to the fact that the fund managers calculate NAV per share, the Company utilizes a practical expedient for measuring the fair value of its real-estate investments, as provided for under ASC 820, "Fair Value Measurement." In applying the practical expedient, the Company is not required to further adjust the NAV provided by the fund manager in order to determine the fair value of its investment as the NAV per share is calculated in a manner consistent with the measurement principles of ASC 946, "Financial Services - Investment Companies," and as of the Company's measurement date. The Company believes this is an appropriate methodology to obtain the fair value of these assets. For the component of the real estate portfolio under development, the investments are carried at cost until they are completed and valued by a third party appraiser. In accordance with ASU No. 2015-07, "Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)," investments for which fair value is measured using the net asset value per share practical expedient should be disclosed separate from the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of total plan assets to the amounts presented in the notes to the consolidated financial statements.

The following is a description of the valuation methodologies used for assets measured at fair value.

Cash: The fair value of cash is valued at cost.

Equity Securities: The fair value of equity securities is determined by direct quoted market prices. The underlying holdings are direct quoted market prices on regulated financial exchanges. Certain equity securities are held within commingled funds which are valued at the unitized NAV or percentage of the net asset value as determined by the custodian of the fund. These values are based on the fair value of the underlying net assets owned by the fund.

Fixed Income Securities: The fair value of fixed income securities is determined by direct or indirect quoted market prices. If indirect quoted market prices are utilized, the value of assets held in separate accounts is not published, but the investment managers report daily the underlying holdings. The underlying holdings are direct quoted market prices on regulated financial exchanges.

Commodities: The fair value of the commodities is determined by quoted market prices of the underlying holdings on regulated financial exchanges.

Hedge Funds: The fair value of hedge funds is accounted for by the custodian. The custodian obtains valuations from underlying managers based on market quotes for the most liquid assets and alternative methods for assets that do not have sufficient trading activity to derive prices. The Company and custodian review the methods used by the underlying managers to value the assets. The Company believes this is an appropriate methodology to obtain the fair value of these assets.

Real Estate: The fair value of Real Estate Investment Trusts ("REITs") is recorded as Level 1 as these securities are traded on an open exchange.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following sets forth a summary of changes in the fair value of assets measured using significant unobservable inputs (Level 3) (in millions):

Hedge Funds
U.S. Pension

Asset value as of September 30, 2014	$4

Additions net of redemptions	(3)
Realized gain (loss)	(1)
Unrealized gain	—

Asset value as of September 30, 2015	$—

There were no Level 3 assets as of September 30, 2016 or 2015 or any Level 3 asset activity during fiscal 2016.

Funded Status

The table that follows contains the ABO and reconciliations of the changes in the PBO, the changes in plan assets and the funded status (in millions):

	Pension Benefits				Postretirement Benefits
	U.S. Plans		Non-U.S. Plans
September 30,	2016	2015	2016	2015	2016	2015

Accumulated Benefit Obligation	$4,118	$2,985	$3,359	$1,388	$—	$—

Change in Projected Benefit Obligation
Projected benefit obligation at beginning of year	3,022	2,875	1,447	1,572	211	224
Service cost	16	31	30	25	2	3
Interest cost	104	122	44	46	6	9
Plan participant contributions	—	—	1	1	6	6
Benefit obligations assumed in Tyco acquisition	974	—	1,635	—	30	—
Other acquisitions	—	—	279	—	2	—
Divestitures	—	—	—	(18)	—	—
Actuarial loss	355	203	295	7	5	—
Benefits and settlements paid	(301)	(209)	(116)	(65)	(22)	(24)
Estimated subsidy received	—	—	—	—	1	1
Curtailment	—	—	—	(5)	—	—
Other	(1)	—	(1)	43	1	(4)
Currency translation adjustment	—	—	(92)	(159)	—	(4)

Projected benefit obligation at end of year	$4,169	$3,022	$3,522	$1,447	$242	$211

Change in Plan Assets
Fair value of plan assets at beginning of year	$2,606	$2,504	$1,177	$1,201	$194	$219
Actual return on plan assets	267	(4)	113	48	17	(9)
Plan assets acquired in Tyco acquisition	705	—	1,149	—	—	—
Other acquisitions	—	—	180	—	—	—
Divestitures	—	—	—	(10)	—	—
Employer and employee contributions	16	315	121	81	7	8
Benefits paid	(124)	(201)	(59)	(55)	(22)	(24)
Settlement payments	(177)	(8)	(57)	(10)	—	—
Other	—	—	—	39	—	—
Currency translation adjustment	—	—	(88)	(117)	—	—

Fair value of plan assets at end of year	$3,293	$2,606	$2,536	$1,177	$196	$194

Funded status	$(876)	$(416)	$(986)	$(270)	$(46)	$(17)

Amounts recognized in the statement of financial position consist of:
Prepaid benefit cost - continuing operations	$21	$16	$25	$20	$53	$37
Prepaid benefit cost - discontinued operations	1	1	7	10	—	—
Accrued benefit liability - continuing operations	(896)	(432)	(832)	(184)	(95)	(52)
Accrued benefit liability - discontinued operations	(2)	(1)	(186)	(116)	(4)	(2)

Net amount recognized	$(876)	$(416)	$(986)	$(270)	$(46)	$(17)

Weighted Average Assumptions (1)
Discount rate (2)	3.70%	4.40%	1.90%	3.15%	3.30%	3.75%
Rate of compensation increase	3.20%	3.25%	2.75%	3.00%	NA	NA

(1)	Plan assets and obligations are determined based on a September 30 measurement date at September 30, 2016 and 2015.

(2)
The Company considers the expected benefit payments on a plan-by-plan basis when setting assumed discount rates. As a result, the Company uses different discount rates for each plan depending on the plan jurisdiction, the demographics of participants and the expected timing of benefit payments. For the U.S. pension and postretirement plans, the Company uses a discount rate provided by an independent third party calculated based on an appropriate mix of high quality bonds. For the non-U.S. pension and postretirement plans, the Company consistently uses the relevant country specific benchmark indices for determining the various discount rates.

At September 30, 2015, the Company changed the method used to estimate the service and interest components of net periodic benefit cost for pension and other postretirement benefits for plans that utilize a yield curve approach. This change compared to the previous method results in different service and interest components of net periodic benefit cost (credit). Historically, the Company estimated these service and interest cost components utilizing a single weighted-average discount rate derived from the yield curve used to measure the benefit obligation at the beginning of the period. The Company elected to utilize a full yield curve approach in the estimation of these components by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. The Company made this change to provide a more precise measurement of service and interest costs by improving the correlation between projected benefit cash flows to the corresponding spot yield curve rates. This change does not affect the measurement of the total benefit obligations or annual net periodic benefit cost (credit) as the change in the service and interest costs is completely offset in the net actuarial (gain) loss reported. The change in the service and interest costs was not significant. The Company accounted for this change as a change in accounting estimate.

Accumulated Other Comprehensive Income

The amounts in AOCI on the consolidated statements of financial position, exclusive of tax impacts, that have not yet been recognized as components of net periodic benefit cost at September 30, 2016 are as follows (in millions):

	Pension Benefits	Postretirement Benefits
Accumulated other comprehensive loss
Net transition asset	$1	$—
Net prior service cost	4	—
Total	$5	$—

The amounts in AOCI expected to be recognized as components of net periodic benefit cost over the next fiscal year are shown below (in millions):

	Pension Benefits	Postretirement Benefits
Amortization of:
Net transition obligation	$—	$—
Net prior service cost	1	—
Total	$1	$—

Net Periodic Benefit Cost

The table that follows contains the components of net periodic benefit cost (in millions):

	Pension Benefits						Postretirement Benefits
	U.S. Plans			Non-U.S. Plans
Year ended September 30,	2016	2015	2014	2016	2015	2014	2016	2015	2014
Components of Net Periodic Benefit Cost (Credit):
Service cost	$16	$31	$70	$30	$32	$38	$2	$3	$5
Interest cost	104	122	138	44	57	71	6	9	12
Expected return on plan assets	(191)	(181)	(207)	(61)	(71)	(75)	(10)	(12)	(12)
Net actuarial (gain) loss	268	387	126	237	14	172	(2)	21	(24)
Amortization of prior service cost (credit)	—	—	1	1	(1)	(1)	(1)	(1)	(7)
Curtailment gain	—	—	—	—	(15)	(2)	—	—	—
Settlement loss	11	1	15	6	—	1	—	—	—

Net periodic benefit cost (credit)	208	360	143	257	16	204	(5)	20	(26)
Net periodic benefit (cost) credit related to discontinued operations	(1)	(1)	(1)	(111)	1	(107)	(1)	(1)	7

Net periodic benefit cost (credit) included in continuing operations	$207	$359	$142	$146	$17	$97	$(6)	$19	$(19)

Expense Assumptions:
Discount rate	4.40%	4.35%	4.90%	3.10%	3.00%	3.60%	3.75%	4.35%	4.90%
Expected return on plan assets	7.50%	7.50%	8.00%	4.50%	4.50%	4.75%	5.45%	5.75%	5.80%
Rate of compensation increase	3.25%	3.25%	3.30%	3.30%	2.60%	2.60%	NA	NA	NA

16.    SIGNIFICANT RESTRUCTURING AND IMPAIRMENT COSTS

To better align its resources with its growth strategies and reduce the cost structure of its global operations to address the softness in certain underlying markets, the Company commits to restructuring plans as necessary.

In fiscal 2016, the Company committed to a significant restructuring plan (2016 Plan) and recorded $288 million of restructuring and impairment costs in the consolidated statements of income. This is the total amount incurred to date and the total amount expected to be incurred for this restructuring plan. The restructuring actions related to cost reduction initiatives in the Company’s Buildings and Power Solutions businesses and at Corporate. The costs consist primarily of workforce reductions, plant closures, asset impairments and change-in-control payments. Of the restructuring and impairment costs recorded, $161 million related to Corporate, $66 million related to the Power Solutions segment, $26 million related to the Building Efficiency Asia segment, $16 million related to the Building Efficiency Rest of World segment, $9 million related to the Building Efficiency Products North America segment, $8 million related to the Tyco segment, and $2 million related to the Building Efficiency Systems and Service North America segment. The restructuring actions are expected to be substantially complete in fiscal 2018. Included in the reserve is $78 million of committed restructuring actions taken by Tyco for liabilities assumed as part of the Tyco acquisition.

Additionally, the Company recorded $332 million of restructuring and impairment costs within discontinued operations related to Adient in fiscal 2016.

The following table summarizes the changes in the Company’s 2016 Plan reserve (in millions):

	Employee Severance and Termination Benefits	Long-Lived Asset Impairments	Other	Currency Translation	Total

Original Reserve	$368	$190	$62	$—	$620
Acquired Tyco restructuring reserves	78	—	—		78
Utilized—cash	(32)	—	—	—	(32)
Utilized—noncash	—	(190)	(32)	1	(221)
Balance at September 30, 2016	$414	$—	$30	$1	$445

At September 30, 2016, the restructuring reserve for continuing and discontinued operations totaled $445 million, of which $229 million was recorded within other current liabilities and $216 million was recorded within liabilities held for sale in the consolidated statements of financial position.

In fiscal 2015, the Company committed to a significant restructuring plan (2015 Plan) and recorded $215 million of restructuring and impairment costs in the consolidated statements of income. This is the total amount incurred to date and the total amount expected to be incurred for this restructuring plan. The restructuring actions related to cost reduction initiatives in the Company’s Building Efficiency and Power Solutions businesses and at Corporate. The costs consist primarily of workforce reductions and asset impairments. Of the restructuring and impairment costs recorded, $166 million related to Corporate, $13 million related to the Building Efficiency Rest of World segment, $11 million related to the Power Solutions segment, $11 million related to the Building Efficiency Asia segment, $11 million related to the Building Efficiency Products North America segment, and $3 million related to the Building Efficiency Systems and Service North America segment. The restructuring actions are expected to be substantially complete in 2016.

Additionally, the Company recorded $182 million of restructuring and impairment costs within discontinued operations related to Adient in fiscal 2015.

The following table summarizes the changes in the Company’s 2015 Plan reserve (in millions):

	Employee Severance and Termination Benefits	Long-Lived Asset Impairments	Other	Total

Original Reserve	$191	$183	$23	$397
Utilized—noncash	—	(183)	—	(183)
Balance at September 30, 2015	$191	$—	$23	$214
Utilized—cash	(74)	—	(23)	(97)
Balance at September 30, 2016	$117	$—	$—	$117

At September 30, 2016, the restructuring reserve for continuing and discontinued operations totaled $117 million, of which $5 million was recorded within other current liabilities and $112 million was recorded within liabilities held for sale in the consolidated statements of financial position.

In fiscal 2014, the Company committed to a significant restructuring plan (2014 Plan) and recorded $165 million of restructuring and impairment costs in the consolidated statements of income. This is the total amount incurred to date and the total amount expected to be incurred for this restructuring plan. The restructuring actions related primarily to cost reduction initiatives in the Company’s Building Efficiency and Power Solutions businesses and included workforce reductions, plant closures, and asset and goodwill impairments. Of the restructuring and impairment costs recorded, $119 million related to the Building Efficiency Rest of World segment, $16 million related to the Power Solutions segment, $12 million related to the Building Efficiency Systems and Service North America segment, $7 million related to the Building Efficiency Products North America segment, $7 million related to Corporate and $4 million related to the Building Efficiency Asia segment. The restructuring actions are expected to be substantially complete in 2016.

Additionally, the Company recorded $212 million of restructuring and impairment costs within discontinued operations, of which $159 million related to Adient and $53 million related to the Automotive Experience Electronics business in fiscal 2014.

The following table summarizes the changes in the Company’s 2014 Plan reserve (in millions):

	Employee Severance and Termination Benefits	Long-Lived Asset Impairments	Goodwill Impairment	Other	Currency Translation	Total

Original Reserve	$191	$134	$47	$5	$—	$377
Utilized—cash	(8)	—	—	—	—	(8)
Utilized—noncash	—	(134)	(47)	—	(6)	(187)
Balance at September 30, 2014	$183	$—	$—	$5	$(6)	$182
Utilized—cash	(65)	—	—	(5)	—	(70)
Utilized—noncash	—	—	—	—	(13)	(13)
Balance at September 30, 2015	$118	$—	$—	$—	$(19)	$99
Utilized—cash	(74)	—	—	—	—	(74)
Utilized—noncash	—	—	—	—	(2)	(2)
Balance at September 30, 2016	$44	$—	$—	$—	$(21)	$23

At September 30, 2016, the restructuring reserve for continuing and discontinued operations totaled $23 million, of which $12 million was recorded within other current liabilities and $11 million was recorded within liabilities held for sale in the consolidated statements of financial position, respectively.

In fiscal 2013, the Company committed to a significant restructuring plan (2013 Plan) and recorded $191 million of restructuring and impairment costs in the consolidated statements of income. This is the total amount incurred to date and the total amount expected to be incurred for this restructuring plan. The restructuring actions related to cost reduction initiatives in the Company’s Building Efficiency and Power Solutions businesses and included workforce reductions and asset impairments. Of the restructuring and impairment costs recorded, $70 million related to the Building Efficiency Rest of World segment, $36 million related to the Power Solutions segment, $35 million related to the Building Efficiency Systems and Service North America segment, $28 million related to the Building Efficiency Products North America segment, $17 million related to Corporate and $5 million related to the Building Efficiency Asia segment. The restructuring actions are expected to be substantially complete in 2016.

Additionally, the Company recorded $794 million of restructuring costs within discontinued operations, of which $712 million related to Adient, $54 million related to the GWS business and $28 million related to the Automotive Experience Electronics business in fiscal 2013.

The following table summarizes the changes in the Company’s 2013 Plan reserve (in millions):

	Employee Severance and Termination Benefits	Long-Lived Asset Impairments	Goodwill Impairment	Other	Currency Translation	Total

Original Reserve	$392	$156	$430	$7	$—	$985
Utilized—cash	(26)	—	—	—	—	(26)
Utilized—noncash	—	(156)	(430)	(4)	4	(586)
Transfer to liabilities held for sale	(31)	—	—	—	—	(31)
Balance at September 30, 2013	$335	$—	$—	$3	$4	$342
Utilized—cash	(144)	—	—	(3)	—	(147)
Utilized—noncash	—	—	—	—	(11)	(11)
Transfer from liabilities held for sale	31	—	—	—	—	31
Transfer to liabilities held for sale	(24)	—	—	—	—	(24)
Balance at September 30, 2014	$198	$—	$—	$—	$(7)	$191
Utilized—cash	(113)	—	—	—	—	(113)
Utilized—noncash	—	—	—	—	(10)	(10)
Balance at September 30, 2015	$85	$—	$—	$—	$(17)	$68
Utilized—cash	(43)	—	—	—	—	(43)
Utilized—noncash	—	—	—	—	(1)	(1)
Balance at September 30, 2016	$42	$—	$—	$—	$(18)	$24

The $31 million of transfers from liabilities held for sale represent restructuring reserves that were included in liabilities held for sale in the consolidated statements of financial position at September 30, 2013, but were excluded from liabilities held for sale at September 30, 2014 based on transaction negotiations. See Note 4, "Discontinued Operations," of the notes to consolidated financial statements for further information regarding the Company's assets and liabilities held for sale.

At September 30, 2016, the restructuring reserve for continuing and discontinued operations totaled $24 million, of which $11 million was recorded within other current liabilities and $13 million was recorded within liabilities held for sale in the consolidated statements of financial position.

The Company's fiscal 2016, 2015, 2014 and 2013 restructuring plans included workforce reductions of approximately 7,700 employees (6,200 for the Buildings business, 900 for the Power Solutions business and 600 for Corporate). Restructuring charges associated with employee severance and termination benefits are paid over the severance period granted to each employee or on a lump sum basis in accordance with individual severance agreements. As of September 30, 2016, approximately 4,700 of the employees have been separated from the Company pursuant to the restructuring plans. In addition, the restructuring plans included eight plant closures in the Buildings business). As of September 30, 2016, one of the eight plants have been closed.

Refer to Note 17, "Impairment of Long-Lived Assets," of the notes to consolidated financial statements for further information regarding the long-lived asset impairment charges recorded as part of the restructuring actions.

Refer to Note 7, "Goodwill and Other Intangible Assets," of the notes to consolidated financial statements for further information regarding the goodwill impairment charges recorded.

Company management closely monitors its overall cost structure and continually analyzes each of its businesses for opportunities to consolidate current operations, improve operating efficiencies and locate facilities in close proximity to customers. This ongoing analysis includes a review of its manufacturing, engineering and purchasing operations, as well as the overall global footprint for all its businesses.

17.    IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews long-lived assets, including property, plant and equipment and other intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analyses in accordance with ASC 360-10-15, "Impairment or Disposal of

Long-Lived Assets." ASC 360-10-15 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on discounted cash flow analysis or appraisals.

In the second, third and fourth quarters of fiscal 2016, the Company concluded it had triggering events requiring assessment of impairment for certain of its long-lived assets in conjunction with its restructuring actions announced in fiscal 2016. As a result, the Company reviewed the long-lived assets for impairment and recorded $103 million of asset impairment charges within restructuring and impairment costs on the consolidated statements of income. Of the total impairment charges, $64 million related to the Power Solutions segment, $24 million related to Corporate assets, $8 million related to the Building Efficiency Products North America segment, $4 million related to the Building Efficiency Asia segment and $3 million related to the Building Efficiency Rest of World segment. In addition, the Company recorded $87 million of asset impairments within discontinued operations related to Adient in fiscal 2016. Refer to Note 16, "Significant Restructuring and Impairment Costs," of the notes to consolidated financial statements for additional information. The impairments were measured, depending on the asset, under either an income approach utilizing forecasted discounted cash flows or a market approach utilizing an appraisal to determine fair values of the impaired assets. These methods are consistent with the methods the Company employed in prior periods to value other long-lived assets. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, "Fair Value Measurement."

In the fourth quarter of fiscal 2015, the Company concluded it had triggering events requiring assessment of impairment for certain of its long-lived assets in conjunction with its announced restructuring actions and the intention to spin-off the Automotive Experience business. As a result, the Company reviewed the long-lived assets for impairment and recorded a $156 million impairment charge within restructuring and impairment costs on the consolidated statements of income. Of the total impairment charge, $139 million related to Corporate assets, $16 million related to the Building Efficiency Rest of World segment, and $1 million related to the Building Efficiency Systems and Service North America segment. In addition, the Company recorded $27 million of asset impairments within discontinued operations related to Adient in fiscal 2015. Refer to Note 16, "Significant Restructuring and Impairment Costs," of the notes to consolidated financial statements for additional information. The impairment was measured, depending on the asset, either under an income approach utilizing forecasted discounted cash flows or a market approach utilizing an appraisal to determine fair values of the impaired assets. These methods are consistent with the methods the Company employed in prior periods to value other long-lived assets. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, "Fair Value Measurement."

In the third and fourth quarters of fiscal 2014, the Company concluded it had triggering events requiring assessment of impairment for certain of its long-lived assets in conjunction with its restructuring actions announced in fiscal 2014. In addition, in the fourth quarter of fiscal 2014, the Company concluded that it had a triggering event requiring assessment of impairment of long-lived assets held by the Building Efficiency Rest of World - Latin America reporting unit due to the impairment of goodwill in the quarter. As a result, the Company reviewed the long-lived assets for impairment and recorded a $39 million impairment charge within restructuring and impairment costs on the consolidated statements of income. Of the total impairment charge, $34 million related to the Building Efficiency Rest of World segment and $5 million related to Corporate assets. In addition, the Company recorded $52 million of asset impairments within discontinued operations related to Adient in fiscal 2014 and $43 million of asset and investment impairments within discontinued operations in the third quarter of fiscal 2014 related to the divestiture of the Automotive Experience Electronics business. Refer to Note 4, "Discontinued Operations," and Note 16, "Significant Restructuring and Impairment Costs," of the notes to consolidated financial statements for additional information. The impairment was measured, depending on the asset, either under an income approach utilizing forecasted discounted cash flows or a market approach utilizing an appraisal to determine fair values of the impaired assets. These methods are consistent with the methods the Company employed in prior periods to value other long-lived assets. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, "Fair Value Measurement."

At September 30, 2016, 2015 and 2014, the Company concluded it did not have any other triggering events requiring assessment of impairment of its long-lived assets. Refer to Note 1, "Summary of Significant Accounting Policies," of the notes to consolidated financial statements for discussion of the Company’s goodwill impairment testing. Refer to Note 7, "Goodwill and Other Intangible Assets," of the notes to consolidated financial statements for further information regarding the goodwill impairment charges recorded in the fourth quarter of fiscal 2014.

18.    INCOME TAXES

The more significant components of the Company’s income tax provision from continuing operations are as follows (in millions):

	Year Ended September 30,
	2016	2015	2014
Tax expense at federal statutory rate	$371	$326	$363
State income taxes, net of federal benefit	(6)	(6)	(5)
Foreign income tax expense at different rates and foreign losses without tax benefits	(122)	(175)	(55)
U.S. tax on foreign income	(194)	39	(233)
Reserve and valuation allowance adjustments	—	(99)	34
U.S. credits and incentives	(14)	(7)	(5)
Impact of transactions	163	—	—
Restructuring and impairment costs	28	—	30
Other	(29)	(7)	(36)
Income tax provision	$197	$71	$93

The U.S. federal statutory tax rate is being used as a comparison since the Company was a U.S. domiciled company in fiscal 2014, 2015 and 11 months of 2016. The effective rate is below the U.S. statutory rate for fiscal 2016 primarily due to the benefits of continuing global tax planning initiatives and foreign tax rate differentials, partially offset by the jurisdictional mix of restructuring and impairment costs, and the tax impacts of the merger and integration related costs. The effective rate is below the U.S. statutory rate for fiscal 2015 primarily due to the benefits of continuing global tax planning initiatives, income in certain non-U.S. jurisdictions with a tax rate lower than the U.S. statutory tax rate and adjustments due to tax audit resolutions. The effective rate is below the U.S. statutory rate for fiscal 2014 primarily due to the benefits of continuing global tax planning initiatives and income in certain non-U.S. jurisdictions with a tax rate lower than the U.S. statutory tax rate partially offset by significant restructuring and impairment costs, and valuation allowance adjustments.

Valuation Allowances

The Company reviews the realizability of its deferred tax asset valuation allowances on a quarterly basis, or whenever events or changes in circumstances indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or consolidated group recording the net deferred tax asset are considered, along with any other positive or negative evidence. Since future financial results may differ from previous estimates, periodic adjustments to the Company’s valuation allowances may be necessary.

As a result of the Tyco Merger in the fourth quarter of fiscal 2016, the Company recorded as part of the acquired liabilities of Tyco $2.4 billion of valuation allowances. Also in the fourth quarter of fiscal 2016, the Company performed an analysis related to the realizability of its worldwide deferred tax assets. As a result, and after considering tax planning initiatives and other positive and negative evidence, the Company determined that no other material changes were needed to its valuation allowances. Therefore, there was no impact to income tax expense due to valuation allowance changes in the three month period or year ended September 30, 2016.

In the fourth quarter of fiscal 2015, the Company performed an analysis related to the realizability of its worldwide deferred tax assets. As a result, and after considering tax planning initiatives and other positive and negative evidence, the Company determined that it was more likely than not that certain deferred tax assets primarily within Spain, Germany, and the United Kingdom would not be realized, and it is more likely than not that certain deferred tax assets of Poland and Germany will be realized. The impact of the net valuation allowance provision offset the benefit of valuation allowance releases and, as such, there was no net impact to income tax expense in the three month period ended September 30, 2015.

In the fourth quarter of fiscal 2014, the Company performed an analysis related to the realizability of its worldwide deferred tax assets. As a result, and after considering tax planning initiatives and other positive and negative evidence, the Company determined that it was more likely than not that deferred tax assets within Italy would not be realized. Therefore, the Company recorded $34 million of net valuation allowances as income tax expense in the three month period ended September 30, 2014.

In the first quarter of fiscal 2014, the Company determined that it was more likely than not that the deferred tax asset associated with a capital loss in Mexico would not be utilized. Therefore, the Company recorded a $21 million valuation allowance as income tax expense.

Uncertain Tax Positions

The Company is subject to income taxes in the U.S. and numerous foreign jurisdictions. Judgment is required in determining its worldwide provision for income taxes and recording the related assets and liabilities. In the ordinary course of the Company’s business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities.

At September 30, 2016, the Company had gross tax effected unrecognized tax benefits for continuing operations of $1,706 million of which $1,604 million, if recognized, would impact the effective tax rate. Total net accrued interest at September 30, 2016 was approximately $55 million (net of tax benefit).

At September 30, 2015, the Company had gross tax effected unrecognized tax benefits for continuing operations of $1,052 million of which $997 million, if recognized, would impact the effective tax rate. Total net accrued interest at September 30, 2015 was approximately $33 million (net of tax benefit).

At September 30, 2014, the Company had gross tax effected unrecognized tax benefits for continuing operations of $1,493 million of which $1,343 million, if recognized, would impact the effective tax rate. Total net accrued interest at September 30, 2014 was approximately $96 million (net of tax benefit).

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

	Year Ended September 30,
	2016	2015	2014
Beginning balance, October 1	$1,052	$1,493	$1,187
Additions for tax positions related to the current year	442	329	315
Additions for tax positions of prior years	15	23	31
Reductions for tax positions of prior years	(66)	(111)	(26)
Settlements with taxing authorities	(104)	(541)	(9)
Statute closings	(30)	(18)	(5)
Audit resolutions	—	(123)	—
Acquisition of business	397	—	—
Ending balance, September 30	$1,706	$1,052	$1,493

During fiscal 2015, the Company settled a significant number of tax examinations in Germany, Mexico and the U.S., impacting fiscal years 1998 to fiscal 2012. The settlement of unrecognized tax benefits included cash payments for approximately $440 million and the loss of various tax attributes. The reduction for tax positions of prior years is substantially related to foreign exchange rates. In the fourth quarter of fiscal 2015, income tax audit resolutions resulted in a net $99 million benefit to income tax expense.

In the U.S., fiscal years 2010 through 2014 are currently under exam by the Internal Revenue Service ("IRS") and 2008 through 2009 are currently under IRS appeals. Additionally, the Company is currently under exam in the following major foreign jurisdictions for continuing operations:

Tax Jurisdiction	Tax Years Covered

Belgium	2011 - 2014
Brazil	2011 - 2012
Canada	2012 - 2015
France	2010 - 2015
Germany	2007 - 2013
Italy	2006, 2011
Korea	2012 - 2015
Mexico	2009 - 2015
Spain	2008 - 2014
United Kingdom	2011 - 2014

It is reasonably possible that certain tax examinations, tax appeals and /or tax litigation will conclude within the next twelve months, of which could be up to a $50 million impact to tax expense.

Other Tax Matters

During fiscal 2016, 2015 and 2014, the Company incurred significant charges for restructuring and impairment costs. Refer to Note 16, "Significant Restructuring and Impairment Costs," of the notes to consolidated financial statements for additional information. A substantial portion of these charges cannot be benefited for tax purposes due to the Company's current tax position in these jurisdictions and the underlying tax basis in the impaired assets, resulting in $28 million and $30 million incremental tax expense in fiscal 2016 and 2014, respectively.

During the fourth quarter of fiscal 2016, the Company completed its merger with Tyco. As a result of that transaction, the Company incurred incremental tax expense of $137 million. In preparation for the spin-off of the Automotive Experience business in the first quarter of fiscal 2017, the Company incurred incremental tax expense for continuing operations of $26 million in fiscal 2016.

As a result of the Tyco Merger in the fourth quarter of fiscal 2016, the Company recorded as part of the acquired liabilities of Tyco $290 million of post sale contingent tax indemnification liabilities within other noncurrent liabilities in the consolidated statements of financial position. The liabilities are recorded at fair value and relate to certain tax related matters borne by the buyer of previously divested subsidiaries of Tyco which Tyco has indemnified certain parties and the amounts are probable of being paid. Of the $290 million recorded as of September 30, 2016, $255 million is related to prior divested businesses and the remainder relates to Tyco’s tax sharing agreements from its 2007 and 2012 spin-off transactions. These are certain guarantees or indemnifications extended among Tyco, Medtronic, TE Connectivity, ADT and Pentair in accordance with the terms of the 2007 and 2012 separation and tax sharing agreements.

During the fourth quarter of fiscal 2014, the Company recorded a discrete tax benefit of $51 million due to change in entity status.

Impacts of Tax Legislation and Change in Statutory Tax Rates

After the fourth quarter of fiscal 2016, on October 13, 2016, the U.S. Treasury and the IRS released final and temporary Section 385 regulations. These regulations address whether certain instruments between related parties are treated as debt or equity. The Company does not expect that the regulations will have a material impact on its consolidated financial statements.

The "look-through rule," under subpart F of the U.S. Internal Revenue Code, expired for the Company on September 30, 2015. The "look-through rule" had provided an exception to the U.S. taxation of certain income generated by foreign subsidiaries. The rule was extended in December 2015 retroactive to the beginning of the Company’s 2016 fiscal year. The retroactive extension was signed into legislation and was made permanent through the Company's 2020 fiscal year.

In the second quarter of fiscal 2015, tax legislation was adopted in Japan which reduced its statutory income tax rate. As a result of the law change, the Company recorded income tax expense of $17 million in the second quarter of fiscal 2015.

As a result of changes to Mexican tax law in the first quarter of fiscal 2014, the Company recorded a benefit to income tax expense of $25 million.

During the fiscal years ended 2016, 2015 and 2014, other tax legislation was adopted in various jurisdictions. These law changes did not have a material impact on the Company's consolidated financial statements.

Continuing Operations

Components of the provision for income taxes on continuing operations were as follows (in millions):

	Year Ended September 30,
	2016	2015	2014
Current
Federal	$169	$(688)	$(90)
State	5	(33)	(2)
Foreign	788	550	397
	962	(171)	305
Deferred
Federal	(321)	410	(137)
State	(15)	(2)	(8)
Foreign	(429)	(166)	(67)
	(765)	242	(212)

Income tax provision	$197	$71	$93

Consolidated U.S. income from continuing operations before income taxes and noncontrolling interests for the fiscal years ended September 30, 2016, 2015 and 2014 was income of $943 million, $418 million and $898 million, respectively. Consolidated foreign income from continuing operations before income taxes and noncontrolling interests for the fiscal years ended September 30, 2016, 2015 and 2014 was income of $119 million, $513 million and $139 million, respectively.

Income taxes paid for continuing and discontinued operations for the fiscal years ended September 30, 2016, 2015 and 2014 were $1,388 million, $1,163 million and $782 million, respectively. At September 30, 2016 and 2015, the Company recorded within the consolidated statements of financial position in other current liabilities approximately $1,505 million and $291 million, respectively, of accrued income tax liabilities for continuing operations.

The Company has not provided U.S. or non-U.S. income taxes on approximately $5.5 billion of outside basis differences of Johnson Controls, Inc. consolidated subsidiaries of the Company. The reduction of the outside basis differences via the sale or liquidation of these consolidated subsidiaries and/or distributions could create taxable income.  The Company has also not provided U.S. or non-U.S. income taxes on additional outside basis differences relating to the Tyco Merger. The Company is currently finalizing the purchase price allocation by legal entity to the assets acquired and liabilities assumed which will be used to calculate the outside basis differences of certain of its consolidated subsidiaries of the Company. This purchase price allocation, by legal entity, will be completed within the measurement period in fiscal 2017. The Company’s intent is to reduce the outside basis differences only when it would be tax efficient. It is not practicable to estimate the amount of unrecognized withholding taxes and deferred tax liability on the outside basis differences.

Deferred taxes were classified in the consolidated statements of financial position as follows (in millions):

	September 30,
	2016	2015
Other noncurrent assets	2,467	1,630
Other noncurrent liabilities	(1,542)	(203)

Net deferred tax asset	$925	$1,427

Temporary differences and carryforwards which gave rise to deferred tax assets and liabilities included (in millions):

	September 30,
	2016	2015
Deferred tax assets
Accrued expenses and reserves	$1,175	$215
Employee and retiree benefits	438	241
Net operating loss and other credit carryforwards	4,483	2,460
Research and development	85	54
Joint ventures and partnerships	49	10
Other	19	12
	6,249	2,992
Valuation allowances	(3,400)	(1,151)
	2,849	1,841
Deferred tax liabilities
Property, plant and equipment	87	125
Intangible assets	1,837	289
	1,924	414

Net deferred tax asset	$925	$1,427

At September 30, 2016, the Company had available net operating loss carryforwards of approximately $14.7 billion, of which $4.4 billion will expire at various dates between 2017 and 2036, and the remainder has an indefinite carryforward period. The Company had available U.S. foreign tax credit carryforwards at September 30, 2016 of $80 million, which will expire at various dates between 2020 and 2024. The valuation allowance, generally, is for loss carryforwards for which realization is uncertain because it is unlikely that the losses will be realized given the lack of sustained profitability and/or limited carryforward periods in certain countries.

As of September 30, 2016, deferred tax assets of approximately $180 million relate to certain operating loss carryforwards resulting from the exercise of employee stock options and restricted stock vestings, the tax benefit of which, when recognized, will be accounted for as a credit to additional paid-in capital rather than a reduction of income tax provision. Such amount has been presented within the tax loss and carryforwards line in the table above.

19.    SEGMENT INFORMATION

During the first quarter of fiscal 2017, the Company determined that the Automotive Experience business met the criteria to be classified as a discontinued operation, which required retrospective application to financial information for all periods presented. Refer to Note 4, "Discontinued Operations," of the notes to consolidated financial statements for further information regarding the Company's discontinued operations.

In the first quarter of fiscal 2017, the Company began evaluating the performance of its business segments primarily on segment EBITA, which represents income from continuing operations before income taxes and noncontrolling interests, excluding general corporate expenses, intangible asset amortization, net financing charges, significant restructuring and impairment costs, and the net mark-to-market adjustments related to pension and postretirement plans. Historical information has been revised to present the comparable periods on a consistent basis.

ASC 280, "Segment Reporting," establishes the standards for reporting information about segments in financial statements. In applying the criteria set forth in ASC 280, the Company has determined that it has six reportable segments for financial reporting purposes. The Company’s six reportable segments are presented in the context of its two primary businesses - Buildings and Power Solutions.

Buildings

Building Efficiency

Building Efficiency designs, produces, markets and installs HVAC and control systems that monitor, automate and integrate critical building segment equipment and conditions including HVAC, fire-safety and security in commercial buildings and in various industrial applications.

•
Systems and Service North America provides products and services to non-residential building and industrial applications in the North American marketplace. The products and services include HVAC and controls systems, energy efficiency solutions and technical services, including inspection, scheduled maintenance, and repair and replacement of mechanical and control systems.

•
Products North America designs and produces heating and air conditioning solutions for residential and light commercial applications, and also markets products and refrigeration systems to the replacement and new construction markets in the North American marketplace. Products North America also includes HVAC products installed for Navy and Marine customers globally.

•
Asia provides HVAC, controls and refrigeration systems and technical services to the Asian marketplace. Asia also includes the Johnson Controls-Hitachi Air Conditioning joint venture, which was formed October 1, 2015.

•	Rest of World provides HVAC, controls and refrigeration systems and technical services to markets in Europe, the Middle East and Latin America.

Tyco

Tyco designs, sells, installs, services and monitors integrated electronic security systems and integrated fire detection and suppression systems for commercial, industrial, retail, small business, institutional and governmental customers. The Tyco business also designs, manufactures and sells fire protection, security and life safety products, including intrusion security, anti-theft devices, breathing apparatus and access control and video management systems, for commercial, industrial, retail, residential, small business, institutional and governmental customers worldwide.

Power Solutions

Power Solutions services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.

Financial information relating to the Company’s reportable segments is as follows (in millions):

	Year Ended September 30,
	2016	2015	2014
Net Sales
Buildings
Building Efficiency
Systems and Service North America	$4,292	$4,184	$4,098
Products North America	2,488	2,450	1,807
Asia	4,830	1,985	2,077
Rest of World	1,766	1,891	2,103
	13,376	10,510	10,085
Tyco	808	—	—
	14,184	10,510	10,085
Power Solutions	6,653	6,590	6,632

Total net sales	$20,837	$17,100	$16,717

	Year Ended September 30,
	2016	2015	2014
Segment EBITA
Buildings
Building Efficiency
Systems and Service North America (1)	$500	$419	$396
Products North America (2)	271	380	279
Asia (3)	541	215	294
Rest of World (4)	55	72	(24)
	1,367	1,086	945
Tyco (5)	60	—	—
	1,427	1,086	945
Power Solutions (6)	1,327	1,241	1,139

Total segment EBITA	$2,754	$2,327	$2,084

Amortization of intangible assets	(116)	(74)	(61)
Corporate expenses (7)	(607)	(417)	(408)
Net financing charges	(289)	(274)	(226)
Restructuring and impairment costs	(288)	(215)	(165)
Net mark-to-market adjustments on pension and postretirement plans	(393)	(416)	(187)

Income from continuing operations before income taxes	$1,061	$931	$1,037

	September 30,
	2016	2015	2014
Assets
Buildings
Building Efficiency
Systems and Service North America	$2,338	$2,332	$2,341
Products North America	4,236	4,193	4,157
Asia	3,668	1,387	1,418
Rest of World	1,416	1,471	1,642
	11,658	9,383	9,558
Tyco (8)	28,097	—	—
	39,755	9,383	9,558
Power Solutions	6,859	6,590	6,888
Assets held for sale	13,186	10,613	12,565
Unallocated	3,379	3,004	3,766

Total	$63,179	$29,590	$32,777

	Year Ended September 30,
	2016	2015	2014
Depreciation/Amortization
Buildings
Building Efficiency
Systems and Service North America	$29	$26	$28
Products North America	111	115	79
Asia	97	24	22
Rest of World	15	16	23
	252	181	152
Tyco	52	—	—
	304	181	152
Power Solutions	238	286	306
Corporate	80	60	55
Discontinued operations	331	333	442

Total	$953	$860	$955

	Year Ended September 30,
	2016	2015	2014
Capital Expenditures
Buildings
Building Efficiency
Systems and Service North America	$13	$17	$24
Products North America	192	130	110
Global Workplace Solutions	—	13	15
Asia	105	26	35
Rest of World	22	31	30
	332	217	214
Tyco	14	—	—
	346	217	214
Automotive Experience
Seating	392	356	376
Interiors	3	99	162
Electronics	—	—	27
	395	455	565
Power Solutions	357	252	294
Corporate	151	211	126

Total	$1,249	$1,135	$1,199

(1)
Building Efficiency - Systems and Service North America segment EBITA for the years ended September 30, 2016, 2015 and 2014 excludes $2 million, $3 million and $12 million, respectively, of restructuring and impairment costs.

(2)
Building Efficiency - Products North America segment EBITA for the years ended September 30, 2016, 2015 and 2014 excludes $9 million, $11 million and $7 million, respectively, of restructuring and impairment costs. For the years ended September 30, 2016, 2015 and 2014, Products North America segment EBITA includes $10 million, $9 million and $7 million, respectively, of equity income.

(3)
Building Efficiency - Asia segment EBITA for the years ended September 30, 2016, 2015 and 2014 excludes $26 million,$11 million and $4 million, respectively, of restructuring and impairment costs. For the years ended September 30, 2016 and 2014, Asia segment EBITA includes $100 million and $21 million, respectively, of equity income.

(4)
Building Efficiency - Rest of World segment EBITA for the years ended September 30, 2016, 2015 and 2014 excludes $16 million, $13 million and $119 million, respectively, of restructuring and impairment costs. For the years ended September 30, 2016, 2015 and 2014, Rest of World segment EBITA includes $15 million, $14 million and $7 million, respectively, of equity income.

(5)
Tyco segment EBITA for the year ended September 30, 2016 excludes $8 million of restructuring and impairment costs. For the year ended September 30, 2016, Tyco segment EBITA includes $1 million of equity income.

(6)
Power Solutions segment EBITA for the years ended September 30, 2016, 2015 and 2014 excludes $66 million, $11 million and $16 million, respectively, of restructuring and impairment costs. For the years ended September 30, 2016, 2015 and 2014, Power Solutions segment EBITA includes $48 million, $57 million and $75 million, respectively, of equity income.

(7)	Corporate expenses for the years ended September 30, 2016, 2015 and 2014 excludes $161 million, $166 million and $7 million, respectively, of restructuring and impairment costs.

(8)
Current year and prior year amounts exclude assets held for sale. Refer to Note 4, "Discontinued Operations," of the notes to consolidated financial statements for further information regarding the Company's disposal groups classified as held for sale.

In fiscal years 2016, 2015 and 2014, no customer exceeded 10% of consolidated net sales.

Geographic Segments

Financial information relating to the Company’s operations by geographic area is as follows (in millions):

	Year Ended September 30,
	2016	2015	2014
Net Sales
United States	$9,633	$8,982	$8,203
Germany	1,430	911	965
Japan	1,805	315	353
Mexico	639	635	663
Other European countries	2,108	2,270	2,592
Other foreign	5,222	3,987	3,941

Total	$20,837	$17,100	$16,717

Long-Lived Assets (Year-end)
United States	$2,880	$2,056	$2,422
Germany	287	304	377
Japan	188	8	3
Mexico	457	368	304
Other European countries	551	280	96
Other foreign	1,269	667	645

Total	$5,632	$3,683	$3,847

Net sales attributed to geographic locations are based on the location of the assets producing the sales. Long-lived assets by geographic location consist of net property, plant and equipment.

20.    NONCONSOLIDATED PARTIALLY-OWNED AFFILIATES

Investments in the net assets of nonconsolidated partially-owned affiliates are stated in the "Investments in partially-owned affiliates" and "noncurrent assets held for sale" lines in the consolidated statements of financial position as of September 30, 2016 and 2015. Equity in the net income of nonconsolidated partially-owned affiliates is stated in the "Equity income" and "income (loss) from discontinued operations, net of tax" lines in the consolidated statements of income for the years ended September 30, 2016, 2015 and 2014.

The following table presents summarized financial data for the Company’s nonconsolidated partially-owned affiliates. The amounts included in the table below represent 100% of the results of operations of such nonconsolidated partially-owned affiliates accounted for under the equity method, including activity relating to discontinued operations.

Summarized balance sheet data as of September 30 is as follows (in millions):

	2016	2015
Current assets	$9,117	$7,083
Noncurrent assets	4,164	3,294
Total assets	$13,281	$10,377

Current liabilities	$7,689	$6,268
Noncurrent liabilities	754	604
Noncontrolling interests	78	20
Shareholders’ equity	4,760	3,485
Total liabilities and shareholders’ equity	$13,281	$10,377

Summarized income statement data for the years ended September 30 is as follows (in millions):

	2016	2015	2014
Net sales	$21,456	$12,922	$10,820
Gross profit	3,119	1,911	1,638
Net income	1,569	890	790
Income attributable to noncontrolling interests	26	10	3
Net income attributable to the entity	1,543	880	787

21.    GUARANTEES

Certain of the Company's subsidiaries at the business segment level have guaranteed the performance of third-parties and provided financial guarantees for uncompleted work and financial commitments. The terms of these guarantees vary with end dates ranging from the current fiscal year through the completion of such transactions and would typically be triggered in the event of nonperformance. Performance under the guarantees, if required, would not have a material effect on the Company's financial position, results of operations or cash flows.

The Company offers warranties to its customers depending upon the specific product and terms of the customer purchase agreement. A typical warranty program requires that the Company replace defective products within a specified time period from the date of sale. The Company records an estimate for future warranty-related costs based on actual historical return rates and other known factors. Based on analysis of return rates and other factors, the Company’s warranty provisions are adjusted as necessary. The Company monitors its warranty activity and adjusts its reserve estimates when it is probable that future warranty costs will be different than those estimates.

The Company’s product warranty liability for continuing operations is recorded in the consolidated statements of financial position in other current liabilities if the warranty is less than one year and in other noncurrent liabilities if the warranty extends longer than one year.

The changes in the carrying amount of the Company’s total product warranty liability for continuing operations, including extended warranties for which deferred revenue is recorded, for the fiscal years ended September 30, 2016 and 2015 were as follows (in millions):

	Year Ended September 30,
	2016	2015
Balance at beginning of period	$288	$299
Accruals for warranties issued during the period	314	274
Accruals from acquisitions and divestitures	83	—
Accruals related to pre-existing warranties (including changes in estimates)	(17)	(5)
Settlements made (in cash or in kind) during the period	(297)	(275)
Currency translation	3	(5)
Balance at end of period	$374	$288

As a result of the Tyco Merger in the fourth quarter of fiscal 2016, the Company recorded as part of the acquired liabilities of Tyco $290 million of post sale contingent tax indemnification liabilities within other noncurrent liabilities in the consolidated statements of financial position. The liabilities are recorded at fair value and relate to certain tax related matters borne by the buyer of previously divested subsidiaries of Tyco which Tyco has indemnified certain parties and the amounts are probable of being paid. Of the $290 million recorded as of September 30, 2016, $255 million is related to prior divested businesses and the remainder relates to Tyco’s tax sharing agreements from its 2007 and 2012 spin-off transactions. These are certain guarantees or indemnifications extended among Tyco, Medtronic, TE Connectivity, ADT and Pentair in accordance with the terms of the 2007 and 2012 separation and tax sharing agreements.

22.    TYCO INTERNATIONAL FINANCE S.A.

Tyco International Finance S.A. ("TIFSA"), a 100% owned subsidiary of the Company, has public debt securities outstanding which are fully and unconditionally guaranteed by Johnson Controls and by Tyco Fire & Security Finance S.C.A. ("TIFSCA"), a wholly owned subsidiary of the Company and parent company TIFSA. The following tables present condensed consolidating financial information for Johnson Controls, TIFSCA, TIFSA and all other subsidiaries. Condensed financial information for the Company, TIFSCA and TIFSA on a stand-alone basis is presented using the equity method of accounting for subsidiaries.

The TIFSA public debt securities were assumed as part of the Tyco acquisition. Therefore, no consolidating financial information for the years ended September 30, 2015 and September 30, 2014 is presented related to the guarantee of the TIFSA public debt securities. Additional information regarding TIFSA and TIFSCA for the fiscal year ended September 25, 2015 and the period ended June 24, 2016 can be found in Tyco's Annual Report on Form 10-K filed with the SEC on November 13, 2015 (as recast in part in Tyco's Current Report on Form 8-K filed with the SEC on March 11, 2016) and Tyco's Quarterly report on Form 10-Q filed with the SEC on July 29, 2016, respectively.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended September 30, 2016
($ in millions)

	Johnson Controls International plc	Tyco Fire & Security Finance SCA	Tyco International Finance S.A.	Other Subsidiaries	Consolidating Adjustments	Total

Net sales	$—	$—	$—	$20,837	$—	$20,837
Cost of sales	—	—	—	15,183	—	15,183

Gross profit	—	—	—	5,654	—	5,654

Selling, general and administrative expenses	(2)	(2)	(1)	(4,185)	—	(4,190)
Restructuring and impairment costs	—	—	—	(288)	—	(288)
Net financing charges	—	—	(6)	(283)	—	(289)
Equity income (loss)	(894)	(1,527)	(313)	174	2,734	174
Intercompany interest and fees	28	—	7	(35)	—	—

Income (loss) from continuing operations before income taxes	(868)	(1,529)	(313)	1,037	2,734	1,061

Income tax provision	—	—	—	197	—	197

Income (loss) from continuing operations	(868)	(1,529)	(313)	840	2,734	864

Loss from discontinued operations, net of tax	—	—	—	(1,516)	—	(1,516)

Net income (loss)	(868)	(1,529)	(313)	(676)	2,734	(652)

Income from continuing operations attributable to noncontrolling interests	—	—	—	132	—	132
Income from discontinued operations attributable to noncontrolling interests	—	—	—	84	—	84

Net income (loss) attributable to Johnson Controls	$(868)	$(1,529)	$(313)	$(892)	$2,734	$(868)

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
For the Year Ended September 30, 2016

(in millions)	Johnson Controls International plc	Tyco Fire & Security Finance SCA	Tyco International Finance S.A.	Other Subsidiaries	Consolidating Adjustments	Total

Net Income (loss)	$(868)	$(1,529)	$(313)	$(676)	$2,734	$(652)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(105)	—	—	(94)	105	(94)
Realized and unrealized gains on derivatives	11	—	—	9	(11)	9
Realized and unrealized losses on marketable common stock	(1)	—	—	(1)	1	(1)
Pension and postretirement plans	(1)	—	—	(1)	1	(1)

Other comprehensive loss	(96)	—	—	(87)	96	(87)

Total comprehensive loss	(964)	(1,529)	(313)	(763)	2,830	(739)

Comprehensive income attributable to noncontrolling interests	—	—	—	225	—	225

Comprehensive loss attributable to Johnson Controls	$(964)	$(1,529)	$(313)	$(988)	$2,830	$(964)

CONDENSED CONSOLIDATING STATEMENT OF FINANCIAL POSITION
For the Year Ended September 30, 2016

(in millions)	Johnson Controls International plc	Tyco Fire & Security Finance SCA	Tyco International Finance S.A.	Other Subsidiaries	Consolidating Adjustments	Total

Assets
Cash and cash equivalents	$11	$—	$244	$324	$—	$579
Accounts receivable, net	—	—	—	6,394	—	6,394
Inventories	—	—	—	2,888	—	2,888
Intercompany receivables	16	—	2	6,188	(6,206)	—
Assets held for sale	—	—	—	5,812	—	5,812
Other current assets	6	—	1	1,429	—	1,436
Current assets	$33	$—	$247	$23,035	$(6,206)	$17,109

Property, plant and equipment - net	—	—	—	5,632	—	5,632
Goodwill	—	—	274	20,750	—	21,024
Other intangible assets - net	—	—	—	7,540	—	7,540
Investments in partially-owned affiliates	—	—	—	990	—	990
Investments in affiliates	12,460	31,405	27,906	—	(71,771)	—
Intercompany loans receivable	18,680	—	13,336	15,631	(47,647)	—
Noncurrent assets held for sale	—	—	—	7,374	—	7,374
Other noncurrent assets	—	—	—	3,510	—	3,510
Total assets	$31,173	$31,405	$41,763	$84,462	$(125,624)	$63,179

Liabilities and Equity
Short-term debt	$—	$—	$—	$1,078	$—	$1,078
Current portion of long-term debt	—	—	—	628	—	628
Accounts payable	1	—	—	3,999	—	4,000
Accrued compensation and benefits	—	—	—	1,333	—	1,333
Liabilities held for sale	—	—	—	4,276	—	4,276
Intercompany payables	3,873	—	2,315	18	(6,206)	—
Other current liabilities	3	2	32	4,979	—	5,016
Current liabilities	3,877	2	2,347	16,311	(6,206)	16,331

Long-term debt	—	—	2,413	8,640	—	11,053
Pension and postretirement benefits	—	—	—	1,550	—	1,550
Intercompany loans payable	3,178	18,680	12,453	13,336	(47,647)	—
Noncurrent liabilities held for sale	—	—	—	3,888	—	3,888
Other noncurrent liabilities	—	—	22	5,011	—	5,033
Long-term liabilities	3,178	18,680	14,888	32,425	(47,647)	21,524

Redeemable noncontrolling interest	—	—	—	234	—	234
Ordinary shares	9	—	—	—	—	9
Ordinary shares held in treasury	(20)	—	—	—	—	(20)
Other shareholders' equity	24,129	12,723	24,528	34,520	(71,771)	24,129
Shareholders’ equity attributable to Johnson Controls	24,118	12,723	24,528	34,520	(71,771)	24,118
Nonredeemable noncontrolling interest	—	—	—	972	—	972
Total equity	24,118	12,723	24,528	35,492	(71,771)	25,090
Total liabilities, redeemable noncontrolling interest and equity	$31,173	$31,405	$41,763	$84,462	$(125,624)	$63,179

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended September 30, 2016

(in millions)	Johnson Controls International plc	Tyco Fire & Security Finance SCA	Tyco International Finance S.A.	Other Subsidiaries	Consolidating Adjustments	Total

Operating Activities
Net cash provided by operating activities	$11	$—	$639	$1,245	$—	$1,895

Investing Activities
Capital expenditures	—	—	—	(1,249)	—	(1,249)
Sale of property, plant and equipment	—	—	—	32	—	32
Acquisition of business, net of cash acquired	—	—	—	353	—	353
Business divestitures	—	—	—	32	—	32
Changes in long-term investments	—	—	57	(105)	—	(48)
Net change in intercompany loans	—	—	10	—	(10)	—
Other	—	—	—	(7)	—	(7)
Net cash provided (used) by investing activities	—	—	67	(944)	(10)	(887)

Financing Activities
Increase (decrease) in short-term debt - net	—	—	(462)	1,018	—	556
Increase in long-term debt	—	—	—	1,501	—	1,501
Repayment of long-term debt	—	—	—	(1,299)	—	(1,299)
Debt financing costs	—	—	—	(45)	—	(45)
Stock repurchases	—	—	—	(501)	—	(501)
Payment of cash dividends	—	—	—	(915)	—	(915)
Proceeds from the exercise of stock options	3	—	—	67	—	70
Net intercompany loan borrowings (repayments)	—	—	—	(10)	10	—
Cash paid to acquire a noncontrolling interest	—	—	—	(2)	—	(2)
Dividends paid to noncontrolling interests	—	—	—	(306)	—	(306)
Other	(3)	—	—	11	—	8
Net cash provided (used) in financing activities	—	—	(462)	(481)	10	(933)
Effect of currency translation on cash	—	—	—	12	—	12
Changes in cash held for sale	—	—	—	(61)	—	(61)
Increase (decrease) in cash and cash equivalents	11	—	244	(229)	—	26
Cash and cash equivalents at beginning of period	—	—	—	553	—	553
Cash and cash equivalents at end of period	$11	$—	$244	$324	$—	$579

23.    COMMITMENTS AND CONTINGENCIES

Environmental Matters

The Company accrues for potential environmental liabilities when it is probable a liability has been incurred and the amount of the liability is reasonably estimable. As of September 30, 2016, reserves for environmental liabilities for continuing operations totaled $51 million, of which $11 million was recorded within other current liabilities and $40 million was recorded within other noncurrent liabilities in the consolidated statements of financial position. Reserves for environmental liabilities for continuing operations totaled $20 million at September 30, 2015. Such potential liabilities accrued by the Company do not take into consideration possible recoveries of future insurance proceeds. They do, however, take into account the likely share other parties will bear at remediation sites. It is difficult to estimate the Company’s ultimate level of liability at many remediation sites due to the large number of other parties that may be involved, the complexity of determining the relative liability among those parties, the uncertainty as to the nature and scope of the investigations and remediation to be conducted, the uncertainty in the application of law and risk assessment, the various choices and costs associated with diverse technologies that may be used in corrective actions at the sites, and the often quite lengthy periods over which eventual remediation may occur. Nevertheless, the Company does not currently believe that any claims, penalties or costs in connection with known environmental matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. In addition, the Company has identified asset retirement obligations for environmental matters that are expected to be addressed at the retirement, disposal, removal or abandonment of existing owned facilities. At September 30, 2016 and 2015, the Company recorded conditional asset retirement obligations of $74 million and $59 million, respectively.

Asbestos Matters

The Company and certain of its subsidiaries, along with numerous other third parties, are named as defendants in personal injury lawsuits based on alleged exposure to asbestos containing materials. These cases have typically involved product liability claims based primarily on allegations of manufacture, sale or distribution of industrial products that either contained asbestos or were used with asbestos containing components.

As of September 30, 2016, the Company's estimated asbestos related net liability for continuing operations recorded on a discounted basis within the Company's consolidated statements of financial position is $148 million. The net liability within the consolidated statements of financial position is comprised of a liability for pending and future claims and related defense costs of $548 million, of which $35 million is recorded in other current liabilities and $513 million is recorded in other noncurrent liabilities. The Company also maintains separate cash, investments and receivables related to insurance recoveries within the consolidated statements of financial position of $400 million, of which $41 million is recorded in other current assets, and $359 million is recorded in other noncurrent assets. Assets include $16 million of cash and $264 million of investments, which have all been designated as restricted. In connection with the recognition of liabilities for asbestos-related matters, the Company records asbestos-related insurance recoveries that are probable; the amount of such recoveries recorded at September 30, 2016 is $120 million. The Company believes that the asbestos related liabilities and insurance related receivables recorded as of September 30, 2016 are appropriate. As of September 30, 2015, the Company's estimated asbestos related net liability recorded on a discounted basis within the Company's consolidated statements of financial position is comprised of a liability for pending and future claims and related defense costs of $136 million and is primarily recorded in other noncurrent liabilities. There were no assets recorded related to the Company's asbestos obligations at September 30, 2015. The assets recorded in fiscal 2016 were as a result of assets acquired as part of the Tyco Merger.

The Company's estimate of the liability and corresponding insurance recovery for pending and future claims and defense costs is based on the Company's historical claim experience, and estimates of the number and resolution cost of potential future claims that may be filed and is discounted to present value from 2069 (which is the Company's reasonable best estimate of the actuarially determined time period through which asbestos-related claims will be filed against Company affiliates). Asbestos related defense costs are included in the asbestos liability. The Company's legal strategy for resolving claims also impacts these estimates. The Company considers various trends and developments in evaluating the period of time (the look-back period) over which historical claim and settlement experience is used to estimate and value claims reasonably projected to be made through 2069. Annually, the Company assesses the sufficiency of its estimated liability for pending and future claims and defense costs by evaluating actual experience regarding claims filed, settled and dismissed, and amounts paid in settlements. In addition to claims and settlement experience, the Company considers additional quantitative and qualitative factors such as changes in legislation, the legal environment, and the Company's defense strategy. The Company also evaluates the recoverability of its insurance receivable on an annual basis. The Company evaluates all of these factors and determines whether a change in the estimate of its liability for pending and future claims and defense costs or insurance receivable is warranted.

The amounts recorded by the Company for asbestos-related liabilities and insurance-related assets are based on the Company's strategies for resolving its asbestos claims, currently available information, and a number of estimates and assumptions. Key variables and assumptions include the number and type of new claims that are filed each year, the average cost of resolution of claims, the identity of defendants, the resolution of coverage issues with insurance carriers, amount of insurance, and the solvency risk with respect to the Company's insurance carriers. Many of these factors are closely linked, such that a change in one variable or assumption will impact one or more of the others, and no single variable or assumption predominately influences the determination of the Company's asbestos-related liabilities and insurance-related assets. Furthermore, predictions with respect to these variables are subject to greater uncertainty in the later portion of the projection period. Other factors that may affect the Company's liability and cash payments for asbestos-related matters include uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, reforms of state or federal tort legislation and the applicability of insurance policies among subsidiaries. As a result, actual liabilities or insurance recoveries could be significantly higher or lower than those recorded if assumptions used in the Company's calculations vary significantly from actual results.

Insurable Liabilities

The Company records liabilities for its workers' compensation, product, general and auto liabilities. The determination of these liabilities and related expenses is dependent on claims experience. For most of these liabilities, claims incurred but not yet reported are estimated by utilizing actuarial valuations based upon historical claims experience. At September 30, 2016 and 2015, the insurable liabilities for continuing operations totaled $422 million and $138 million, respectively, of which $60 million and $19 million was recorded within other current liabilities, $28 million and $12 million was recorded within accrued compensation and benefits, and $334 million and $107 million was recorded within other noncurrent liabilities in the consolidated statements of financial position, respectively. The Company records receivables from third party insurers when recovery has been determined to be probable. The Company maintains captive insurance companies to manage certain of its insurable liabilities.

The Company is involved in various lawsuits, claims and proceedings incident to the operation of its businesses, including those pertaining to product liability, environmental, safety and health, intellectual property, employment, commercial and contractual matters, and various other casualty matters. Although the outcome of litigation cannot be predicted with certainty and some lawsuits, claims or proceedings may be disposed of unfavorably to us, it is management’s opinion that none of these will have a material adverse effect on the Company’s financial position, results of operations or cash flows. Costs related to such matters were not material to the periods presented.

24.    RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company enters into transactions with related parties, such as equity affiliates. Such transactions consist of facility management services, the sale or purchase of goods and other arrangements.

The net sales to and purchases from related parties for continuing operations included in the consolidated statements of income were $879 million and $134 million, respectively, for fiscal 2016; $854 million and $63 million, respectively, for fiscal 2015; and $836 million and $60 million, respectively, for fiscal 2014.

The following table sets forth the amount of accounts receivable due from and payable to related parties for continuing operations in the consolidated statements of financial position (in millions):

	September 30,
	2016	2015

Receivable from related parties	$66	$50
Payable to related parties	11	14

The Company has also provided financial support to certain of its VIE's, see Note 1, "Summary of Significant Accounting Policies," of the notes to consolidated financial statements for additional information.

JOHNSON CONTROLS INTERNATIONAL PLC AND SUBSIDIARIES
SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
(In millions)

Year Ended September 30,	2016	2015	2014

Accounts Receivable - Allowance for Doubtful Accounts
Balance at beginning of period	$70	$64	$56
Provision charged to costs and expenses	45	27	40
Reserve adjustments	(8)	(5)	(8)
Accounts charged off	(25)	(16)	(19)
Acquisition of businesses	91	1	1
Currency translation	—	(1)	(1)
Transfers to held for sale	—	—	(5)
Balance at end of period	$173	$70	$64

Deferred Tax Assets - Valuation Allowance
Balance at beginning of period	$1,151	$1,111	$1,046
Allowance provision for new operating and other loss carryforwards	121	23	121
Allowance provision benefits	(331)	17	(56)
Acquisition of businesses	2,459	—	—
Balance at end of period	$3,400	$1,151	$1,111